Exhibit 4.2

DATE 8 AUGUST 2017

SUPER SENIOR REVOLVING CREDIT FACILITIES AGREEMENT

relating to

MULTI-CURRENCY REVOLVING FACILITIES

provided to

ATENTO LUXCO 1 AND OTHERS

as Original Borrowers

arranged by

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER, GOLDMAN SACHS BANK USA

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Arrangers

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

as Agent

WILMINGTON TRUST (LONDON) LIMITED

as Security Agent

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe

London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

www.kirkland.com

Date              2017

PARTIES

(1)	ATENTO LUXCO 1, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 4 rue Lou Hemmer, L-1748 Luxembourg-Findel, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B170329 (the “Company”);

(2)	THE ENTITIES listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)	THE ENTITIES listed in Part I of Schedule 1 (The Original Parties as original guarantors (the “Original Guarantors”);

(4)	BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER, GOLDMAN SACHS BANK USA and MORGAN STANLEY SENIOR FUNDING, INC. as mandated lead arrangers (whether acting individually the “Arranger” or together, the “Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as original lenders (the “Original Lenders”);

(6)	BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER as the original issuing bank (the “Original Issuing Bank”);

(7)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. as agent of the other Finance Parties (the “Agent”); and

(8)	WILMINGTON TRUST (LONDON) LIMITED as security agent and trustee of the other Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which is rated at least BBB- by S&P or Fitch or at least Baa3 by Moody’s or a comparable rating from an internationally recognized credit rating agency;

(b)	any Finance Party or any Affiliate of a Finance Party; or

(c)	any other bank or financial institution approved by the Agent (acting reasonably).

“Accession Date” means, in relation to an accession of an Additional Facility Lender to this Agreement as a Lender and an Issuing Bank to this Agreement in such capacity, the later of:

(a)	the proposed accession date specified in the applicable Additional Facility Lender Accession Notice or the Issuing Bank Accession Agreement; and

(b)	the date on which the Agent executes the relevant Additional Facility Lender Accession Notice or the Issuing Bank Accession Agreement.

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed) or any other form agreed by the Agent and the Company (in each case acting reasonably).

“Additional Borrower” means a person which becomes a Borrower in accordance with Clause 31 (Changes to the Obligors).

“Additional Facility” means one or more additional facilities made available pursuant to Clause 2.2 (Additional Facility) which are documented under this Agreement including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility.

“Additional Facility Borrower” means:

(a)	an Original Borrower;

(b)	any member of the Group which is specified as a borrower under an Additional Facility in the applicable Additional Facility Notice and which is a Borrower under this Agreement or will accede as an Additional Borrower in accordance with Clause 31 (Changes to the Obligors); or

(c)	any member of the Group which accedes as an Additional Borrower under the relevant Additional Facility in accordance with Clause 31 (Changes to the Obligors),

unless in each case, it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors).

“Additional Facility Commencement Date” means, in respect of an Additional Facility, the date specified as the Additional Facility Commencement Date (being the date when the relevant Additional Facility is available for utilisation) in the relevant Additional Facility Notice relating to that Additional Facility.

“Additional Facility Commitment” means:

(a)	in relation to an Additional Facility Lender, the Base Currency Amount of the amount set out in each Additional Facility Notice signed by that Additional Facility Lender and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the Base Currency Amount of the amount of any Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Additional Facility Lender” means any Lender or other bank, trust, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Facility.

“Additional Facility Lender Accession Notice” means a notice substantially in the form set out in Part I of Schedule 19 (Additional Facility) or any other form agreed between the Agent and the Company (each acting reasonably).

“Additional Facility Loan” means a loan made or to be made under any Additional Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the Additional Facility Commencement Date).

“Additional Facility Notice” means, in respect of an Additional Facility, a notice substantially in the form set out in Part II of Schedule 19 (Additional Facility) (or any other form agreed between the Agent and the Company (each acting reasonably)) delivered by the Company to the Agent in accordance with Clause 2.2 (Additional Facility).

“Additional Facility Utilisation” means an Additional Facility Loan or a Letter of Credit issued or to be issued under an Additional Facility.

“Additional Guarantor” means a person which becomes a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Additional Notes” means any additional notes issued from time to time under the Indenture.

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Affiliate Designation Notice” means a notice substantially in the form set out in Schedule 20 (Form of Affiliate Designation Notice) or any other form agreed between the Agent and the Company (each acting reasonably).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in Madrid or other relevant foreign exchange market at or about 11:00 a.m. local time on a particular day.

“Agreed Certain Funds Obligor” means the Company and any member of the Group designated as an “Agreed Certain Funds Obligor” by the Company and the Lenders under the relevant Facility who have agreed to provide an Agreed Certain Funds Utilisation in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Additional Facility during the Agreed Certain Funds Period).

“Agreed Certain Funds Period” means:

(a)	in respect of any Original Facility which all of the relevant Lenders providing such Original Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Additional Facility during the Agreed Certain Funds Period), the period specified in a notice delivered by the Company and the relevant Lenders providing such Original Facility to the Agent; and

(b)	in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Additional Facility during the Agreed Certain Funds Period), the period specified in the relevant Additional Facility Notice.

“Agreed Certain Funds Utilisation” means:

(a)	in respect of any Original Facility which all of the relevant Lenders providing such Original Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Additional Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under the relevant Original Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Lenders providing such Original Facility; and

(b)	in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Additional Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under such Additional Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Additional Facility Lenders providing such Additional Facility.

“Agreed Security Principles” means the security principles set out in Schedule 12 (Agreed Security Principles).

“Alternate Rate” means:

(a)	the rate for the Certificados de la Tesorería de la Federación for a term of twenty eight (28) or ninety one (91) days published by Banco de México on its official web site (www.banxico.org.mx) (the “Cetes Rate”) plus the difference between the Cetes Rate and TIIE determined immediately prior to the date on which TIIE ceases to be published (if such TIIE is higher); or

(b)

in the event Banco de México does not publish a substitute rate for TIIE or the Cetes Rate, the Costo de Captación a Plazo de Pasivos en Moneda Nacional published by Banco de México on its official web site (www.banxico.org.mx)

(the “CCP Rate”) plus the difference between the CCP Rate and the TIIE determined immediately prior to the date in which the TIIE ceases to be published (if such TIIE is higher).

In the event Banco de México does not publish or ceases to publish, as the case may be, (at the same time) TIIE, the Cetes Rate and the CCP Rate, the Agent (on behalf of the Lenders) shall enter into negotiations (for a period of not more than thirty (30) days) with the Company, in writing and in good faith, to agree an alternative applicable Alternate Rate, provided that:

(i)	as of the date on which TIIE, the Cetes Rate and the CCP Rate cease to be published, as the case may be, and until such date on which any of such rates or an alternate rate for any of such rates is published or republished, or the Agent and the Company agree on an alternate interest rate, the Alternate Rate shall be the interest rate that was applied to the Interest Period immediately preceding the date on which any of such rates or an alternate rate for any such rates ceased to be published;

(ii)	in the event none of such rates (nor an alternate rate for any of such rates) is published during a period of thirty (30) days or more, and the Company and the Agent have not agreed on an alternate interest rate, the applicable interest rate shall be the average of the rates per annum offered by the Reference Banks to banks for inter-bank loans for periods similar to the relevant Interest Period on the first day of the relevant Interest Period or if such day is not a Business Day on the immediately preceding Business Day, which the Agent shall obtain and notify in writing to the Company on the first day of each Interest Period;

(iii)	any interest rate determined pursuant to subparagraphs (i) and (ii) above shall cease to apply as soon as Banco de México publishes or republishes TIIE, the Cetes Rate or the CCP Rate (or any alternate for any of such rates); and

(iv)	in the event the TIIE Rate, Cetes Rate or CCP Rate, shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the relevant Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), in each case as notified by the Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility and does not exceed that Ancillary Lender’s Commitment.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Facility Request” means a notice substantially in the form set out in Part III of Schedule 3 (Requests and Notices) or any other form agreed by the Agent and the Company (in each case acting reasonably).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility, other intra-day exposure facilities (or similar) made available by an Ancillary Lender shall be excluded, unless, in relation to that Ancillary Facility, otherwise agreed between the Company and the relevant Ancillary Lender);

(b)	the principal amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure or equivalent outstanding (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility and in each case as determined by such Ancillary Lender, acting reasonably and in accordance with the relevant Ancillary Document, or (if not provided for in the relevant Ancillary Document), after consultation with the relevant Borrower, in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

For the purposes of this definition:

(i)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used; and

(ii)

in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used.

“Annual Accounting Date” means the annual financial year-end of the Company.

“Annual Financial Statements” means the annual audited financial statements for a Financial Year delivered pursuant to paragraph (a) of Section 1 of Schedule 14 (Information Undertakings) in accordance with the provisions of Clause 25.1 (Information Undertakings).

“Anti-Corruption Laws” means all laws of any jurisdiction applicable to an Obligor from time to time prohibiting bribery or corruption, including, but not limited to, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

“Approved Jurisdiction” means:

(a)	in relation to each Original Facility, Luxembourg, Spain, Mexico and any other jurisdiction approved by the Agent (acting on the instructions of all of the Lenders participating in that Original Facility (each acting reasonably)) and the Company; and

(b)	in relation to an Additional Facility, Luxembourg, Spain, Mexico and any jurisdiction set out in the applicable Additional Facility Notice for that Additional Facility and any other jurisdiction approved by the Agent (acting on the instructions of all of the Lenders participating in the Additional Facility (each acting reasonably)) and the Company.

“Approved List” means the list of lenders and potential lenders agreed by the Company and Arrangers before the Closing Date and held by the Agent (as the same may be amended from time to time pursuant to Clause 29.2 (Conditions of assignment, transfer or sub-participation)).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee and the Company, provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Creditor Representative Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means any firm of independent accountants appointed by the Company as its auditors from time to time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration in each case required by any applicable law or regulation.

“Availability Period” means:

(a)	in relation to each Original Facility, the period from (and including) the Closing Date to (and including) the date falling one (1) Month prior to the Termination Date applicable to that Original Facility; and

(b)	in relation to any Additional Facility, the period specified in the Attached Facility Notice delivered by the Company in accordance with Clause 2.2 (Additional Facility) for that Additional Facility.

“Available Ancillary Commitment” means, in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment (which, in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount, unless, in relation to any Ancillary Commitment, otherwise agreed between the Company and the relevant Ancillary Lender) less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations (including Letters of Credit and L/C Loans) and the Base Currency Amount of the aggregate of its (and its Affiliates) Ancillary Commitments under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and the Base Currency Amount of its (and its Affiliates’) Ancillary Commitment (which, in the case of a Multi-Account Overdraft, for the purposes of this definition, shall be the Designated Net Amount) in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date, provided that for the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Facility:

(i)	that Lender’s (or its Affiliate’s) participation in any Utilisations under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Levy” means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the Finance Act 2011 (as amended), the French taxe bancaire de risque systémique as set out in Article 235 ter ZE of the French Code Général des impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz) (as amended), the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting), the Swedish bank levy as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2008:814) lag om statligt stöd till kreditinstitut), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012) and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 which has been enacted or which has been formally announced as proposed as at the date of this Agreement.

“Bank Surcharge” means United Kingdom corporation tax charged on a banking company pursuant to legislation enacted as set out in clause 17 of and schedule 3 to the Finance (No. 2) Act 2015 and any other surcharge or tax of a similar nature implemented in any other jurisdiction.

“Base Case Model” means the financial model in agreed form relating to the Group delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Base Currency” means:

(a)	in relation to each Original Facility or in relation to any amount where paragraph (b) below is not applicable, US Dollars; and

(b)	in relation to any Additional Facility, as agreed between the Company and the applicable Additional Facility Lenders as set out in the relevant Additional Facility Notice.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement and, in the case of a Letter of Credit, subject to the operation of Clause 6.8 (Revaluation of Letters of Credit) at six-monthly intervals);

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement); and

(c)	in relation to an Additional Facility Commitment, the amount specified as such in the Additional Facility Notice delivered to the Agent by the Company pursuant to Clause 2.2 (Additional Facility) (or, if the amount specified is not denominated in the Base Currency, that amount of the Additional Facility converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Additional Facility Commencement Date for that Additional Facility or, if later, the date the Agent receives the notice of the Additional Facility in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Borrower” means:

(a)	in the case of each Original Facility, an Original Facility Borrower under the relevant Original Facility; and

(b)	in the case of an Additional Facility, an Additional Facility Borrower.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Bankruptcy Law” means Law No. 11,101, of February 9, 2005, as amended.

“Brazilian Civil Code” means Brazilian law No. 10,406 of 10 January 2002.

“Brazilian Civil Procedure Code” means Brazilian law No. 13,105 of 16 March 2015.

“Brazilian Debentures” means the debentures issued by Atento Brasil S.A. in 2012 and due 2019.

“Brazilian Guarantor” means a Guarantor incorporated under the laws of Brazil.

“Brazilian Obligor” means an Obligor incorporated in Brazil.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank or, in relation to any Mexican Lender, a Mexican Leading Bank, in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Madrid, Mexico City, London, Luxembourg and New York, and:

(a)	(in relation to any date for payment or purchase of euro) any TARGET day; and

(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.

“Capitalized Lease Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Cash Equivalents” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Centre of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of the Regulation.

“Change of Control” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Charged Property” means all of the assets of the Obligors and the Parent which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Default” means an Event of Default other than an Event of Default referred to in paragraphs (a), (d) or (e) of Section 1 of Schedule 16 (Events of Default) as it relates to non-payment/insolvency.

“Clean-Up Representation” means any of the representations and warranties made under Clause 24 (Representations).

“Clean-Up Undertaking” means any of the undertakings specified in Clause 25 (Information Undertakings) to Clause 27 (General Undertakings).

“Closing Date” means the date on which the Notes (other than any Additionl Notes) are issued.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means an Original Facility Commitment or an Additional Facility Commitment.

“Company Permitted Debt” has the meaning given to that term in Schedule 15 (General Undertakings).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 18 (Form of Compliance Certificate) or such other form as agreed by the Agent and the Company.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Initial Investors, the businesses and activities of any of the foregoing entities, the Finance Documents, the Transaction Documents, or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	the Initial Investors, the Company, any member of the Group, any Investor Affiliate or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Company, any member of the Group, any Investor Affiliate or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party or any of its Affiliates of Clause 42 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by the Company, any member of the Group, any Investor Affiliate or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Company or the Group, any Investor Affiliate and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Company and the Agent which, in each case, is addressed to, or capable of being relied upon by, the Company without requiring its signature by virtue of reliance on the Third Parties Act and is not capable of being materially amended without the Company’s prior written consent.

“Consolidated EBITDA” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Consolidated First Lien Secured Leverage Ratio” has the meaning given to that term in Schedule 17 (New York Law Definitions) calculated with an adjustment to the calculation of Consolidated First Lien Secured Leverage Ratio so that the aggregate amount of all cash and Cash Equivalents held by any member of the Group which can be freely applied to discharge the obligations of members of the Group with respect to any Indebtedness incurred shall be deducted from the aggregate outstanding Indebtedness of the Group for the purposes of determining the Consolidated First Lien Secured Leverage Ratio.

“Consolidated Net Leverage” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Covered Jurisdictions” has the meaning given to that term in paragraph 1(b) of Schedule 12 (Agreed Security Principles)

“Credit Facilities Basket” means the basket available for incurring Indebtedness under and in accordance with the provisions of paragraph (b)(i) of Section 1 of Schedule 15 (General Undertakings).

“Cure Amount” has the meaning given to that term in paragraph (a) of Clause 26.4 (Equity Cure)

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means an Event of Default has occurred and is continuing and in respect of which the Agent has served a notice on the Company in accordance with the provisions of Clause 28.6 (Acceleration) for the immediate repayment and cancellation of all or any part of a Facility (and the notice in relation to such demand for immediate repayment has not been withdrawn, cancelled or otherwise ceased to have effect).

“Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) including those listed in Schedule 16 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that for the avoidance of doubt any such event or circumstance which requires any determination as to materiality to be made before it may become an Event of Default shall not be a Default until such determination is made.

“Defaulting Lender” means any Lender (other than a Lender which is an Investor Affiliate):

(a)

which has failed to make its participation in a Loan available or has notified the Agent or the Company that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation), other than as a result of the occurrence and continuance of an Event of Default or the failure by the Borrower to satisfy any conditions precedent for the relevant Utilisation (that have not been waived), or has failed to provide cash collateral (or has notified the relevant Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document other than as a direct result of a breach of any of the terms of a Finance Document by any Obligor or as mandated by law; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Gross Amount” has the meaning given to that term in paragraph (b)(i)(E) of Clause 9.2 (Availability).

“Designated Net Amount” has the meaning given to that term in paragraph (b)(i)(E) of Clause 9.2 (Availability).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Draw Stop Threshold” has the meaning given to that term in the definition of Financial Covenant Draw Stop Event.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan and, if that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default) and Schedule 16 (Events of Default).

“Excluded Swap Obligation” has the meaning given to that term in the Intercreditor Agreement.

“Exclusion Date” has the meaning given to that term in Clause 41.6 (Non-Responding Lender (“Snooze you lose”)).

“Existing Debt” means certain outstanding indebtedness of the Group existing immediately prior to the Closing Date under certain existing debt financings, notes and hedging agreements which are to be refinanced and terminated pursuant to the Transaction.

“Existing Lender” has the meaning given to that term in Clause 29.1 (Assignments and transfers by the Lenders).

“Existing Security Documents” means the following security documents existing immediately prior to the Closing Date for the benefit of the creditors of certain of the Group’s Existing Debt:

(a)	each share pledge entered into by the chargor named therein in favour of Citibank, N.A. London Branch as collateral agent for itself and on behalf of certain secured parties, over the shares in each member of the Group listed in Schedule 11 (Material Companies);

(b)	the Mexican law bank account pledge dated 29 April 2013, entered into by, inter alios, Atento México Holdco, S. de R.L. de C.V. (previously known as Atento Mexicana, S.A. de C.V.) in favour of Citibank, N.A. London Branch as collateral agent for itself and on behalf of certain secured parties, with respect to its bank accounts set out therein;

(c)	the Mexican law bank account pledge dated 29 April 2013, entered into by, inter alios, Atento Servicios, S.A. de C.V. in favour of Citibank, N.A. London Branch as collateral agent for itself and on behalf of certain secured parties, with respect to its bank accounts set out therein; and

(d)	the Spanish law bank account pledge dated 29 April 2013, entered into by, inter alios, Atento Teleservicios España, S.A.U. in favour of Citibank, N.A. London Branch as collateral agent for itself and on behalf of certain secured parties, with respect to its bank accounts set out therein.

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means each Original Facility or an Additional Facility.

“Facility Office” means the office or offices notified by a Finance Party to the Agent in writing on or before the date it becomes a Finance Party (or, following that date, by not less than five (5) Business Days written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	the fee letter dated 20 July 2017 between the Arrangers and the Company (as amended from time to time);

(b)	any letter or letters entered into by reference to this Agreement between one or more Finance Parties and a member of the Group setting out the fees payable in relation to the Facility including, without limitation, any of the fees referred to in Clause 2.2 (Additional Facility), Clause 2.3 (Increase) or Clause 17 (Fees); and

(c)	any agreement setting out fees payable to a Finance Party referred to in paragraph (o) of Clause 2.2 (Additional Facility), paragraph (e) of Clause 2.3 (Increase), Clause 17.3 (Agency and Security Agent fee) or Clause 17.5 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under or in relation to any other Finance Document.

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Fee Letter, any Intercreditor Accession Deed, the Intercreditor Agreement, any Compliance Certificate, any Resignation Letter, any Transaction Security Document, any Utilisation Request, each Additional Facility Notice and Additional Facility Lender Accession Notice, each Increase Confirmation and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arrangers, the Security Agent, a Lender, any Issuing Bank or any Ancillary Lender.

“Financial Covenant Draw Stop Event” has occurred if the Company has delivered a Compliance Certificate demonstrating that the Drawn Super Senior Leverage Ratio set out in paragraph (a) of Clause 26.2 (Financial Condition - Drawn Super Senior Leverage Ratio) (the “Draw Stop Threshold”) has been exceeded and shall continue until the Company has delivered a Compliance Certificate for a subsequent Test Date demonstrating that the Drawn Super Senior Leverage Ratio is below the Draw Stop Threshold.

“Financial Quarter” means each period of three (3) Months ending on or about the last day of each Quarter Date.

“Financial Statements” means the Annual Financial Statements or Quarterly Financial Statements.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Fitch” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Fixed Charge Coverage Ratio” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Funds Flow Statement” means a funds flow statement delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Group” means the Company and each of its Restricted Subsidiaries from time to time.

“Guarantor” means;

(a)	for the purposes of Clauses 1.10 (Luxembourg Terms), 2.5 (Obligors’ Agent), 18 (Tax Gross-Up and Indemnities), 20 (Other Indemnities), 23 (Guarantee and Indemnity), 29.14 (Luxembourg Provisions), 34 (Sharing among the Lenders) to 45 (Enforcement) (inclusive) and Schedule 12 (Agreed Security Principles) only, an Original Guarantor or an Additional Guarantor; and

(b)	for the purposes of any other provision of the Finance Documents, an Original Guarantor (other than each Holdco Guarantor) or an Additional Guarantor,

unless, in each case, it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Holdco” means Atento S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 4 rue Lou Hemmer, L-1748 Luxembourg-Findel, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B185761.

“Holdco Guarantor” means Holdco or the Parent.

“Holding Company” means, in relation to any person, any other company, body corporate or other entity in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation) or any other form agreed between the Agent and the Company (in each case acting reasonably).

“Increase Lender” has the meaning given to that term in Clause 2.3 (Increase).

“Increased Costs Lender” means a Lender or an Issuing Bank to whom any Obligor becomes obligated to any amount pursuant to Clause 11.1 (Illegality), Clause 16.2 (Market disruption), Clause 18 (Tax Gross-Up and Indemnities) or Clause 19 (Increased Costs).

“Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Indenture” means the senior secured notes indenture to be entered into between the Company as issuer and the Notes Trustee relating to the terms of the issue of the Notes.

“Independent Debt Fund” means a trust, fund, entity or other person (including, without limitation, funds managed or advised by Bain Capital Credit, LLC, and their Affiliates) established primarily for the purpose of making, purchasing or investing in loans or debt securities and which has not been set up solely to make a Debt Purchase Transaction and which is managed or controlled independently (and where customary information barriers are in place) from trusts, funds, partnerships, entities or other persons managed or controlled by the Initial Investors which have an ownership interest in the Group.

“Industry Competitor” means any person or entity (or any of its Affiliates) which is a trade competitor of a member of the Group and any controlling shareholder of a trade competitor of a member of the Group, provided that this shall not include any person or entity (or any of its Affiliates) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt.

“Initial Investors” means (a) the Sponsor, (b) funds managed and/or advised by the Sponsor and/or (c) investors designated or appointed by the Sponsor as co-investors to the extent that any direct or indirect voting rights of such co-investor in respect of any member of the Group and the Company are, directly or indirectly, exercisable by such Sponsor (or funds managed and/or advised by the Sponsor).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made by, a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intercreditor Accession Deed” has the meaning given to such term in Part II of Schedule 2 (Conditions Precedent).

“Intercreditor Agreement” means the intercreditor agreement dated on or after the date of this Agreement between, among others, the Lenders, the Obligors, the Holdco Guarantors, the Security Agent, the Agent and the Notes Trustee.

“Intercreditor Class” means, in respect of any Indebtedness permitted under this Agreement which is subject to the terms of the Intercreditor Agreement, the applicable intercreditor ranking that applies to such Indebtedness by reference to the Intercreditor Agreement in effect at such time.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest).

“Investor Affiliate” means each Initial Investor and its respective Affiliates, any trust of which an Initial Investor or any of its Affiliates is a trustee, any partnership of which an Initial Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the (direct or indirect) control of, an Initial Investor or Initial Investors or any of their Affiliates provided that no Independent Debt Fund or member of the Group shall constitute an Investor Affiliate.

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Issuing Bank” means the Original Issuing Bank and any Lender which has notified the Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Issuing Bank Accession Agreement” means an agreement substantially in the form set out in Schedule 8 (Form of Issuing Bank Accession Agreement) or any other form agreed by the Agent and the relevant Issuing Bank (in each case acting reasonably).

“L/C Loan” is defined in paragraph (c) of Clause 7.2 (Claims under a Letter of Credit).

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, pre-insolvency proceedings (including, as refers to Spanish Obligors, transactions that may derive from articles 5 bis, 71 and 71 bis, as well as Additional Provision 4 of the Spanish Insolvency Law), court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)	the time barring of claims under the Limitation Acts or applicable statutes of limitation under any applicable laws of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence and similar principles or limitations under the laws of any applicable jurisdiction;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over :

(i)	any asset not beneficially owned by the relevant charging company at the date of the relevant security document; or

(ii)	any contract or agreement which is subject to a prohibition on transfer, assignment or charging,

may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;

(h)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(i)	the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment;

(j)	the principle that a Spanish court may not grant an order for specific performance with respect to contractual obligations other than payment obligations;

(k)	the principle that provisions limiting or excluding liability are only effective under Spanish law to the extent that they do not cover gross negligence or wilful misconduct, and that penalty clauses are subject to the general provisions of Spanish law;

(l)	as regards any Spanish Obligor or any Spanish entity providing any Transaction Security: (i) the prohibitions of financial assistance which are set forth in articles 143, 149 and 150 of the Spanish Companies Law (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital) or any other legal provision that may substitute such articles in the future; and (ii) any applicable provisions that may limit, restrict or impede from time to time the granting of guarantees and/or Security by an Spanish entity to secure the obligations of its parent company;

(m)	the benefits and enforceability limitations and requirements afforded to, or to restrict, Mexican Obligors under Mexican Law;

(n)	the benefits and enforceability limitations and requirements afforded to or to restrict, Brazilian Obligors under Brazilian law;

(o)	similar principles, rights and defences under the laws of any jurisdiction in which the relevant obligation may have to be performed; or

(p)	any other matters which are set out as qualifications or reservations (howsoever described) as to matters of law of general application in the Legal Opinions including, financial assistance or capital protection concerns in relation to the Transaction Documents reflected in the Legal Opinions.

“Lender” means:

(a)	any Original Lender;

(b)	any Additional Facility Lender; and

(c)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.3 (Increase) or Clause 29 (Changes to the Lenders),

which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement and provided that (among other things as provided by this Agreement) upon (i) termination in full of all Commitments of any Lender in relation to a Facility and (ii) payment in full of all amounts which then are due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with.

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by the relevant Borrower (or the Company on its behalf) and agreed by the relevant Issuing Bank; or

(b)	any guarantee, indemnity, documentary credit, performance bond or other instrument in a form requested by the relevant Borrower (or the Company on its behalf) and agreed by the relevant Issuing Bank.

“LIBOR” means, in relation to any Loan (other than a Loan denominated in EUR):

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if it is not possible to calculate an Interpolated Screen Rate for that Loan, the Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan and a period comparable to the Interest Period of that Loan, and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under a Facility (including an Additional Facility Loan and/or an Original Facility Loan) or the principal amount outstanding for the time being of that loan.

“Loan to Own/Distressed Investor” means any person whose principal business or material activity is in investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of owning the equity or gaining control of a business (directly or indirectly) provided that:

(a)	any Affiliates of such persons which are deposit-taking financial institutions authorised by a financial services regulator to carry out the business of banking and which have a long-term credit rating of BBB+ or higher by S&P or Fitch or Baa1 or higher by Moody’s which are managed and controlled independently where any information made available under the Finance Documents is not disclosed or otherwise made available to other Affiliates; and

(b)	any Original Lenders,

shall not, in each case, be a Loan to Own/Distressed Investor.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Obligor” means any Obligor whose registered office and/or place of central administration is in Luxembourg or whose Centre of Main Interests is in Luxembourg.

“Major Default” means with respect to any Permitted Acquisition, the Agreed Certain Funds Obligor(s) (and excluding any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group or the target entity and its Subsidiaries) in relation to any Event of Default that has occurred and is continuing in relation to:

(a)	paragraph (a) of Section 1 of Schedule 16 (Events of Default);

(b)	paragraph (b) of Section 1 of Schedule 16 (Events of Default) but only to the extent it consists of a breach of any of the other Major Undertakings in any material respect;

(c)	Clause 28.2 (Misrepresentation) but only to the extent it consists of a breach of any of the Major Representations in any material respect; or

(d)	paragraphs (d) and (e) of Section 1 of Schedule 16 (Events of Default).

“Major Representation” means with respect to any Permitted Acquisition, the Agreed Certain Funds Obligor(s) (and excluding any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group or the target entity and its subsidiaries) in relation to a representation and warranty under Clauses 24.2 (Status) to 24.6 (Validity and admissibility in evidence).

“Major Undertaking” means with respect to any Permitted Acquisition, the Agreed Certain Funds Obligor(s) (and excluding any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group or the target entity and its subsidiaries) in relation to any undertaking set out in:

(a)	Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings);

(b)	Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings);

(c)	Section 3 (Limitation on Liens) of Schedule 15 (General Undertakings);

(d)	Section 6 (Limitation on Affiliate Transactions) of Schedule 15 (General Undertakings); and

(e)	Section 8 (Merger and Consolidation) of Schedule 15 (General Undertakings).

“Majority Lenders” means at any time subject to Clause 41.6 (Non-Responding Lender (“Snooze you lose”)) and Clause 41.8 (Disenfranchisement of Defaulting Lenders):

(a)	in the context of a proposed amendment or waiver in relation to a proposed Utilisation of an Original Facility of any of the conditions to funding set out in Clause 4.2 (Further conditions precedent), an Original Lender or Original Lenders whose Original Facility Commitments in respect of that Original Facility aggregate more than fifty (50) per cent. of the Total Original Facility 1 Commitments or Total Original Facility 2 Commitments (as applicable) (or, if the Total Original Facility 1 Commitments or Total Original Facility 2 Commitments (as applicable) have been reduced to zero, aggregated more than fifty (50) per cent. of the Total Original Facility 1 Commitments or Total Original Facility 2 Commitments (as applicable) immediately prior to that reduction);

(b)	in the context of a proposed amendment or waiver in relation to a proposed Utilisation of an Additional Facility of any of the conditions to funding set out in Clause 4.2 (Further conditions precedent), an Additional Lender or Additional Lenders whose Additional Facility Commitments in that Additional Facility aggregate more than fifty (50) per cent. of the Additional Facility Commitments in that Additional Facility (or if such Additional Facility Commitments in that Additional Facility have been reduced to zero, aggregated more than fifty (50) per cent. of the Additional Facility Commitments for that Additional Facility immediately prior to that reduction); and

(c)	otherwise a Lender or Lenders whose Commitments aggregate more than fifty (50) per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than fifty (50) per cent. of the Total Commitments immediately prior to that reduction) (and for this purpose the amount of an Ancillary Lender’s Commitments under a Facility shall not be reduced by the amount of its Ancillary Commitment).

“Margin” means:

(a)	in relation to any Original Facility Loan or Unpaid Sum, 4.25 per cent. per annum; and

(b)	in relation to any Additional Facility Loan, the percentage rate per annum specified by the Company (or the relevant Additional Facility Borrower) in the relevant Additional Facility Notice;

but if:

(i)	no Event of Default has occurred and is continuing;

(ii)	a period of at least three (3) Months has expired since the Closing Date; and

(iii)	the Consolidated First Lien Secured Leverage Ratio in respect of the most recently completed Margin Calculation Period (as shown by the relevant Compliance Certificate delivered by the Company to the Agent) is within a range set out below, then the Margin for each Loan:

(A)	under each Original Facility will be the percentage per annum set out below in the column opposite that range (with no limits on the reduction or increase to be effected on any single reset date):

Consolidated First Lien Secured Leverage Ratio	Margin (per cent. per annum)
Greater than 1.50:1	4.25%
Equal to or less than 1.50:1 but greater than 1.00:1	4.00%
Equal to or less than 1.00:1	3.75%

(B)	under an Additional Facility will be the percentage per annum agreed with the Additional Facility Lenders and as indicated for that range in the Additional Facility Notice for those Additional Facility Commitments.

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is three (3) Business Days from the date of receipt by the Agent of the Compliance Certificate (and the related Financial Statements which are required by this Agreement to be delivered) for that Margin Calculation Period pursuant to Clause 25.2 (Provision and contents of Compliance Certificate);

(ii)	if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced or increased Margin, then the provisions of Clause 14.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above (or the table set out in the applicable Additional Facility Notice for the relevant Additional Facility) and the revised Consolidated First Lien Secured Leverage Ratio calculated using the figures in the Compliance Certificate applicable to such Annual Financial Statements;

(iii)	if, pursuant to paragraph (ii), any amount of Margin has been underpaid, the Company shall promptly pay or procure payment to the Agent of an amount necessary to put the Lenders (but only in respect of the Lenders participating in the relevant Loans both at the time to which the adjustments relate and the time when the adjustments are actually made) in the position they would have been in had the appropriate Margin been applied and any monies received or recovered as a result of such adjustment to the Margin pursuant to paragraph (ii) shall be reimbursed on a pro rata basis amongst the Lenders participating under the relevant Loans as at the date of such receipt or recovery;

(iv)	if, pursuant to paragraph (ii), an amount of Margin has been overpaid, such overpaid amount shall be off-set against the next following interest payments to be made under Clause 14.2 (Payment of interest) with such interest payments being reduced accordingly (but only in respect of the Lenders participating in the relevant Loans both at the time to which the adjustments relate and the time when the adjustments are actually made) to put the Borrowers in the position they would have been in had the appropriate Margin been applied; and

(v)	while an Event of Default has occurred and is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Additional Facility, the highest percentage rate per annum set out in the applicable Additional Facility Notice for the relevant Additional Facility Commitments). Once that Event of Default has been remedied or waived, the Margin for each outstanding Loan at that time will be re-calculated on the basis of the most recently delivered Compliance Certificate and the terms of this definition of “Margin” shall apply (on the assumption that on the date of the most recently delivered Compliance Certificate, no Event of Default had occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver.

“Margin Calculation Period” means each period of twelve (12) Months ending on the last day of the Financial Year and each period of twelve (12) Months ending on the last day of each Financial Quarter.

“Material Adverse Effect” means any event or circumstance which, in each case, after taking into account all mitigating factors or circumstances including, any warranty, indemnity or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment:

(a)	has a material adverse effect on:

(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

(ii)	the ability of the Group (taken as a whole) to perform its payment obligations under the Finance Documents; or

(b)	subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of any of the Finance Documents to an extent which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole and, if capable of remedy, is not remedied within twenty (20) Business Days of the earlier of (i) the Company becoming aware of the issue and (ii) the giving of written notice of the issue by the Agent.

“Material Company” means, at any time:

(a)	each Original Obligor (other than each Holdco Guarantor);

(b)	each Subsidiary of the Company which is listed in Schedule 11 (Material Companies) provided that each such Subsidiary will only continue to be a Material Company to the extent it meets the condition in (c) below; and

(c)	each member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) representing five (5) per cent. or more of Consolidated EBITDA as determined by reference to the most recent Compliance Certificate supplied by the Company in respect of the latest Annual Financial Statements delivered to the Agent provided that, any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation. A report by the Auditors of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Mexican Leading Banks” means, jointly, Banco Nacional de México, S.A., Institución de Banca Múltiple, Integrante del Grupo Financiero Banamex, HSBC México, S.A. Institución de Banca Múltiple, Grupo Financiero HSBC, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer.

“Mexican Lender” means any Lender the Facility Office of which is located in Mexico.

“Mexico” means the “Estados Unidos Mexicanos”, United Mexican States.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (b) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” has the meaning given to that term in Schedule 15 (General Undertakings).

“New Equity” means the proceeds of a subscription for shares in, or contribution to, the capital of the Company.

“New Lender” has the meaning given to that term in Clause 29 (Changes to the Lenders).

“New Shareholder Injections” means the aggregate amount of New Equity and/or Subordinated Shareholder Liabilities.

“Non-Acceptable L/C Lender” means a Lender (other than an Original Lender) which:

(a)	is not an Acceptable Bank within the meaning of paragraphs (a) or (b) of the definition of “Acceptable Bank” (other than a Lender which each relevant Issuing Bank has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender or an Insolvency Event has occurred in respect of a Holding Company of such Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at sub-paragraphs (i) and (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” means any Lender which does not agree to (or fails to accept or reject a request for) a consent to a departure from, or waiver or amendment of, any provision of the Finance Documents which has been requested by the Company directly or through the Agent where the requested consent, waiver or amendment is one which requires either unanimous, Super Majority Lender, or Lenders forming part of an affected class (as applicable) consent pursuant to this Agreement and has been approved by the Majority Lenders or a majority of the required Lenders being part of an affected class of Lenders or is a Structural Change.

“Non-Funding Lender” means any Lender which:

(a)	has refused or failed to participate in an Utilisation it is obliged to make under this Agreement; and/or

(b)	has given notice to the Company or the Agent that it will not make, or has disaffirmed or repudiated an obligation to participate in, any Utilisation it is obliged to make under this Agreement; and/or

(c)	has otherwise rescinded or repudiated a Finance Document or any term of the Finance Documents; and/or

(d)	is otherwise a Defaulting Lender.

“Notes” means the aggregate principal amount of 6.125% senior secured notes due 2022 and any Additional Notes issued from time to time under the Indenture.

“Note Documents” means the Notes Purchase Agreement, the Indenture, the Notes, the Intercreditor Agreement, any Notes Guarantee (as defined in the Indenture) and the Transaction Security Documents.

“Notes Purchase Agreement” means the notes purchase agreement dated on or around the date of this Agreement in connection with the acquisition of the Notes on the Closing Date by the initial purchasers party thereto.

“Notes Trustee” means Wilmington Trust, National Association or any successor trustee appointed in accordance with the Indenture.

“Obligor” means a Borrower or a Guarantor. For the avoidance of doubt, the Holdco Guarantors will only be an Obligor for the purposes of the provisions specified in paragraph (a) of the definition of Guarantor (and each related definition) and not for any other purposes.

“Obligors’ Agent” means the Company or such other person, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Offering Memorandum” means the offering memorandum for the Notes.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Facility” means the Original Facility 1 and/or the Original Facility 2.

“Original Facility Borrower” means an Original Facility 1 Borrower or an Original Facilities 2 Borrower.

“Original Facility 1 Borrower” means an Original Borrower or any member of the Group which accedes as an Additional Borrower under the Original Facility 1 in accordance with Clause 31 (Changes to the Obligors), unless it has ceased to be an Original Facility 1 Borrower in accordance with Clause 31 (Changes to the Obligors).

“Original Facility 2 Borrower” means an Original Borrower or any member of the Group which accedes as an Additional Borrower under the Original Facility 2 in accordance with Clause 31 (Changes to the Obligors), unless it has ceased to be an Original Facility 2 Borrower in accordance with 31 (Changes to the Obligors).

“Original Facility Commitment” means the Original Facility 1 Commitment and the Original Facility 2 Commitment.

“Original Facility Loan” means an Original Facility 1 Loan or an Original Facility 2 Loan.

“Original Facility Utilisation” means an Original Facility 1 Utilisation or an Original Facility 2 Utilisation.

“Original Facility 1” means the multicurrency revolving credit facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Original Facilities), all or any part of which may be designated as Ancillary Facilities in accordance with Clause 9 (Ancillary Facilities).

“Original Facility 1 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment – Original Facility 1 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Original Facility 1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Original Facility 1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Original Facility 1 Loan” means a loan made or to be made under the Original Facility 1 or the principal amount outstanding for the time being of that loan.

“Original Facility 1 Utilisation” means an Original Facility 1 Loan or a Letter of Credit issued or to be issued under the Original Facility 1.

“Original Facility 2” means the multicurrency revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Original Facilities), all or any part of which may be designated as Ancillary Facilities in accordance with Clause 9 (Ancillary Facilities).

“Original Facility 2 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment – Original Facility 2 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Original Facility 2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Original Facility 2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Original Facility 2 Loan” means a loan made or to be made under the Original Facility 2 or the principal amount outstanding for the time being of that loan.

“Original Facility 2 Utilisation” means an Original Facility 2 Loan or a Letter of Credit issued or to be issued under the Original Facility.

“Original Financial Statements” means the audited consolidated financial statements of the Company for its Financial Year ended 31 December 2016.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Parent” means Atalaya Luxco Midco, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 4 rue Lou Hemmer, L-1748 Luxembourg-Findel, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B173142;

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, recording in share registers, stampings, certified translations, execution of Spanish public documents, notarisations, notations in stock registries legalisation by consular authorities and/or other actions and steps required to be made in any Relevant Jurisdiction in order to perfect or in order to achieve the relevant priority of the Transaction Security Documents and/or the Security created thereunder.

“Permitted Acquisition” means any acquisition or investment not prohibited by (or otherwise approved under) the terms of this Agreement.

“Permitted Debt” has the meaning given to that term in Schedule 15 (General Undertakings).

“Permitted Financing” means any Additional Facility or any existing, additional, supplemental or new financing arrangement permitted to be incurred under the terms of this Agreement (including by way of refinancing, replacement, exchange, set-off, discharge or increase of any such Additional Facility or existing additional, supplemental or new financing arrangement).

“Permitted Liens” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Permitted Reorganisation” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving a member of the Group (a “Reorganisation”) that is made on a solvent basis provided that:

(a)	any payments or assets distributed in connection with such Reorganisation remain within the Group; and

(b)	if any shares or other assets are subject to Transaction Security, equivalent Transaction Security must be granted over such shares or assets of the recipient.

“Permitted Structural Adjustment” means:

(a)	any increase in a Facility pursuant to Clause 2.2 (Additional Facility) or Clause 2.3 (Increase);

(b)	any Structural Change which has received the necessary approvals under paragraph (b) of Clause 41.4 (Structural Change); or

(c)	any amendment, waiver, consent or release of a Finance Document made in accordance with (or required to implement or effect the provisions of) Clause 2.2 (Additional Facility) or Clause 2.3 (Increase), Clause 41.7 (Replacement of Lender), Clause 41.9 (Implementation of Additional Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees) and clause 17 (New Debt Financings) of the Intercreditor Agreement.

“Permitted Transaction” means:

(a)	the Transaction;

(b)	any step, circumstance, payment or transaction contemplated by or relating to the Transaction Documents, the Funds Flow Statement, the Structure Memorandum (other than any exit steps described therein) and any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions described in each such document shall be regarded as a Permitted Transaction;

(c)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(d)	any step, circumstance or transaction permitted or contemplated by any Major Undertaking (which, for the avoidance of doubt, in each case will thereby be a “Permitted Transaction” for all Major Undertakings;

(e)	any transfer of the shares in, or issue of shares by, the Company or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure set out in the Structure Memorandum (other than any exit steps described therein), including inserting another Holding Company directly above the Company, and including in connection therewith, provided that, after completion of such steps, no Change of Control shall have occurred;

(f)	any closure of bank accounts in the ordinary course of business provided that if such bank account is subject to any Transaction Security (a “Pledged Account”), prior to such release, the relevant Obligor has transferred the balance standing to the credit of such Pledged Account to another bank account held by such Obligor (or another member of the Group) (a “Recipient Account”) and the Security Agent is satisfied (acting reasonably) that the relevant Obligor has granted valid and effective Transaction Security over such Recipient Account consistent with the Agreed Security Principles or is not prohibited from transferring the balance standing to the credit of such Pledged Account to another member of the Group or there is no credit balance on such Pledged Account; and

(g)	any transaction to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent.

“Qualified Securitization Factoring” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quarterly Financial Statements” means the financial statements for a financial quarter delivered pursuant to paragraph (b) of Section 1 of Schedule 14 (Information Undertakings) in accordance with the provisions of Clause 25.1 (Information Undertakings).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two (2) TARGET Days before the first day of that period; or

(c)	(for any other currency) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and, if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receivables Facility” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Relevant Interbank Market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, such banks (including any replacements thereof) as may be appointed by the Agent (acting on the instructions of the Majority Lenders) in consultation with the Company where such bank agrees to be a Reference Bank.

“Reference Peso Banks” means Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander; BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer and HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC.

“Refinancing Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to a member of the Group or a Holdco Guarantor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts a material part of its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it (but only to the extent that such Obligor is required to take perfection steps in that jurisdiction in accordance with the Agreed Security Principles).

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repeating Representations” means each of the representations set out in Clause 24.2 (Status) to Clause 24.7 (Governing law and enforcement), Clause 24.15 (Ranking), Clause 24.17 (Legal and beneficial ownership) and paragraph (b) of Clause 24.23 (Anti-corruption law/sanction).

“Replacement Amount” has the meaning given to that term in paragraph (a)(A) of Clause 41.7 (Replacement of Lender)

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter) or in any other form agreed between the Agent and the Company (in each case acting reasonably).

“Restricted Party” means any person that is:

(a)	a Sanctioned Person;

(b)	located or incorporated under the laws of any Sanctioned Country; or

(c)	to the best knowledge of any Obligor (acting with due care and enquiry) is otherwise a target of Sanctions.

“Restricted Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Loan is due to be repaid; or

(ii)	a demand by the Issuing Bank pursuant to a drawing in respect of a Letter of Credit or payment of outstandings under an Ancillary Facility is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan or the relevant claim in respect of that Letter of Credit or Ancillary Facility Utilisation;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Loan or Ancillary Facility Utilisation; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“Rollover Utilisation” means a Rollover Loan, Utilisation of a Facility which is to be used to refinance an Ancillary Outstanding, or to fund a claim under a Letter of Credit or an extension or renewal of a Letter of Credit (including, in accordance with Clause 6.6 (Renewal of a Letter of Credit)).

“Sanctioned Country” means, at any time, a country or territory which itself is, or whose government is, the target of comprehensive Sanctions (as of the date of this Agreement, being the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any person that is (or persons that are):

(a)	listed on, or owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List;

(b)	a government of a Sanctioned Country;

(c)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country; or

resident or located in, or incorporated under the laws of any Sanctioned Country, or to the best of the Company’s knowledge otherwise a target of Sanctions.

“Sanctions” means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the United States, (b) the United Nations Security Council, (c) the European Union and any EU member state, (d) the United Kingdom and (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department, Her Majesty’s Treasury and the US Department of the Treasury.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the EU Consolidated List of Financial Sanctions Targets, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service is replaced or ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company and the Lenders.

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement.

“Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Security” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment, reservation of title or other security interest and any other agreement (including a sale and repurchase arrangement) having the commercial effect of conferring security.

“Security Provider” means:

(a)	any member of the Group that is a Holding Company of a Material Company (and which is not an Obligor) which provides Transaction Security over its shares in that Material Company in accordance with paragraph (b) or (c) of Clause 27.8 (Guarantees and Security) (each a “Group Security Provider”); or

(b)	any direct shareholder of the Company (other than any Holdco Guarantor) which provides Transaction Security over its shares in the Company or any structural intercompany loans owed to it by the Company in accordance with paragraph (d) or (e) of Clause 27.8 (Guarantees and Security) (each a “Holdco Security Provider”).

“Senior Management” means each of the chairman, chief executive officer, chief operating officer and chief financial officer of the Group.

“Separate Loan” has the meaning given to that term in Clause 10.3 (Loans provided by a Defaulting Lender).

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Sponsor” means individually or collectively, any trust, partnership, investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed or advised by Bain Capital Europe LLP or any respective successors and any Affiliates (other than any portfolio operating companies).

“Structure Change” has the meaning given to that term in paragraph (a) of Clause 41.4 (Structural Change)

“Structure Memorandum” means the tax structure memorandum prepared by the Sponsor’s tax, regulatory and financial advisers entitled “Atento Group Refinancing - Outline Tax Structure Report” (including, for the avoidance of doubt, the appendices to such structure memorandum which include tax, regulatory and other technical analysis) and delivered pursuant to paragraph 4 of Part I of Schedule 2 (Conditions Precedent).

“Subordinated Shareholder Document” means any document creating Subordinated Shareholder Liabilities.

“Subordinated Shareholder Liabilities” means any loan or other indebtedness owed by the Company to any of its direct shareholders provided that such loan or indebtedness is subordinated pursuant to the provisions of the Intercreditor Agreement as “Subordinated Liabilities” or on substantially the same terms as the provisions of the Intercreditor Agreement as “Subordinated Liabilities” or otherwise on terms satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

“Subsidiary” means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise provided that, notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a Subsidiary of a member of the Group.

“Super Majority Lenders” means at any time subject to Clause 41.6 (Non-Responding Lender (“Snooze you lose”)) and Clause 41.8 (Disenfranchisement of Defaulting Lenders), a Lender or Lenders whose Commitments aggregate eighty (80) per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated eighty (80) per cent. or more of the Total Commitments immediately prior to that reduction) (and for this purpose the amount of an Ancillary Lender’s Commitment shall not be reduced by the amount of its Ancillary Commitment).

“S&P” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty, interest or other additional amount payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Termination Date” means:

(a)	in respect of the Original Facilities, the date falling four (4) years and six (6) months after the Closing Date; and

(b)	in respect of any Additional Facility, the date specified in the relevant Additional Facility Notice.

“TIIE” means, for each one-month Interest Period, the Interbank Balance Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a term of twenty eight (28) days and for each three-month Interest Period the Interbank Balance Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a term of ninety one (91) days, in each case published by the Mexican Central Bank (Banco de México) in the Federation Official Gazette (Diario Oficial de la Federación) on the first day of such Interest Period, provided that if TIIE ceases to be published, “TIIE” shall mean the rate published by Banco de Mexico as its substitute rate and provided further that if, in any case, that rate is less than zero, TIIE shall be deemed to be zero.

“Third Parties Act” has the meaning given to that term in paragraph (a) of Clause 1.5 (Third party rights).

“Total Additional Facility Commitments” means the aggregate amount of the applicable and designated Additional Facility Commitments under any applicable Additional Facility Notice, being zero at the date of this Agreement

“Total Commitments” means the Total Original Facilities Commitments and the Total Additional Facility Commitments.

“Total Original Facilities Commitments” means the aggregate of the Total Original Facility 1 Commitments and the Total Original Facility 2 Commitments, being USD 50,000,000 at the date of this Agreement.

“Total Original Facility 1 Commitments” means the aggregate of the Original Facility 1 Commitments being USD 30,000,000 at the date of this Agreement.

“Total Original Facility 2 Commitments” means the aggregate of the Original Facility 2 Commitments being USD 20,000,000 at the date of this Agreement.

“Transaction” means the refinancing of the Group’s Exisitng Debt including the steps set out in the Structure Memorandum together with any associated, facilitating, intermediate or implementing payments, actions, steps or events.

“Transaction Documents” means the Note Documents and the Finance Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent or the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means any security document required to be executed under Clause 27.8 (Guarantees and Security) together with any other document entered into by any Obligor or the Parent or any Security Provider creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors or any Holdco Guarantor under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company (each acting reasonably).

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Utilisation” means an Original Facility Utilisation or an Additional Facility Utilisation or an Ancillary Utilisation.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I or Part II of Schedule 3 (Requests and Notices).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112, as amended from time to time); and

(b)	any other tax of a similar nature whether imposed in a member state of the European Union or any other jurisdiction in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed.

“Voting Rights” means, in relation to a Lender, all rights and obligations in relation to its Commitment and participations in the Loans, including all rights in relation to waivers, consents, modifications and amendments and confirmations as to satisfaction of conditions precedent.

“Withdrawal Event” means the withdrawal of the jurisdiction of incorporation or residence of one or more Obligors from the Euro and any re-denomination of the Euro into any other currency by the government of that jurisdiction.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any “Ancillary Lender”, the “Agent”, any “Arrangers”, any “Finance Party”, and “Issuing Bank”, any “Lender”, any “Obligor”,

the “Company”, any “Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees (including the surviving entity of any merger involving that person) and, in the case of the Security Agent, any person for the time being appointed as security agent or security agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent;

(iii)	an “agency” of a state includes any local or other authority or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(iv)	an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral, written or entered into by way of a written offer and implicit acceptance);

(v)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement, restatement or amendment and restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;

(vi)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(vii)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(viii)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(ix)	the “European interbank market” means the interbank market for euro;

(x)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(xi)	“financial indebtedness” means any indebtedness for or in respect of: (i) moneys borrowed and debit balances at banks or other financial institutions; (ii) any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent); (iii) any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument other than performance bonds or documentary letters of credit issued in respect of obligations of the Group arising under the ordinary course of trading; (iv) the amount of any liability in respect of finance leases; (v) receivables sold or discounted; (vi) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of such transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of such transaction, that amount) shall be taken into account); (vii) any counter indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of payment obligations; (viii) any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the date which is six (6) months after the maturity date of the Notes; (ix) any amount of any liability under an advance or deferred purchase agreement if the primary reason behind entering into the agreement is to raise finance; (x) any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing and classified as borrowings under IFRS; and (xi) the amount of any liability in respect of any guarantee for any of the items referred to in (i) to (x);

(xii)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument, is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument, in each case to the extent not prohibited by the terms of this Agreement;

(xiii)	a “guarantee” includes (other than in Clause 23 (Guarantee and Indemnity)):

(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(B)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and “guaranteed” and “guarantor” shall be construed accordingly;

(xiv)	“including” means including without limitation, and “includes” and “included” shall be construed accordingly;

(xv)	“indebtedness” includes any obligation (whether incurred as principal, guarantee or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xvi)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xvii)	the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(xviii)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xx)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law (but if not having force of law, which is binding or customarily complied with)) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(xxi)	a “sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty, and “sub-participate” shall be construed accordingly.

(b)	In this Agreement, unless a contrary intention appears:

(i)	a reference to a Party includes a reference to that Party’s successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a Party under this Agreement;

(ii)	references to paragraphs, Clauses, Sections and Schedules are references to, respectively, paragraphs, sections and clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules;

(iii)	a reference to (or to any specified provision of) any agreement (including any of the Finance Documents) (unless expressed to be a reference to such agreement in its original form or the form as at a particular date) is to that agreement (or that provision) as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement (unless such amendment or novation is contrary to the terms of any Finance Document);

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	a reference to a time of day is, unless otherwise specified, to Madrid time;

(vi)	the index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement; and

(vii)	the singular includes the plural (and vice versa).

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived. In addition, (i) if a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an “Initial Default”) then, at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action and (ii) any Default for the failure to comply with the time periods prescribed in Clause 25 (Information Undertakings) or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document.

(e)	A Declared Default is “continuing” if the notice of acceleration (or demand) provided by the Agent under Clause 28.6 (Acceleration) in connection therewith has not been revoked, withdrawn or cancelled by the Agent (acting on the instructions of the Majority Lenders) or otherwise ceases to have effect.

(f)	References to any matter being “permitted” under this Agreement or any other Finance Document shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Finance Document.

(g)	A Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account (which shall accrue interest at a rate normally offered to corporate depositors on similar deposits by Finance Parties) in the name of the Borrower and the following conditions being met:

(i)	the account is with the Agent, or the relevant Issuing Bank (if the cash cover is to be provided in respect of a Letter of Credit), or with the relevant Ancillary Lender (if the cash cover is to be provided in respect of an Ancillary Facility);

(ii)	subject to Clause 7.5 (Cash cover by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility (as the case may be), withdrawals from the account (other than in respect of accrued interest) may only be made to pay the relevant Issuing Bank or Ancillary Facility Lender (as applicable) amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility as the case may be, and for the purposes of this Agreement, a Letter of Credit or Ancillary Outstanding (as applicable) shall be deemed to be cash covered to the extent of any such provision of cash cover in respect of that Letter of Credit or Ancillary Outstanding (as applicable); and

(iii)	if required by the Security Agent, Issuing Bank or Ancillary Lender (as the case may be) the Borrower has executed and delivered a security document (in accordance with the Agreed Security Principles and in substantially the same form as an existing Transaction Security Document) over that account, in form and substance satisfactory to the Security Agent or the Issuing Bank or Ancillary Lender with which that account is held (each acting reasonably), creating a first ranking security interest, but in any event, on terms no more onerous than the existing Transaction Security Documents, over that account.

Unless a Declared Default has occurred and is “continuing”, any interest accruing on any such account will be paid to the order of the relevant Borrower.

(h)	A Letter of Credit or Ancillary Outstandings are repaid or prepaid (or any derivative form thereof) to the extent that:

(i)	a Borrower or any other Obligor provides cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	in the case of a Letter of Credit, a Borrower has made a payment of that amount under paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement of that amount in respect of that Letter of Credit under Clause 7.3 (Indemnities);

(iii)	the maximum amount payable under the Letter of Credit or Ancillary Facility (as the case may be) is reduced or cancelled in accordance with its terms in a manner satisfactory to the Issuing Bank in respect of such Letter of Credit or Ancillary Lender in respect of such Ancillary Facility (as the case may be), in each case, acting reasonably;

(iv)	the Letter of Credit or relevant Ancillary Facility (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

(v)	the Issuing Bank or Ancillary Lender (as the case may be) (acting reasonably) is satisfied that it has no further or a reduced liability under that Letter of Credit or Ancillary Facility (as the case may be) and accordingly all of (or such proportion of) the obligations are released or reduced, and has confirmed the same to the Agent accordingly; or

(vi)	a bank or financial institution having a long-term credit rating from any of Moody’s, S&P or Fitch at least equal to BBB-/Baa3 (as applicable), or by any other institution satisfactory to the applicable Issuing Bank having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of all amounts due under that Letter of Credit or Ancillary Facility, the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) to (vi) above is the amount of the relevant cash cover, payment, release, cancellation, reduction or assurance.

(i)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(j)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(k)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(l)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Issuing Bank or the Lenders in respect of that Letter of Credit at that time less any amount repaid or prepaid in respect of that Letter of Credit.

(m)	A Letter of Credit is completely cancelled, discharged and released in accordance with its terms:

(i)	upon the Issuing Bank having paid the amount available under the Letter of Credit;

(ii)	upon return of the original Letter of Credit to the Issuing Bank together with the beneficiary’s letter of release, or, if such original Letter of Credit has been lost, stolen, mutilated or destroyed, confirmation from the beneficiary of such Letter of Credit that this is the case and indemnities are provided satisfactory to the Issuing Bank (acting reasonably) from the beneficiary and other satisfactory assurances are provided as the Issuing Bank may reasonably require; or

(iii)	upon lapse of its Expiry Date and no demand having been received by the Issuing Bank on or before such Expiry Date.

(n)	A Borrower’s obligation on Utilisations becoming due and payable includes the Borrower repaying any Letter of Credit in accordance with paragraph (h) above.

(o)	Where the Agent is referred to in a Finance Document as acting “reasonably” or in a “reasonable” manner or as coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used), unless they are not required to do so, this shall mean that the Agent shall, where it has in fact sought such instructions, be acting or coming to an opinion or determination on the instructions of the Majority Lenders, Super Majority Lenders, all Lenders or all Lenders forming part of that affected class (as applicable), acting reasonably and the Agent shall be under no obligation to determine the reasonableness of such instructions from the Majority Lenders, Super Majority Lenders, all Lenders or all Lenders forming of that affected class (as applicable), or whether in giving such instructions the Majority Lenders, Super Majority Lenders, all the Lenders or all Lenders forming of that affected class (as applicable), are acting in a reasonable manner.

(p)	Where agreement or approval, acceptability to or satisfaction with or approval of the Agent is referred to (or any similar or analogous wording is used) in relation to a matter not affecting the personal interests of the Agent (including for the avoidance of doubt, any satisfaction, or determination in relation to any condition precedent) this shall mean the agreement or approval, acceptability to or satisfaction with or approval of, (or similar where similar or analogous wording is used, as applicable) the Majority Lenders, Super Majority Lenders, all Lenders or all Lenders forming of that affected class (as applicable) as notified by or on behalf of, the Majority Lenders, Super Majority Lenders, all Lenders or all Lenders forming of that affected class (as applicable) to the Agent.

(q)	In respect of (o) and (p) above, the Agent shall not be responsible for any liability occasioned or by any delay or failure on the part of the Majority Lenders, Super Majority Lenders, all Lenders or all Lenders forming of that affected class (as applicable) to give, or have given on their behalf, any such notice or instructions or to form any such opinion unless to the extent caused by fraud, gross negligence or wilful misconduct of the Agent or results from the Agent breaching a term of or any of its obligations under this Agreement or the other Finance Documents.

(r)	Any corporation into which the Agent or Security Agent may be merged or converted, or any corporation with which the Agent or Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent or Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Agent or Security Agent shall sell or otherwise transfer:

(i)	all or substantially all of its assets; or

(ii)	all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Agent or Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Company, and after the said effective date all references in this Agreement to the Agent or Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Company by the Agent or Security Agent.

1.3	Currency Symbols and Definitions

(a)	“€”, “euro”, “Euro” and “EUR” mean the single currency unit of the Participating Member States.

(b)	“$”, “USD” and “US Dollars” means the lawful currency for the time being of the United States.

(c)	“MEX$” and “Mexican Pesos” means the lawful currency for the time being of Mexico.

1.4	Defined terms

(a)	For the purposes of Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings) and Schedule 16 (Events of Default), capitalised words and expressions used in those schedules shall have the meaning ascribed to them in Schedule 17 (New York Law Definitions).

(b)	For the purposes of interpreting Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings) and Schedule 16 (Events of Default), in the event of a conflict between the defined terms set out in Clause 1.1 (Definitions) and the defined terms set out in Schedule 17 (New York Law Definitions), the defined terms set out in Schedule 17 (New York Law Definitions) shall prevail.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party to this Agreement, or, as the case may be, a Finance Document, is not required to amend, rescind or vary this Agreement or any other Finance Document at any time.

1.6	Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Group (or any Affiliate of any member of the Group) for any representation or statement made by that member of the Group or its Affiliate in any Finance Document, certificate or other document signed by a director, officer or employee which is required to be delivered under a Finance Document save in the case of fraud in which case liability (if any) will be determined in accordance with applicable law.

1.7	No Initial Investor Recourse

No Finance Party will have any recourse to any Initial Investor that is not party to a Finance Document (and to the extent an Initial Investor is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Initial Investors, or otherwise.

1.8	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.9	Baskets, Exceptions and Exchange Rate Fluctuations

(a)	In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in Clause 27 (General Undertakings) and Schedule 15 (General Undertakings), the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

(b)

When applying any monetary limits or baskets, thresholds and other exceptions to the representations, warranties, undertaking and Events of Default, the equivalent to an amount in the Base Currency shall be calculated under this Agreement and the other Finance Documents at the rate for the conversion of the Base Currency into the relevant currency of the non-Base Currency monetary limit, threshold and other exception which the Company (acting reasonably and in good faith) has used and has notified to the Agent or at the option of the Company at the Agent’s Spot Rate of Exchange, in each case, as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action. No Event of Default or breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent or any other currency specified for any basket due to fluctuations in exchange rates.

(c)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in the Base Currency includes the equivalent of such amount, threshold or limit in other currencies.

(d)	In ascertaining the Majority Lenders or the Super Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in the applicable Base Currency (“Non-Base Currency Commitments”) shall be deemed to be converted into the applicable Base Currency at the rate for the conversion of the such Base Currency into the relevant currency of the Non-Base Currency Commitment which the Company (acting reasonably and in good faith) has used and has notified to the Agent for the purposes of calculating any Additional Facility Commitments in connection with an Additional Facility as at the Additional Facility Commencement Date for the relevant Additional Facility, or if the Company has not notified the Agent of such conversion rate, the Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement or, if earlier, the date the aggregate amount of the Non-Base Currency Commitment of the Additional Facility was determined.

1.10	Luxembourg Terms

In this Agreement, where it relates to a Luxembourg Obligor or other Luxembourg person or the context so requires, a reference to:

(a)	a “winding-up”, “liquidation”, “insolvency”, “administration” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally

(b)	a “receiver”, “administrative receiver”, “administrator”, “liquidator” or the like includes, without limitation, a juge délégué, expert-vérificateur, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c)	a “lien” or “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de retention and any type of real security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)	“by-laws” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts coordonnés);

(e)	a “person being unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements) and which has lost its creditworthiness (ébranlement de credit); and

(f)	a “director” includes a gérant or an administrateur as applicable.

2.	THE FACILITY

2.1	The Original Facilities

(a)	Subject to the terms of this Agreement:

(i)	the Lenders under the Original Facility 1 make available a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Facility 1 Commitments; and

(ii)	the Lenders under the Original Facility 2 make available a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Facility 2 Commitments.

(b)	The Original Facility 1 will be available to the Original Facility 1 Borrowers and the Original Facility 2 will be available to the Original Facility 2 Borrowers.

(c)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Original Facility Borrowers under an Original Facility in place of all or part of its Commitment under that Original Facility.

2.2	Additional Facility

(a)	Subject to this Clause 2.2, the Company may, at any time and from time to time following the Closing Date, by delivering to the Agent and the Security Agent a duly completed Additional Facility Notice signed by an authorised signatory and complying with paragraphs (b) and (c) below, establish an Additional Facility by way of (i) the introduction of a new additional commitment or facility as a Facility under this Agreement or (ii) as an additional tranche of or increase in a Facility (including each Original Facility and any previously incurred Additional Facility) under this Agreement.

(b)	No consent of any Finance Party is required to establish an Additional Facility at any time (other than, in relation to an Additional Facility, the relevant Additional Facility Lenders) provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions are met:

(i)	after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Additional Facility as if drawn in full on that Additional Facility Commencement Date, the Credit Facilities Basket as at the applicable Additional Facility Commencement Date would not be exceeded;

(ii)	no Event of Default is continuing at the time the applicable Additional Facility is committed; and

(iii)	such Additional Facility is designated as increasing an existing “Facility” (including each Original Facility or a previously incurred Additional Facility) or as a standalone “Additional Facility” for the purposes of this Agreement and designated as “Super Senior Lender Liabilities”, “Senior Secured Liabilities” or as “Second Lien Liabilities” or as “Topco Liabilities” (as applicable) as defined in and for the purposes of the Intercreditor Agreement.

(iv)	such Additional Facility:

(A)	ranks pari passu with or junior to the Original Facilities; and

(B)	if secured, subject to the Finance Parties complying with all relevant obligations under paragraph (g) below, that any Security granted by any member of the Group in respect of obligations of the Group under an Additional Facility constitutes Transaction Security for the purposes of this Agreement and the Intercreditor Agreement.

(c)	The Additional Facility Notice shall not be regarded as having been duly completed unless it is signed by the Company and each party thereto and specifies the following matters in respect of such Additional Facility:

(i)	the proposed borrower(s) and guarantor(s) in respect of the Additional Facility;

(ii)	the person(s) to become Additional Facility Lenders in respect of the Additional Facility and the amount of the commitments of such Additional Facility allocated to each Additional Facility Lender;

(iii)	the aggregate amount of the commitments of the Additional Facility and the currency being made available and any other or optional currency or currencies which are available for utilisation under such Additional Facility;

(iv)	the purpose and permitted usage of such Additional Facility and any additional conditions to drawdown of such Additional Facility (which may be as agreed between the Company and the Additional Facility Lenders (each acting reasonably) providing that Additional Facility), including any Agreed Certain Funds Period and related conditions;

(v)	the rate of interest applicable to the Additional Facility (including any applicable margin, basis, floor and/or margin ratchet) and commitment fee and other fees payable in respect of that Additional Facility;

(vi)	the Additional Facility Commencement Date and Availability Period for the Additional Facility;

(vii)	the Termination Date, repayment profile, amortisation schedule and any mandatory prepayment provisions; and

(viii)	each of the requirements of paragraph (b) above and confirmation of each of the conditions set out in paragraph (b) above are satisfied,

such Additional Facility Notice shall be deemed to have been duly completed if it is signed by each party thereto and specifies the matters in paragraphs (c)(i) to (c)(viii) above in respect of such Additional Facility and, prior to the applicable Additional Facility Commencement Date, without prejudice to the rights of the Agent to request any other information which the Agent or Security Agent may reasonably require in relation to such Additional Facility.

(d)	Subject to the conditions set out in paragraph (b) of this Clause 2.2 being satisfied, following receipt by the Agent of a duly completed Additional Facility Notice and with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (e) below are satisfied) the relevant Additional Facility shall come into effect and be established in accordance with its terms and:

(i)	the Additional Facility Lenders participating in the relevant Additional Facility shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice;

(ii)	each of the Obligors, the Holdco Guarantors and the Security Providers and each Additional Facility Lender under the relevant Additional Facility shall assume such obligations towards one another and/or acquire such rights against one another as the Obligors, the Holdco Guarantors and the Security Providers and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility;

(iii)	in relation to an Additional Facility Lender which is not already a Lender, each Additional Facility Lender under the relevant Additional Facility shall become a Party to this Agreement as a Lender;

(iv)	each Additional Facility Lender under the relevant Additional Facility shall become a Party as a “Lender” and each Additional Facility Lender under the relevant Additional Facility and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(e)	The establishment of an Additional Facility will only be effective on:

(i)	the execution of the Additional Facility Notice relating to such Additional Facility by the Company, the relevant Borrower(s) and the relevant Additional Facility Lender(s) and delivery of such executed notice to the Agent;

(ii)	in relation to an Additional Facility Lender which is not already a Lender, receipt by the Agent of an Additional Facility Lender Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender and, to the extent that it is not already a party to the Intercreditor Agreement in the applicable capacity, the accession of each Additional Facility Lender to the Intercreditor Agreement as a “Super Senior Lender”, “Senior Lender”, “Second Lien Lender” or “Topco Lender” (as applicable) as defined in and for the purposes of the Intercreditor Agreement; and

(iii)	in relation to an Additional Facility Lender which is not already a Lender, the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Agent shall promptly notify to the Company, and no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) the delivery of the relevant Utilisation request in relation to such Additional Facility, the requirements of this Clause 2.2 have been satisfied.

(f)	Each Obligor and each Holdco Guarantor:

(i)	irrevocably authorises the Company to sign each Additional Facility Notice and to agree, implement and establish Additional Facilities in accordance with this Agreement on its behalf; and

(ii)	confirms that its guarantee and indemnity recorded in Clause 23 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document) and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantee and Indemnity) and any Accession Deed pursuant to which it became an Obligor or a Holdco Guarantor or the terms of the Transaction Security Documents, extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(g)	Each Party irrevocably authorises, empowers and instructs:

(i)	the Agent to acknowledge, execute and confirm acceptance of each Additional Facility Notice;

(ii)	the Agent and the Security Agent to acknowledge, execute and confirm acceptance of each Additional Facility Lender Accession Notice and, if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement; and

(iii)	the Agent and the Security Agent to execute any necessary amendments, confirmations, supplements or revisions to this Agreement, the Transaction Security Documents and any other Finance Documents as may be required in order to ensure that any Additional Facility, if legally possible, ranks in accordance with the provisions set out in the applicable Additional Facility Notice and, in the case of Additional Facilities which are not designated as “Super Senior Lender Liabilities”, as defined in and for the purposes of the Intercreditor Agreement, to include the appropriate class voting mechanics.

(h)	The Agent and/or the Security Agent shall as soon as reasonably practicable send to the Company a copy of each executed Additional Facility Notice and, if applicable, Additional Facility Lender Accession Notice and, if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement.

(i)	By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that notice and, in the case of an entity which is not already a party to this Agreement as a Lender, become a Lender and a Party to this Agreement and to the Intercreditor Agreement.

(j)	Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Additional Facility.

(k)	Each Additional Facility Lender, by executing the relevant Additional Facility Notice confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(l)	No Lender will have any obligation to participate in an Additional Facility (unless it has executed and delivered an Additional Facility Lender Accession Notice or otherwise become an Additional Facility Lender in respect of that Additional Facility). By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that Additional Facility Notice.

(m)	The Agent may, and is authorised to, disclose the terms of any Additional Facility Notice to any of the other Finance Parties and will do so promptly upon request by the Company or other Finance Parties.

(n)	Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Additional Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Additional Facility;

(ii)	the New Lender were references to that Additional Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(o)	The Company may pay to an Additional Facility Lender a fee in the amount and at the times agreed between the Company and the Additional Facility Lender in a Fee Letter.

(p)	The establishment, terms or conditions or use of proceeds of any Additional Facility shall be governed by this Clause 2.2 which shall apply irrespective and notwithstanding any other provision of this Agreement and, except to the extent as provided in this Clause 2.2, the terms applicable to any Additional Facility will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Company and set out in the applicable Additional Facility Notice, provided that:

(i)	if there is any inconsistency between any such term agreed in respect of an Additional Facility and any term of a Finance Document, the term agreed in respect of the Additional Facility shall prevail with respect to such Additional Facility (subject to the other terms and conditions of this Clause 2.2);

(ii)	unless otherwise specified in the applicable Additional Facility Notice, the terms of the Additional Facility shall be the same as the terms given to the Original Facilities under this Agreement; and

(iii)	the provisions of this Agreement will apply to each Additional Facility and the provisions of Clause 4 (Conditions Of Utilisation) and of Clause 5 (Utilisation – Loans) will apply to all Utilisations of any Additional Facility, provided that no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) such Utilisation Request being delivered the requirements of this Clause 2.2 have been satisfied.

2.3	Increase

(a)	Subject to Clause 30 (Restrictions on Debt Purchase Transactions), the Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.6 (Right of cancellation in relation to a Defaulting Lender);

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 11.1 (Illegality); or

(B)	paragraph (a) of Clause 11.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank)

(iii)	any Commitments of a Lender in accordance with Clause 41.7 (Replacement of Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the applicable currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds, entities or other persons (each an “Increase Lender”) selected by the Company and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)	each of the Obligors, each Holdco Guarantor and each Security Provider and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender which the Agent shall, if all the applicable conditions set out in this Clause 2.3 have been satisfied, execute promptly on request;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company, the Increase Lender and the Issuing Bank upon being so satisfied; and

(iii)	in the case of an increase in the Total Commitments, the relevant Issuing Bank consenting to the identity of the relevant Increase Lender (unless that Increase Lender is a person with a long term corporate credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody’s, S&P and Fitch).

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.5 (Procedure for Transfer) and if the Increase Lender was a New Lender.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)	Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(g)	The Finance Parties shall be required to enter into any amendment to the Finance Documents (including, without limitation, in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security) required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 2.3. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Company).

(h)	Nothing in this Clause 2.3 shall operate to increase the Total Commitments in effect at that time.

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor, Holdco Guarantor or Security Provider is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor, Holdco Guarantor or Security Provider which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor, Holdco Guarantor or Security Provider.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Obligors’ Agent

(a)

Each Obligor (other than the Company) by its execution of this Agreement, an Accession Deed or a Transaction Security Document irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent and attorney in fact in relation to the Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and, in each case, the Obligor shall be bound as though the Obligor itself (as applicable) had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Finance Party may rely on any action taken by the Company on behalf of that Obligor.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it (to the extent permitted by law). In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	The Brazilian Guarantor shall renew the appointment of the Company to act as its Obligors’ Agent on each anniversary of the date of this Agreement

3.	PURPOSE

3.1	Purpose

(a)	Each Original Facility Borrower shall apply all amounts borrowed by it under an Original Facility, towards directly or indirectly financing or refinancing the working capital and/or the general corporate purposes of the Group, including, without limitation, the financing or refinancing of (i) any interest payments under or in connection with the Notes and any original issue discount, fees, costs and expenses arising in connection with the Transaction; (ii) capital expenditure; (iii) any Permitted Acquisition, investment and joint venture; (iv) operational restructurings or reorganisation requirements of the Group; and (v) any working capital related adjustments (however structured) relating to or arising in connection with any Permitted Acquisition.

(b)	Each Additional Facility Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and acting on the instructions of the Majority Lenders each also acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)	Subject to Clause 4.1 (Initial conditions precedent) and paragraph (b) below, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), in relation to a Utilisation (other than one to which Clause 4.5 (Utilisations of Facility/Additional Facility during the Agreed Certain Funds Period) applies), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of any Utilisation (other than a Rollover Utilisation):

(A)	no Default has occurred and is continuing or would occur as a result of the proposed Utilisation;

(B)	the Repeating Representations are true in all material respects (or, to the extent a materiality test applies, all respects); and

(C)	solely in the case of the Original Facilities and any Additional Facility where the relevant Additional Facility Notice specifies that this provision applies, no Financial Covenant Draw Stop Event has occurred and is continuing; and

(ii)	in the case of a Rollover Utilisation, no Declared Default has occurred and is continuing.

(b)	The Agent (acting on the instructions of the relevant Majority Lenders) may waive the requirements set out in paragraph (a) in relation to a proposed Utilisation.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	in the case of the Original Facility 1, it is MEX$;

(ii)	in the case of the Original Facility 2, it is EUR; or

(iii)	in the case of an Additional Facility, it is EUR, USD, MEX$ or any currencies specified in the Additional Facility Notice relating to the applicable Additional Facility Commitments; or

(iv)	otherwise it:

(A)	is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(B)	it has been approved by the Agent (acting on the instructions of all the Lenders participating in the applicable Facility (each acting reasonably)) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(iv) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the relevant Lenders participating in that Utilisation have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency (which the Agent shall determine acting reasonably and in consultation with the Company).

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of the Original Facilities if as a result of the proposed Utilisation more than thirty (30) Original Facility Loans (or such higher number as may be agreed by the Company and the Agent) would be outstanding, or if:

(i)	more than ten (10) Loans denominated in the Base Currency;

(ii)	more than ten (10) Loans denominated in EUR; or

(iii)	more than ten (10) Loans denominated in MEX$,

(or in each case such higher number as may be agreed by the Company and the Agent) would be outstanding.

(b)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of an Additional Facility if as a result of the proposed Utilisation more than the maximum number of utilisations of that Additional Facility (as agreed between the Company and the Agent) would be outstanding.

(c)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(d)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(e)	A Borrower (or the Company) may not request that a Letter of Credit be issued under the Original Facilities if as a result of the proposed Utilisation more than thirty (30) Letters of Credit (or such other number as may be agreed by the Company, the Issuing Bank and the Agent) would be outstanding or if:

(i)	more than ten (10) Letters of Credit denominated in the Base Currency;

(ii)	more than ten (10) Letters of Credit denominated in EUR; or

(iii)	more than ten (10) Letters of Credit denominated in MEX$,

(or in each case such higher number as may be agreed by the Company and the Agent) would be outstanding.

4.5	Utilisations of Facility/Additional Facility during the Agreed Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the relevant Agreed Certain Funds Period, a Lender under an Original Facility or an Additional Facility Lender (as the case may be) will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the relevant Agreed Certain Funds Utilisation if:

(i)	the Company and each of the Lenders under that Original Facility or relevant Additional Facility Lenders (as the case may be) have agreed that that Original Facility or relevant Additional Facility shall be made available on a “certain funds basis” for a specified purpose in connection with a Permitted Acquisition or such other agreed purpose, for such period and on such terms or conditions (if any) as the Company and those Lenders under the relevant Original Facility or relevant Additional Facility Lenders (as the case may be) shall agree and notify in writing to the Agent at least three (3) Business Days (or such shorter period agreed with the Agent) prior to the date of the Utilisation Request; and

(ii)	on the proposed Utilisation Date:

(A)	no Major Default has occurred and is continuing or would result from the proposed Agreed Certain Funds Utilisation;

(B)	all the Major Representations are true and correct in all material respects (or, to the extent a materiality test applies, all respect);

(C)	no Change of Control has occurred; and

(D)	the applicable conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied.

(b)	During the Agreed Certain Funds Period (save in respect of a Lender under an Original Facility or relevant Additional Facility Lender (as the case may be) in circumstances where, pursuant to paragraph (a) above, that Lender under that Original Facility or Additional Facility Lender (as the case may be) is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 11.1 (Illegality)), none of the Lenders under that Original Facility or relevant Additional Facility Lenders (as the case may be) shall be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates) to:

(i)	cancel any of its Commitments in respect of that Original Facility or Additional Facility Commitments (as the case may be) to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the relevant Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have in respect of a Facility to which the provisions of this Clause apply to the extent to do so would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation;

(iii)	refuse to participate in the making of an Agreed Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of an Agreed Certain Funds Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document in respect of a Facility to which the provisions of this Clause apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation; or

(vii)	declare that cash cover in relation to a Letter of Credit or an Ancillary Facility is immediately due and payable on demand,

provided that:

(A)	immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period; and

(B)	this Clause 4.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan shall be irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised (provided that, in the case of a Loan denominated in the Base Currency, the Original Facilities shall be utilised on a pro rata basis);

(ii)	it identifies the relevant Borrower;

(iii)	fPeriod applicable to the Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is on the Closing Date. Unless otherwise agreed with the Agent, only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Original Facilities, the Base Currency or the applicable Optional Currencies; and

(ii)	in relation to the Additional Facility, as agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice.

(b)	The amount of a proposed Utilisation under an Original Facility or an Additional Facility must:

(i)	if the currency selected is the Base Currency, be a minimum of USD 1,000,000 (and an integral multiple of USD 1,000,000) or, if less, the Available Facility;

(ii)	if the currency selected is MEX$, be a minimum of MEX$ 10,000,000 (and an integral multiple of MEX$ 1,000,000) or, if less, the Available Facility;

(iii)	if the currency selected is EUR, be a minimum of EUR 1,000,000 (and an integral multiple of EUR 1,000,000) or, if less, the Available Facility; and

(iv)	if the currency selected is any other Optional Currency, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in relation to the relevant Facility immediately prior to making the Loan.

(c)	If a Utilisation is made to repay Ancillary Outstandings, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments.

(d)

The Agent shall determine the Base Currency Amount (if applicable) of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 35.1 (Payments to the Agent) by the Specified Time.

5.5	Limitations on Utilisations

The Original Facilities may not be utilised unless the Notes have been issued but the Original Facilities may be utilised contemporaneously with the Notes being issued.

5.6	Cancellation of Commitment

(a)	The Total Original Facilities Commitments shall be immediately cancelled on the earlier of:

(i)	if the Closing Date has not then occurred, 11:59 pm (in London) on Monday 18 September 2017; and

(ii)	the date, prior to the Closing Date, on which the Company (or any of its Affiliates) determines and notifies the Lenders in writing (which notification shall be provided as soon as reasonably practicable after making such determination) that it will not be proceeding with the Transaction.

(b)	The Additional Facility Commitments which are unutilised at the end of the Availability Period applicable for those Additional Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Additional Facility Commitments or, in the case of a Permitted Acquisition, if the closing date in respect of that Permitted Acquisition has not occurred prior to the end of the applicable Agreed Certain Funds Period, at the end of that Agreed Certain Funds Period.

5.7	Lender Affiliates

(a)	A Lender may nominate (by written notice to the Agent and the Company in an Affiliate Designation Notice) a branch or Affiliate (a “Designated Affiliate”) to discharge its obligations to participate in one or more Loans (a “Designated Loan”):

(i)	as set out in paragraph (f) below; or

(ii)	in the Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Additional Facility Lender Accession Notice pursuant to which such Lender becomes a Party.

(b)	Any branch or Affiliate nominated by a Lender to participate in a Loan shall:

(i)	participate therein in compliance with the terms of this Agreement; and

(ii)	be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so.

(c)	Each Lender shall remain liable and responsible for the performance of all obligations assumed by a Designated Affiliate on its behalf under this Clause 5.7 and non-performance of a Lender’s obligations by its Designated Affiliate following a nomination under this Clause 5.7 shall not relieve such Lender from its obligations under this Agreement (but without prejudice to a Lender’s rights under Clause 29 (Changes to the Lenders)).

(d)	Neither the Company nor any Obligor shall be liable to pay any amount otherwise required to be paid by the Company or an Obligor under Clause 18 (Tax Gross-Up and Indemnities) or Clause 19 (Increased Costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or Affiliate was nominated) in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the applicable Facility or, to the extent that such Lender nominated such branch or Affiliate for particular Loans in the Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Additional Facility Lender Accession Notice pursuant to which such Lender became a Party, in excess of the amount which it would have been obliged to pay had that Lender continued to make only those particular Loans through that branch or Affiliate. Each Lender shall promptly notify the Agent and the Company of the Tax jurisdiction from which its branch or Affiliate will participate in the relevant Loans and such other information regarding that branch or Affiliate as the Company may reasonably request.

(e)	Any notice or communication to be made to a branch or an Affiliate of a Lender pursuant to Clause 37 (Notices):

(i)	may be served directly upon the branch or Affiliate, at the address supplied to the Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Clause 19.1 (Increased costs); or

(ii)	in any other circumstance, may be delivered to the Facility Office of the Lender.

(f)	If a Lender nominates an Affiliate, that Lender and that Affiliate:

(i)	will be treated as having a single Commitment (being the Commitment of that Lender) but for all other purposes (other than those referred to in paragraphs (c) and (e)(ii) above and paragraph (ii) below) will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of:

(A)	voting in relation to any matter in connection with a Finance Document; and

(B)	compliance with Clause 29 (Changes to the Lenders).

(g)	All payments of principal, interest, fees, costs and commissions in connection with a Designated Loan shall be for the account of the relevant Designated Affiliate. For the avoidance of doubt, this shall not apply to any commitment fee which shall be for the account of the relevant Lender.

(h)	A Lender that has made a nomination in accordance with paragraph (a) or (f) above may revoke such nomination in relation to any future Loans by giving the Agent at least five (5) Business Days’ written notice.

(i)	This Clause 5.7 is without prejudice to a Lender’s right to transfer its Commitments to an Affiliate under Clause 29 (Changes to the Lenders).

6.	UTILISATION – LETTERS OF CREDIT

6.1	The Facility

(a)	A Facility may be utilised by way of Letters of Credit.

(b)	Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

(c)	All Letters of Credit utilised under the terms of this Agreement and denominated in USD or MEX$ shall be issued by the Original Issuing Bank. The Original Issuing Bank shall not be an Issuing Bank for the purposes of Letters of Credit denominated in any other currency.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued (for its own, or another member of the Group’s, obligations) by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the relevant Issuing Bank may agree). Notwithstanding anything to the contrary in this Agreement, an Issuing Bank and a Borrower (or the Company on its behalf) may agree any alternative procedure for utilising and or renewing a Letter of Credit

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit shall be irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the Facility to be utilised;

(d)	it identifies the Issuing Bank that has agreed to issue the Letter of Credit;

(e)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the relevant Facility;

(f)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(g)	the form of Letter of Credit is attached to the Utilisation Request and is approved by the relevant Issuing Bank (acting reasonably) or is substantially in the form set out in Schedule 10 (Form of Letter of Credit);

(h)	the Expiry Date of the Letter of Credit falls on or before the Termination Date in respect of the relevant Facility provided that the Expiry Date may fall after the Termination Date for the relevant Facility if the relevant Borrower has provided cash cover or procures that a back-to-back bank guarantee acceptable to the relevant Issuing Bank (acting reasonably) be issued in favour of the Issuing Bank for that Letter of Credit for the period from the Termination Date for the relevant Facility to (and including) the Expiry Date of the relevant Letter of Credit;

(i)	the Term of the Letter of Credit is twelve (12) Months or less (or such longer period agreed with the Issuing Bank);

(j)	the delivery instructions for the Letter of Credit are specified;

(k)	the beneficiary of the Letter of Credit is identified; and

(l)	the Issuing Bank is not precluded from issuing a Letter of Credit by law or regulation to the beneficiary of the Letter of Credit.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be:

(i)	if the currency selected is the Base Currency, a minimum of USD 1,000,000 (and an integral multiple of USD 1,000,000), or, if less, the Available Facility;

(ii)	if the currency selected is MEX$, a minimum of MEX$ 10,000,000 (and an integral multiple of MEX$ 1,000,000), or, if less, the Available Facility; and

(iii)	if the currency selected is EUR, a minimum of EUR 1,000,000 (and an integral multiple of EUR 1,000,000), or, if less, the Available Facility;

(iv)	if the currency selected is any other Optional Currency, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent), an Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit other than one to which paragraph (c) below applies, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of any Utilisation (other than a Rollover Utilisation) (A) no Default has occurred and is continuing or would occur as a result from the proposed Utilisation, (B) the Repeating Representations to be made by each Obligor or Holdco Guarantor are true in all material respects (or in the case of such representations and warranties which are subject to a materiality threshold or qualification in accordance with their terms, are correct in all respects) and (C) solely in the case of the Original Facilities and any Additional Facility where the relevant Additional Facility Notice specifies that this provision applies, no Financial Covenant Draw Stop Event has occurred and is continuing; and

(ii)	in the case of a Letter of Credit to be renewed or extended in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Declared Default has occurred and is continuing.

(c)	Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of paragraph (b) above during any Agreed Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is an Agreed Certain Funds Utilisation, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default has occurred and is continuing or would result from the issue of the proposed Letter of Credit;

(ii)	all the Major Representations are true in all material respects (or, to the extent a materiality test applies, all respects);

(iii)	no Change of Control has occurred; and

(iv)	the applicable additional conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to the Agreed Certain Funds Period and Agreed Certain Fund Utilisation complied with or satisfied, in each case, provided that, during any Agreed Certain Funds Period, an extension of a Letter of Credit shall be permitted unless a Declared Default had occurred relating to the Facility.

(d)	During any Agreed Certain Funds Period save in circumstances where, pursuant to paragraph (c) above, an Issuing Bank is not obliged to comply with paragraph (a) above and subject as provided in Clause 11.2 (Illegality in relation to Issuing Bank), that Issuing Bank shall not be entitled to in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates):

(i)	cancel any of its Commitments in respect of the relevant Facility to the extent to do so would prevent or limit the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the relevant Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would directly or indirectly prevent or limit the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of a Utilisation to the extent to do so would prevent or limit the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(vi)	take any other action or make or enforce any claim (in its capacity as Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the Issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation; or

(vii)	declare that cash cover in relation to a Letter of Credit is immediately due and payable on demand,

provided that:

(A)	immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the relevant Agreed Certain Funds Period; and

(B)	this Clause 6.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

(e)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to the issue of the Letter of Credit.

(f)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the relevant Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(g)	An Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

(h)	An Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) have been met. An Issuing Bank may assume that those conditions have been met until it has been expressly notified to the contrary by the Agent. An Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(i)	An Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(j)	Subject to paragraph (i) of Clause 32.7 (Rights and discretions), an Issuing Bank and the Agent shall provide each other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the relevant Issuing Bank and the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	Subject to the provision in paragraph (b)(i) of Clause 6.5 (Issue of Letters of Credit), the Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (g) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, (or if a different date is specified, on that date) and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the relevant Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)	Where a new Letter of Credit is to be issued to replace by way of renewal of an existing Letter of Credit, the relevant Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

(f)	In the event that a Renewal Request is given to an Issuing Bank, such Issuing Bank shall inform the Agent of its receipt of the same within such time period as such Issuing Bank and the Agent may agree.

6.7	Reduction of a Letter of Credit

(a)	If, on or before the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the relevant Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender); and

(ii)	either:

(A)	the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower); or

(B)	the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower),

the relevant Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The relevant Issuing Bank shall notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)

If any Letters of Credit are denominated in an Optional Currency, the Agent shall, in respect of each such Letter of Credit, at six (6) monthly intervals after the date of the Letter of Credit (the “Revaluation Date”) calculate the amount (the “Notional Amount”) which is the equivalent in the Base Currency of the outstanding principal amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation. The Agent shall notify the Company of the amount, if any, by which the Notional Amount of any Letter of Credit exceeds the Base Currency Amount of such Letter of Credit (the “Excess Amount”).

(b)	Subject to paragraph (c) below, in the event the Excess Amount in relation to a Letter of Credit is more than five (5) per cent. of the Base Currency Amount of such Letter of Credit, the Company shall procure that the Borrower for whose account that Letter of Credit has been issued provides, within three (3) Business Days of demand by the Agent, cash cover to the Agent in respect of that Letter of Credit in the currency in which Letter of Credit is denominated in an amount which would, on the date of calculation, have resulted in the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) being equal to the Base Currency Amount of such Letter of Credit.

(c)	In the event that a Borrower has previously provided cash cover for a Letter of Credit pursuant to this Clause 6.8 and on any subsequent date of calculation under this Clause 6.8, the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) is equal to or less than its Base Currency Amount, the Agent shall, provided no Event of Default has occurred and is continuing, release such amount of such cash cover as would result in the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) not exceeding the Base Currency Amount of such Letter of Credit.

(d)	The Company shall only be obliged to comply with paragraph (a) above in respect of a Revaluation Date to the extent that on such Revaluation Date the Facility Utilised Amount (as defined below) exceeds the aggregate amount of all the Commitments. For these purposes, on any Revaluation Date, the “Facility Utilised Amount” is the aggregate of:

(i)	the amount of all outstanding Utilisations denominated in the Base Currency;

(ii)	the principal amount of all outstanding Letters of Credit, if any, denominated in the Base Currency;

(iii)	the equivalent in the Base Currency on the basis of the Agent’s Spot Rate of Exchange on such Letter of Credit of all outstanding Utilisations denominated in an Optional Currency;

(iv)	the Notional Amounts of each outstanding Letter of Credit (after taking into account all cash cover for such Letter of Credit, if any, denominated in an Optional Currency);

(v)	the amount of any Ancillary Outstandings denominated in the Base Currency; and

(vi)	the equivalent in the Base Currency (on the basis of the Agent’s Spot Rate of Exchange on such Revaluation Date) of all Ancillary Outstandings denominated in an Optional Currency.

6.9	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.10	Appointment of additional Issuing Banks

Any Lender which has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank and acceding to this Agreement and the Intercreditor Agreement as an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

6.11	Effect of Termination Date

(a)	Each Letter of Credit shall be repaid by the Borrower of that Letter of Credit (or the Company on its behalf) on the Termination Date applicable to the relevant Facility, (or such earlier date in accordance with this Agreement) provided that if any Letter of Credit has an Expiry Date ending on or after the Termination Date applicable to the applicable Facility, without prejudice to the repayment obligation in Clause 6.8 (Revaluation of Letters of Credit), on such Termination Date each such Letter of Credit shall be repaid unless, in the case of a Letter of Credit with an Expiry Date falling after such Termination Date:

(i)	the relevant Issuing Bank agrees that such Letter of Credit shall continue as between that Issuing Bank, and the relevant member of the Group on a bilateral basis and not as part of or under the Finance Documents; and

(ii)	save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date applicable to the relevant Facility, no rights and obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue, any cash cover or other collateral provided by any Lender in relation to such Letter of Credit shall be released on the Termination Date, and the Transaction Security shall not (following release thereof by the Security Agent) support any such Letter of Credit in respect of any claims that arise after such Termination Date and, in such circumstances, from the Termination Date pursuant to paragraph (b) of Clause 7.3 (Indemnities) and Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) shall not apply to any such Letter of Credit or to any claim made or purported to be made under a Letter of Credit made after the Termination Date applicable to the relevant Facility.

6.12	Existing Letters of Credit and Ancillary Facilities

(a)	A Borrower (or the Company) may by notice in writing to the Agent request that any letter of credit, guarantee, bond, indemnity, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made prior to the Closing Date by any person which is a Lender under the relevant Facility (or an Affiliate of such a Lender) on behalf or at the request of any member of the Group be deemed to be issued under an Ancillary Facility or the relevant Facility and with effect from the later of the date specified in such notice (the “Grandfathering Date”) (being a date not less than three (3) Business Days, or such short period as the Agent may agree, after the date such notice is delivered to the Agent) and the Closing Date, such instrument (the “Relevant Instrument”) shall be treated as outstanding under an Ancillary Facility or a Letter of Credit for all purposes under the relevant Facility or Ancillary Facility (as the case may be), provided that:

(i)	the Relevant Instrument has been approved by the Agent (acting reasonably) or otherwise satisfies the criteria for issuing Letters of Credit under, or providing Ancillary Facilities in accordance with, the terms of this Agreement;

(ii)	the relevant entity that is the borrower of the Relevant Instrument or on whose behalf it has been issued will either (x) accede to this Agreement as a Borrower on the Grandfathering Date in accordance with Clause 31 (Changes to the Obligors) or (y) (in the case of an Ancillary Facilities) be approved as an Affiliate of a Borrower by the Lender providing such Relevant Instrument in accordance with Clause 9.10 (Affiliates of Borrowers); and

(iii)	the Agent receives in each case in form and substance satisfactory to the Agent (acting reasonably) together with the notice specified in this Clause 6.12:

(A)	sufficient information in order to satisfy any know your client/anti-money laundering requirements; and

(B)	copies of any such instruments detailing the amounts lent and the identity of the Lenders.

(b)	The Lender concerned (or as the case may be, the Affiliate of the Lender concerned) will (unless it is already an Ancillary Lender, or, as the case may be, an Issuing Bank) become an Ancillary Lender or, as the case may be, an Issuing Bank with respect to each Relevant Instrument issued, undertaken or made by it, in each case subject to the Agent having received notification in writing from the Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to the Relevant Instrument being treated as outstanding under an Ancillary Facility or, as the case may be, a Letter of Credit for all purposes under this Agreement.

7.	LETTERS OF CREDIT

7.1	Immediately payable

(a)	If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that Letter of Credit or that amount promptly on demand by the relevant Issuing Bank.

(b)	Each Issuing Bank shall immediately notify the Agent of any demand received by it under and in accordance with any Letter of Credit (including details of the Letter of Credit under which such demand has been received and the amount demanded). The Agent shall immediately on receipt of any such notice notify the Company, the Borrower for whose account that Letter of Credit was issued and each of the Lenders under the relevant Facility.

7.2	Claims under a Letter of Credit

(a)	Each Borrower and Lender irrevocably and unconditionally authorises the relevant Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7.2, a “claim”).

(b)	Each Borrower that requested the relevant Letter of Credit shall within three (3) Business Days of demand or, if such payment is being funded by a Loan, shall promptly on demand pay to the Agent for the account of the relevant Issuing Bank an amount equal to the amount under that claim.

(c)	In respect of Letters of Credit utilised under a Facility, on receipt of any demand under paragraph (a) above the relevant Borrower shall (unless the Company notifies the Agent otherwise) be deemed to have delivered to the Agent a duly completed Utilisation Request which complies with the provisions of Clause 5.2 (Completion of a Utilisation Request for Loans) for requesting a Loan provided that the amount of such Loan as applicable is less than or equal to the relevant Available Facility (an “L/C Loan”):

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)	for an Interest Period of one (1) Month or such other period of one (1), two (2), three (3) or six (6) Months as notified by the relevant Borrower or the Company to the Agent prior to the Utilisation Date; and

(iii)	with a Utilisation Date falling three (3) Business Days after the date of receipt of the relevant demand.

and, for the avoidance of doubt, the Lenders shall be required to comply with their obligations under Clause 5.4 (Lenders’ participation) in respect of such L/C Loan. The proceeds of any such Loan shall be used to pay the relevant claim.

(d)	Each Borrower and each Lender acknowledges that an Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of a Borrower and each Lender under this Clause 7.2 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	Each Borrower shall promptly on demand indemnify an Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify an Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Letter of Credit (unless the relevant Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the relevant Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall promptly on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit except to the extent arising out of the negligence, wilful misconduct of, or material breach of the terms of this Agreement in relation to such Letter of Credit by, such Lender.

(e)	The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

(g)	In respect of any Letter of Credit:

(i)	promptly following the issue of the Letter of Credit, the Agent shall deliver to the Company a copy of the Letter of Credit that was delivered directly to the beneficiary by an electronic message delivered by SWIFT (according to the system authorized and designed by the Society for Worldwide Interbank Financial Telecommunications), or any other means where there is record that the Letter of Credit was issued;

(ii)	the relevant Borrower acknowledges that the applicable Utilisation shall be made by the issuance of the Letter of Credit from the relevant Issuing Bank to the beneficiary;

(iii)	if the Borrower requires any amendment to a Letter of Credit, the Borrower must deliver the corresponding written request to the relevant Issuing Bank in the applicable form used by the relevant Issuing Bank. The request must contain the reasons for requesting the amendment which will need to be agreed by the relevant Issuing Bank, the relevant Lenders and the beneficiary; and

(iv)	the Borrower acknowledges and agrees that, once a Letter of Credit is issued in favour of a beneficiary, such Letter of Credit may not be cancelled or modified without written consent from the beneficiary, the relevant Issuing Bank and the relevant Lenders. Once the beneficiary presents the corresponding Letter of Credit for payment, the payment made to the beneficiary under such Letter of Credit will be final and free from any responsibility from the relevant Issuing Bank or the relevant Lenders;

(h)	The following shall apply to a Letter of Credit issued by the Original Issuing Bank:

(i)	(1) The Reglas y Usos Uniformes relativos a Créditos Documentarios, revisión 2007 publicación número 600 of the International Chamber of Commerce (Cámara Internacional de Comercio) (UCP 600), or (2) any that may substitute them;

(ii)	the Suplemento a las UCP 500 para la Presentación Electrónica of the International Chamber of Commerce (Cámara Internacional de Comercio) (e UCP), or any that may substitute it;

(iii)	the Práctica Bancaria Internacional Standard para la Revisión de Documentos, publicación 681 of the International Chamber of Commerce (Cámara Internacional de Comercio) (ISBP);

(iv)	the International Standby Practices Publication 590;

(v)	the Incoterms accepted by the International Chamber of Commerce, according to the updated and published version of 2010, or those that may substitute it. Incoterms will only apply in the particular cases in which the parties adopt the corresponding terminology and in cases of foreign trade operations; and

(vi)	if any modifications to the foregoing occur, the parties will adapt to such amendments as may be applicable, without need of any written consent. Articles 46 section VIII, and 71 of the Mexican Credit Institutions Law (Ley de Instituciones de Crédito) shall also apply, given the case.

7.4	Cash collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender is a Non-Acceptable L/C Lender, the relevant Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three (3) Business Days after the request by that Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank; or

(ii)	in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the relevant Issuing Bank in respect of that Letter of Credit.

(c)	Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the relevant Issuing Bank amounts due and payable to the relevant Issuing Bank by the Non-Acceptable L/C Lender in respect of that Letter of Credit.

(d)	Each Lender shall notify the Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.3 (Increase) or Clause 29 (Changes to the LendersChanges To The Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, an Increase Confirmation or an Issuing Bank Accession Agreement to that effect will constitute a notice under paragraph (d)(i) to the Agent and, upon delivery in accordance with Clause 29.11 (Maintenance of Register and provision of Assignment Agreements, Transfer Certificates, Additional Facility Notices, Additional Facility Lender Accession Notice, Increase Confirmations and Issuing Bank Accession Agreement).

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the relevant Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the relevant Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the relevant Issuing Bank shall pay that amount to the Lender within three (3) Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Cash cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) and the relevant Issuing Bank notifies the Obligors’ Agent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash cover to an account with the relevant Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then that Borrower shall do so within five (5) Business Days (or such longer date as is agreed with the relevant Issuing Bank (acting reasonably)) after the notice is given.

(b)	Notwithstanding paragraph (g) of Clause 1.2 (Construction), the relevant Issuing Bank shall permit the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender;

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c)

To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (g)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant

Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.4 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

7.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.6.

7.7	Lender as Issuing Bank

A Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as an Issuing Bank.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of an Original Facility Utilisation or an Additional Facility Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

(a)	If before the Specified Time on any Quotation Day:

(i)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(ii)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Company on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

(b)	Any part of a Loan treated as a separate Loan under this Clause 8.2 will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(c)	A Loan will still be treated as such if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Clause 8.2.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES

9.1	Type of Facility

An Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account or similar facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

9.2	Availability

(a)	A Borrower (or the Company on its behalf) and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment (which shall (except for the purposes of determining the Majority Lenders or the Super Majority Lenders and of Clause 41.7 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	An Ancillary Facility shall not be made available unless, not later than three (3) Business Days prior to the Ancillary Commencement Date for an Ancillary Facility (or such shorter period as may be agreed by the Company and the Agent), the Agent has received from the Company:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliate(s) of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Lender;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9 (Ancillary Facilities)). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(e)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 9.10 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender (excluding for these purposes any reduction in the Available Commitments attributable to such Ancillary Commitment); and

(v)	unless otherwise agreed with the relevant Ancillary Lender must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the applicable Facility (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.5 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date in relation to the relevant Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement unless otherwise agreed in writing with the relevant Ancillary Lender pursuant to Clause 9.11 (Adjustment for Ancillary Facilities upon acceleration).

(b)	If an Ancillary Facility expires or is cancelled (in whole or in part) in accordance with its terms or by agreement between the parties thereto, the Ancillary Commitment of the Ancillary Lender shall be reduced accordingly (and its Commitment shall be increased accordingly) by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or if less, that part of it which has expired or been cancelled).

(c)

No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) prior to its expiry date unless:

(i)	the relevant Total Commitments have been cancelled in full, or all outstanding Utilisations under the relevant Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the relevant Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs;

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation under the relevant Facility pursuant to which that Ancillary Outstanding was incurred and the Ancillary Lender gives sufficient notice to enable such a Utilisation to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation under the relevant Facility pursuant to which that Ancillary Outstanding was incurred:

(i)	the relevant Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of a Facility to refinance all or part of any Ancillary Outstandings under the same Facility:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the relevant Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the relevant Facility Utilisations then outstanding as its relevant Commitment bears to the relevant Total Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled to the extent of such refinancing.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets starting ‘net of’ and ending ‘under that Ancillary Facility’ of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

9.6	Voluntary cancellation of Ancillary Facilities

The Company may, if it gives the Agent and the relevant Ancillary Lender not less than five (5) Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

9.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, (other than for the purposes of Clause 18 (Tax Gross-Up and Indemnities)) the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part II of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement as an Ancillary Lender in accordance with clause 20.7 (New Ancillary Lender) of the Intercreditor Agreement.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 29 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.9	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment in respect of a Facility is not less than:

(a)	its Ancillary Commitment in respect of that Facility; and

(b)	the Ancillary Commitment of its Affiliate in respect of that Facility,

in each case, excluding for these purposes any reduction in such Lender’s Commitment in respect of that Facility attributable to such Ancillary Commitment.

9.10	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower (which is a member of the Group) may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower (which is a member of the Group) in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with paragraph (a) of Clause 31.3 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement, or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.11	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 9.11:

Revolving Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation then outstanding under a particular Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under such Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

Total Revolving Outstandings means the aggregate of all Revolving Outstandings.

(b)	If a Declared Default occurs, each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under a Facility and each Ancillary Facility relating to that Facility to ensure that after such transfers the Revolving Outstandings of each Lender in respect of that Facility bear the same proportion to the Total Revolving Outstandings in respect of that Facility as such Lender’s Commitment in respect of that Facility bears to the Total Commitments in respect of that Facility, each as at the date the notice of such Declared Default is served under Clause 28.6 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Prior to the application of the provisions of paragraph (a) of this Clause 9.11, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(e)	All calculations to be made pursuant to this Clause 9.11 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

9.12	Continuation of Ancillary Facilities

(a)	A Borrower and an Ancillary Lender may, as between themselves only, agree to continue to provide the same Ancillary Facilities following the Termination Date or, as the case may be, the date the relevant Commitments are otherwise cancelled under this Agreement (the “Cancellation Date”).

(b)	If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender shall each confirm that to be the case in writing to the Agent. Upon the Termination Date or, as the case may be, Cancellation Date, any such Ancillary Facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents arising prior to the Termination Date or, as the case may be, Cancellation Date, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not support any such facility in respect of any matters that arise after the Termination Date or, as the case may be, Cancellation Date.

10.	REPAYMENT

10.1	Repayment of Loans

(a)	Subject to paragraph (b) and Clause 10.2 (Rollover of Loans) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Any amount of any Loan outstanding on the Termination Date shall be repaid on that date.

10.2	Rollover of Loans

(a)	Without prejudice to each Borrower’s obligation under paragraph (a) of Clause 10.1 (Repayment of Loans), if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans under the relevant Facility:

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Loans under that Facility shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans under that Facility available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans under the relevant Facility:

(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)	each Lender will be required to make its participation in the new Loans under that Facility available in cash only to the extent that its participation (if any) in the new Loans under that Facility exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans under that Facility shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

10.3	Loans provided by a Defaulting Lender

(a)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the relevant Termination Date and will be treated as separate Loans (the “Separate Loans”) under the relevant Facility denominated in the currency in which the relevant participations are outstanding.

(b)	A Borrower to whom a Separate Loan is outstanding may prepay all or part of that Separate Loan by giving at least three (3) Business Days (or such shorter time period as agreed between the Borrower and the Agent) prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (b) to the Defaulting Lender concerned as soon as practicable on receipt.

(c)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and subject to the other rights of the Group under this Agreement in respect of Defaulting Lenders will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Separate Loan.

(d)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (a) to (c) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

11.1	Illegality

If after the date of this Agreement (or, if later, the date the relevant Lender becomes a Party), it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Commitment or participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall notify the Company as soon as reasonably practicable after receiving such notice;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately reduced and cancelled to the extent necessary to comply with applicable laws; and

(c)	each Borrower shall repay that Lender’s reduced and cancelled participation in the Utilisations made to that Borrower (or procure the transfer of that Lender’s participation at par to another Lender willing to accept such transfer) on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Illegality in relation to Issuing Bank

If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit is issued) it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;

(c)

to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Company shall procure that the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit affected by such change in law issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) or provide cash cover in respect of such Letter of Credit; and

(d)	unless any other Lender is or has agreed to be an Issuing Bank pursuant to the terms of this Agreement, a Facility under which the relevant Lender was the Issuing Bank shall cease to be available for the issue of Letters of Credit until such time as another Lender agrees to be an Issuing Bank.

11.3	Voluntary cancellation

(a)	The Company may, if it gives the Agent not less than three (3) Business Days (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably) may agree)) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000 and an integral multiple of USD 1,000,000, in each case, or their respective equivalents in other currencies) of an Available Facility.

(b)	Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under the applicable Facility.

11.4	Voluntary prepayment of Utilisations

(a)	A Borrower to which a Utilisation has been made may, if it or the Company gives the Agent not less than three (3) Business Days (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably) may agree) prior notice, prepay the whole or any part of that Utilisation (but, if in part, being an amount that reduces the Base Currency Amount of that Utilisation by a minimum amount of USD 1,000,000 (or its equivalent in other currencies) and an integral multiple of USD 1,000,000 (or their respective equivalent in other currencies)).

(b)	The Company or a Borrower may elect to apply a prepayment made under this Clause 11.4 against any or all of the Loans in such proportions as it selects in its sole discretion.

11.5	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Finance Party by an Obligor is required to be increased under paragraph (d) of Clause 18.2 (Tax gross-up);

(ii)	any Finance Party claims indemnification from the Company or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs); or

(iii)	any Lender invokes Clause 16.2 (Market disruption);

then, subject to paragraph (c) below:

(A)	if the circumstance relates to a Lender, the Company may:

(1)	require the transfer or assignment in accordance with this Agreement of all or any part (but at par only) of that Lender’s Commitments and participations in the Utilisations to a person nominated by the Company willing to accept that transfer or assignment; or

(2)	give the Agent notice of cancellation of all or any part of that Lender’s Commitments and the Company’s intention to procure the repayment of all or any part of that Lender’s participations in the Utilisations, whereupon the relevant part of the Commitments of that Lender shall immediately be reduced to zero;

(B)	if the circumstance relates to an Ancillary Lender, the Company may give the Agent notice of cancellation of all or any part of that person’s Ancillary Commitment and the Company’s intention to procure the repayment of all or any part of the utilisations of any Ancillary Facility granted by that person, whereupon the relevant part of that Ancillary Commitment of that person shall immediately be reduced to zero; and

(C)	if the circumstance relates to an Issuing Bank:

(1)	the Company may give the Agent notice of cancellation of the appointment as Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future and the Company’s intention to procure either the reduction to zero of that Issuing Bank’s contingent liability under any Letter of Credit or the provision of full cash cover in respect of the Issuing Bank’s maximum contingent liability under each outstanding Letter of Credit or to otherwise repay in full each Letter of Credit issued by that Issuing Bank; and

(2)	if the Company gives notice under paragraph (C)(1) above, the Facility shall cease to be available for the issue of Letters of Credit by the relevant Issuing Bank.

(b)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)(A)(2), (a)(B) or (a)(C)(1) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or the utilisation of the Ancillary Facility granted by that Ancillary Lender (or, if applicable, the relevant part thereof) together with, in each case, all interest and other amounts accrued under the Finance Documents or, as the case may be, provide full cash cover in respect of any Letter of Credit issued by that Issuing Bank (or, if applicable, otherwise repay the relevant Letter of Credit).

(c)	The Company may only exercise its rights under paragraph (a) above if:

(i)	in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of paragraph (a)(iii) above, no more than ten (10) days have elapsed since the relevant invoking of Clause 16.2 (Market disruption); and

(ii)	it gives the Agent and the relevant Lender not less than five (5) Business Days’ prior notice.

11.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three (3) Business Days’ notice of cancellation of all or any part of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment (or part thereof) of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

12.	MANDATORY PREPAYMENT

12.1	Exit

(a)	Upon the occurrence of a Change of Control,

(i)	all undrawn Commitments shall be immediately cancelled and no Lender shall have an obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility and, in the case of an Issuing Bank, such Issuing Bank shall have no obligation to issue any new Letter of Credit; and

(ii)	all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued or owing under the Finance Documents shall become immediately due and payable and the relevant Borrower will immediately prepay all such Utilisations, Ancillary Outstandings and other amounts owing and procure that any cash collateral provided by a Lender is released.

(b)

Notwithstanding the provisions of paragraph (a) above, an Ancillary Lender or, as the case may be, Issuing Bank may, as between itself and the relevant member of the Group, agree to continue to provide such Ancillary Facility or, as the case may be, Letter(s) of Credit, in which case, after notification thereof to the Agent such arrangements shall continue on a bilateral basis and not as part of, or under, the Finance Documents and save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such cancellation, no such rights or obligations in respect of the Letter(s) of Credit or, as the case may be, Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not, following release thereof by the Security Agent, secure any such Letter(s) of Credit or Ancillary Facility in respect of any claims that arise after such cancellation.

12.2	Note Purchase Condition

(a)	The Company shall ensure that an amount as required by Clause 27.5 (Notes Purchases) shall be applied in prepayment of the Utilisations and in cancellation of undrawn Commitments, in the manner and to the extent required by the other provisions of this Clause 12 and Clause 27.5 (Notes Purchases).

(b)	Unless the Company makes an election under paragraph (c) below, the Borrowers shall make prepayments and cancellations under this Clause 12 on (or prior to) the Notes Purchase in relation to which such prepayment is required.

(c)	Subject to paragraph (d) below, the Company may elect, by no less than three (3) Business Days’ notice in writing to the Agent (or such shorter period as the Majority Lenders may agree), that any prepayment of a Utilisation due under this Clause 12.2, may be made on the last day of the Interest Period relating to that Utilisation. If the Company makes that election then an amount of the Utilisation equal to the amount of the relevant prepayment shall be due and payable on the last day of its Interest Period.

(d)	If the Company has made an election under paragraph (c) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Utilisation in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

12.3	Application of mandatory prepayments

A cancellation and, if applicable, a prepayment required to be made under Clause 12.2 (Note Purchase Condition) shall be applied in the following order:

(a)	first, in cancellation of Available Commitments under each Facility pro rata (and the Available Commitments of the Lenders will be cancelled rateably);

(b)	secondly, in prepayment of Utilisations (but provided that outstanding Loans shall be prepaid before outstanding Letters of Credit) and cancellation of corresponding Commitments (pro rata across each Facility); and

(c)	then, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.

13.	RESTRICTIONS

13.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) and Clause 12 (Mandatory Prepayment) shall (subject to the terms of those Clauses) unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. In the event that a Borrower delivers a conditional or revocable notice of cancellation and/or prepayment under this Agreement, which it shall be permitted to do, that Borrower shall be liable for any Break Costs and all other costs, loss or liability attributable to such notice being revoked in the event it does not make any relevant prepayment on the date specified.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs if not made on the last day of an Interest Period, without premium or penalty.

13.3	Reborrowing of a Facility

Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.4	Prepayment in accordance with Agreement

(a)	No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(b)	Should there be more than one Borrower and/or Loan that is required to be partially prepaid pursuant to the terms of this Agreement, the Company may designate:

(i)	which such Borrowers shall effect prepayment of Loans and the respective amounts to be prepaid by each such Borrower; and

(ii)	which such Loans shall be prepaid under the Facilities and the amount of each such Loan to be prepaid, provided that the aggregate amount prepaid on each repayment date complies with the requirements of this Clause 13.4.

13.5	No reinstatement of Commitments

Subject to Clause 2.3 (Increase) no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation), and Clause 12 (Mandatory Prepayment) it shall promptly forward a copy of that notice or election to either the Company or the affected Lender or Issuing Bank, as appropriate.

14.	INTEREST

14.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR in relation to any Loan in USD or a currency other than euro and Mexican Pesos, EURIBOR in relation to any Loan in euro or, TIIE in relation to any Loan in Mexican Pesos (or in respect of an Additional Facility, the applicable screen rate set out in the Additional Facility Notice for the relevant Additional Facility).

14.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) monthly intervals after the first day of the Interest Period).

14.3	Default interest

(a)	To the extent permitted under applicable law, if an Obligor or Holdco Guarantor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one (1) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor or Holdco Guarantor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan;

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one (1) per cent. higher than the rate which would have applied if the overdue amount had not become due; and

(iii)	default interest (if unpaid) due by an Obligor or Holdco Guarantor, and arising on an overdue amount will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

15.	INTEREST PERIODS

15.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 15, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period of one (1), two (2), three (3) or six (6) Months (save that for any Loans denominated in MEX$, the Interest Period may only be twenty eight (28) days or ninety one (91) days) or any other period agreed between the relevant Borrower (or the Company on its behalf) and the Agent (acting on the instructions of the Majority Lenders participating in the relevant Loan (save for any Interest Period that is longer than six (6) months where the consent of all Lenders participating in the relevant Loan shall be required)).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to the relevant Facility.

(d)	A Loan has one Interest Period only.

15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

16.	CHANGES TO THE CALCULATION OF INTEREST

16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks. In the event the Mexican Central Bank (Banco de

México) does not publish the TIIE, either temporarily or definitively, the Loans denominated in Mexican Pesos will bear interest at a rate equal to the sum of the Alternate Rate determined from time to time plus the Margin.

16.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling three (3) Business Days after the Quotation Day (or, if earlier, on the date falling three (3) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than EURIBOR or, if applicable, LIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR or, if applicable, LIBOR.

(c)	In this Agreement:

“Market Disruption Event” means (in respect of any Loan other than a Loan denominated in Mexican Pesos):

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in Madrid on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five (35) per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR or, if applicable, LIBOR.

(d)	If the Agent is advised by a Mexican Lender or Mexican Lenders (whose participations in a Loan denominated in MEX$ (a “Peso Loan”) exceed 35 per cent. of that Peso Loan) that, by reason of any changes or events arising after the date of this Agreement affecting the Mexican interbank market, the TIIE or the Alternate Rate, as the case may be, for any Interest Period will be less than the cost to such Mexican Lender of making or maintaining its Loan for such Interest Period, then the Agent will give notice thereof (a “Mexican Market Disruption Notice”) to the Borrower and the Mexican Lenders:

(i)	if a Mexican Market Disruption Notice is given, the Company and the affected Mexican Lenders shall enter into negotiations in good faith for a period of thirty (30) days to determine the rate necessary (the “negotiation period”), for the then current and subsequent Interest Periods, to compensate the affected Mexican Lenders for their cost of obtaining, as of the commencement of such Interest Periods, funds for such Interest Periods in an amount equal to the applicable principal amount of such Mexican Lenders’ participation in each Peso Loan for a period with a duration equal to each such Interest Period. If the affected Mexican Lenders and the Company agree in writing upon a substitute rate on or before the last day of the negotiation period, the interest rate determined pursuant to such alternative basis shall be the “Substitute Rate” for the relevant Interest Periods and the Peso Loans shall bear interest from and after the later of (A) the date of such agreement and (B) the expiration of the Interest Period during which the Mexican Market Disruption Notice was delivered, at a rate per annum equal to the sum of the Substitute Rate plus the Margin;

(ii)	if the Mexican Lenders and the Company fail to agree on such alternative basis within the negotiation period, the Agent shall forthwith give notice to the Company and the affected Mexican Lenders (a “Rate Setting Notice”) of such failure. The interest rate to be included in the Rate Setting Notice shall then be the average of the rates that reflect the cost of each Reference Peso Bank that provides such information to the Agent for borrowing funds in Pesos for the Relevant Interest Period, calculated based on information provided to the Agent by each such Reference Peso Banks (the “New Substitute Rate”). The Agent shall be required to request quotes from all the Reference Peso Banks but will only be required to use those actually received by it. From and after the later of (A) the date on which a Rate Setting Notice is given and (B) the expiration of the Interest Period during which the Mexican Market Disruption Notice was delivered, the Peso Loans will bear interest, payable on the last Business Day of each month while such circumstances are in effect, at a rate per annum equal to the sum of the Margin plus the New Substitute Rate specified in such Rate Setting Notice;

(iii)	any Substitute Rate or New Substitute Rate shall cease to apply to any Peso Loans upon notice from the Agent to the Company and the Mexican Lenders that the circumstances giving rise to such Mexican Market Disruption Notice no longer exist; and

(iv)	any alternative basis agreed pursuant to this paragraph (d) shall be binding on all Parties.

16.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest in respect of any affected Loan.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders (such consent not to be unreasonably withheld or delayed) and the Company, be binding on all Parties, provided that:

(i)	any alternative basis agreed pursuant to paragraph (a) shall automatically be binding on a Defaulting Lender;

(ii)	any alternative basis agreed pursuant to paragraph (a) shall automatically be binding on any Lender which does not accept or reject a request for any such consent before 5.00 p.m. Madrid time on the date falling ten (10) Business Days’ from the date of that request being made (or such other time and date as the Company may specify, with the consent of the Agent if less than ten (10) Business Days from the date of such request being made); and

(iii)	any Lender which rejects a request for any such consent shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.

16.4	Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall as soon as reasonably practicable after demand by the Agent, provide to the Agent (with a copy to the Company) a certificate confirming the amount of its Break Costs (giving reasonable details of the calculation of its Break Costs) for any Interest Period in which they accrue.

17.	FEES

17.1	Commitment fee

(a)	The Company shall pay (or procure there is paid) to the Agent (for the account of each Lender participating in the relevant Facility) a commitment fee in the Base Currency computed:

(i)	in respect of each Original Facility, at a rate of thirty five (35) per cent. of the then applicable Margin per annum on that Lender’s Available Commitment under that Original Facility for the period from (and including) the Closing Date to (and including) the last day of the Availability Period applicable to the Original Facilities; and

(ii)	in respect of an Additional Facility, at the rate and for the period (if any) specified in the relevant Additional Facility Notice on that Additional Facility Lender’s Available Commitment under the relevant Additional Facility.

(b)	The accrued commitment fee is payable in arrears on the last day of each successive period of three (3) Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment under Original Facilities or Additional Facility (as applicable) at the time the cancellation is effective provided that no commitment fee shall accrue or become payable prior to the Closing Date.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.2	Arrangement fee

The Company shall pay (or procure there is paid) to the Agent (for the account of the Arrangers) an arrangement fee in the amount and at the times agreed in a Fee Letter provided that such fee shall not be payable if the Closing Date does not occur.

17.3	Agency and Security Agent fee

The Company shall pay (or procure there is paid) to:

(a)	the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter; and

(b)	the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter,

provided that, in each case, such fee shall not be payable if the Closing Date does not occur.

17.4	Fees payable in respect of Letters of Credit

(a)	Subject to paragraph (e) below, the Company or the relevant Borrower shall pay (or procure there is paid) to the Agent (for the account of each Issuing Bank) a fronting fee at the rate of 0.125 per cent. per annum (unless otherwise agreed by the relevant Borrower (or the Company) and the relevant Issuing Bank) on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it (less in each case any amount which has been repaid, prepaid or cancelled, and in each case, excluding the amount which is counter indemnified by the relevant Issuing Bank and its Affiliates in the Letter of Credit if that Issuing Bank (and/or an Affiliate of it) is also a Lender), for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(b)	Subject to paragraph (e) below, the Company or each Borrower shall pay (or procure there is paid) to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the then applicable Margin for a Loan under the Facility under which the Letter of Credit is issued) on the outstanding amount of each Letter of Credit requested by it (less in each case any amount which has been repaid, prepaid or cancelled) for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier). This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable in arrears on the last day of each successive period of three (3) months (or such shorter period as shall end on the Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the relevant Issuing Bank or the Agent (as applicable) on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

(d)	The Company or the relevant Borrower shall pay (or procure there is paid) to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

(e)	If the Company (or another member of the Group) provides (or procures) cash cover for any part of a Letter of Credit then no fronting fee or Letter of Credit fee shall be payable in respect of that part of the Letter of Credit that is cash covered.

17.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

17.6	No Deal, No Fee

Notwithstanding any other provision of this Agreement or any other Finance Document, no fees, commissions, costs or expenses (other than reasonable and properly incurred legal fees and expenses (up to any cap that may be separately agreed) in connection with the drafting and the negotiating of the Finance Documents) under any Finance Document shall be payable if the Closing Date does not occur.

17.7	Defaulting Lenders

Unless otherwise agreed in writing by the Company and notwithstanding anything to the contrary in the Finance Documents:

(a)	no commitment fee shall accrue (or be payable) on the Available Commitment of a Lender whilst that Lender is a Defaulting Lender; and

(b)	no other fees, costs or expenses shall, in each case, be payable to a Lender whilst that Lender is a Defaulting Lender (and the fees payable under the Finance Documents shall be reduced accordingly).

18.	TAX GROSS-UP AND INDEMNITIES

18.1	Tax Definitions

“Change of Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority.

“Eligible Institution” means any bank (public or private) which has delivered all information and documents and fulfilled all requirements as applicable under Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and its regulations and the miscellaneous tax resolution in force (resolución miscelánea fiscal)or the relevant Mexican Treaty (in the case of the Mexican Treaty, as detailed in such law, regulations and resolutions, as applicable) to be entitled to the lowest rate of withholding by Mexican entities of income consisting on interest charged by foreign banks to Mexican entities, available under Mexican law, which now is 4.9% (four point nine percent).

“Luxembourg Qualifying Lender” means a Lender which is beneficially entitled to interest payable by a Luxembourg Obligor to that Lender in respect of an advance under a Finance Document and is:

(a)	a Lender which fulfils the conditions imposed by Luxembourg law in order for a payment of interest not to be subject to (or as the case may be, exempted from) any Tax Deduction; or

(b)	a Lender which is a Luxembourg Treaty Lender.

“Luxembourg Treaty Lender” means, in relation to a payment of interest by or in respect of a Luxembourg Obligor under a Finance Document, a Lender which:

(a)	is treated as a resident of a Luxembourg Treaty State for the purposes of the relevant Luxembourg Treaty;

(b)	does not carry on business in Luxembourg through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	fulfils any conditions which must be fulfilled under the Luxembourg Treaty and complies with any necessary procedural formalities required for residents of that Luxembourg Treaty State to benefit from a full exemption from Tax imposed by Luxembourg on interest payments due to that Lender under a Finance Document.

“Luxembourg Treaty State” means a jurisdiction having a double tax agreement (the “Luxembourg Treaty”) with Luxembourg which makes provision for full exemption for Tax imposed by Luxembourg on interest payments.

“Mexican Obligor” means an Obligor which is resident for Tax purposes in Mexico.

“Mexican Qualifying Lender” means a Lender which is beneficially entitled to interest payable by a Mexican Obligor to that Lender in respect of an advance under a Finance Document and is,

(a)	corporate entities resident for Tax purposes in Mexico according to Mexican tax law;

(b)	an Eligible Institution; or

(c)	a Mexican Treaty Lender.

“Mexican Treaty Lender” means, in relation to a payment of interest by or in respect of a Mexican Obligor under a Finance Document, a Lender which:

(a)	is treated as a resident of a Mexican Treaty State for the purposes of the relevant Mexican Treaty;

(b)	does not carry on business in Mexico through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	fulfils any conditions which must be fulfilled under the Mexican Treaty and complies with any necessary procedural formalities required for residents of that Mexican Treaty State to benefit from a full exemption from Tax imposed by Mexico on interest payments due to that Lender under a Finance Document.

“Mexican Treaty State” means a jurisdiction having a double tax agreement (the “Mexican Treaty”) with Mexico which makes provision for full exemption for Tax imposed by Mexico on interest payments.

“Spanish Obligor” means an Obligor which is resident for Tax purposes in Spain.

“Spanish Qualifying Lender” means a Lender which is beneficially entitled to interest payable by a Spanish Obligor to that Lender in respect of an advance under a Finance Document and is:

(a)	any legal entity resident for tax purposes in a European Union Member State, other than Spain (“EU Lender”), that:

(i)	does not obtain income from the Finance Documents or from any Utilisation through a country or jurisdiction deemed as a tax haven for Spanish tax purposes (in accordance with the Royal Decree 1080/1991, of 5 July (Real Decreto 1080/1991, de 5 de julio));

(ii)	does not operate, in respect of the Finance Documents or any Utilisation, through a permanent establishment located in Spain or a country or jurisdiction that is not a European Union Member State; and

(iii)	provides the Obligors with a valid (as per the applicable Spanish tax regulations) certificate of tax residency in a European Union Member State, other than Spain, duly issued by the relevant Tax authorities of its jurisdiction of incorporation before any payment under the Finance Documents is due or paid (whichever occurs first). Such certificate of tax residency must be dated within the year prior to the relevant payment being due or paid (whichever occurs first) under a Finance Document and, if applicable, refer to the year in which the payment is due or paid (whichever occurs first).

(b)	any Spanish resident credit entity registered in the Special Registries of the Bank of Spain as mentioned in paragraph (c) of Article 61 of Corporate Income Tax Regulations approved by Royal Decree 634/2015 of 10 July (Real Decreto 634/2015 de 10 de julio);

(c)	a permanent establishment located in Spain of a non-Spanish resident financial entity as mentioned in the second paragraph of Article 8.1 of Non-Resident Income Tax Regulations approved by Royal Decree 1776/2004 of 30 July (Real Decreto 1776/2004 de 30 julio);

(d)	a securitisation fund (fondo de titulización) referred to in paragraph (k) of Section 61 of Royal Decree 634/2015 of 10 July (Real Decreto 634/2015 de 10 julio) approving the Corporate Income Tax Regulations; or

(e)	a Spanish Treaty Lender

“Spanish Treaty Lender” means, in respect of a payment by or in respect of a Spanish Obligor under a Finance Document, a Lender which is beneficially entitled to such payment and:

(a)	is treated as a resident of a Spanish Treaty State for the purposes of the relevant Spanish Treaty;

(b)	does not carry on a business in Spain through a permanent establishment with which that Lender’s participation in the Finance Documents is effectively connected;

(c)	is entitled to the benefits of the Spanish Treaty without limitation; and

(d)

provides to the Spanish Obligor, before the relevant payment under the Finance Documents is made by that Spanish Obligor, of a valid and in-force certificate validly issued by the relevant Tax authority of that Lender’s country or jurisdiction of tax residency evidencing that such Lender is resident in a

Spanish Treaty State for the purposes of the applicable Spanish Treaty State and for the purpose of making the payment without Tax Deduction. Such certificate of tax residency must be dated within the year prior to the relevant payment being due or paid (whichever occurs first) under a Finance Document and, if applicable, refer to the year in which the payment is due or paid (whichever occurs first)

“Spanish Treaty State” means a jurisdiction having a double taxation agreement (the “Spanish Treaty”) with Spain which makes provision for full exemption for Tax imposed by Spain on interest payments.

“Qualifying Lender” means:

(a)	a Luxembourg Qualifying Lender;

(b)	a Spanish Qualifying Lender; or

(c)	a Mexican Qualifying Lender.

“Tax Credit” means a credit against, relief from, or repayment or remission of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment made under Clause 18.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting reasonably and in good faith.

18.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, in each case unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)

If a Lender becomes aware that it ceases to be, a Qualifying Lender it shall as soon as is reasonably practicable notify the Agent. If the Agent receives such notification from a Lender it shall as soon as is reasonably practicable notify the Company and that Obligor.

(d)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor shall be increased to an amount which leaves (after making any Tax Deduction) an amount equal to the payment which would have been due if no such Tax Deduction had been required.

(e)	A payment shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by Luxembourg, if on the date on which the payment falls due:

(i)	that Lender is not or has ceased to be a Luxembourg Qualifying Lender other than as a result of any Change of Law; or

(ii)	the relevant Lender is a Luxembourg Treaty Lender and the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) below; or

(iii)	such Tax Deduction is required by virtue of the Luxembourg law dated 23 December 2005 as amended from time to time.

(f)	A payment shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by Mexico, if on the date on which the payment falls due:

(i)	that Lender is not or has ceased to be a Mexican Qualifying Lender other than as a result of any Change of Law; or

(ii)	the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) and (k) (as applicable) below.

(g)	A payment shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by Spain, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Spanish Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Spanish Qualifying Lender other than as a result of any Change of Law; or

(ii)	the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraphs (j) and (l) (as applicable) below

(h)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(i)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to any evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(j)	A Lender (or, as relevant, Issuing Bank) and each Obligor which makes a payment to which that Lender (or, as relevant, Issuing Bank) is entitled shall co-operate in completing promptly any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without any Tax Deduction and maintain that authorisation where an authorisation expires or otherwise ceases to have effect.

(k)	Each Mexican Qualifying Lender that ceases to be a resident of Mexico for tax purposes shall, at the request of a Mexican Obligor or deliver or furnish to that Mexican Obligor, any form, certificate or other document reasonably requested by that Mexican Obligor if (i) such filing, delivery or furnishing of information is consistent with applicable laws, regulations, or a treaty, (ii) such filing, delivery or furnishing of information would reduce or eliminate any Tax payment.

(l)	In respect of a Loan to a Borrower which is tax resident in Spain, each Spanish Qualifying Lender which is not resident in Spain for Tax purposes shall, as soon as reasonably practicable after the date on which it becomes a Party, but before any payment of interest is due or made to that Party, whichever comes first, deliver to the Company through the Agent a certificate of tax residence (or the specific form required under the relevant Treaty) duly issued by the competent Tax authorities of its country of residence evidencing such Spanish Qualifying Lender as resident for Tax purposes in that country and, if a Treaty Lender in respect of Spain, accrediting such Spanish Treaty Lender as resident in the relevant jurisdiction within the meaning of the Spanish Treaty and declaring that it is entitled to the benefits of the relevant Treaty. Each such Spanish Qualifying Lender not resident in Spain for Tax purposes shall, at the written request of the Company, deliver a new certificate of residence each time the existing certificate expires in accordance with Spanish Law.

(m)	Each Lender which becomes a Party on the day on which this Agreement shall state whether it is:

(i)	in respect of a Luxembourg Obligor:

(A)	not a Luxembourg Qualifying Lender;

(B)	a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or

(C)	a Luxembourg Treaty Lender;

(ii)	in respect of a Mexican Obligor:

(A)	not a Mexican Qualifying Lender;

(B)	a Mexican Qualifying Lender (other than a Mexican Treaty Lender); or

(C)	a Mexican Treaty Lender; and

(iii)	in respect of a Spanish Obligor:

(A)	not a Spanish Qualifying Lender;

(B)	a Spanish Qualifying Lender (other than a Spanish Treaty Lender or an EU Lender);

(C)	an EU Lender; or

(D)	a Spanish Treaty Lender.

18.3	Tax indemnity

(a)	Except as provided by paragraph (b) below, the Company shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand by the Agent, indemnify a Protected Party against any loss or liability which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in relation to a payment received or receivable from an Obligor under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes;

(B)	that Finance Party has a permanent establishment to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction; or

(C)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income or gross receipts received or receivable (but not any sum deemed to be received or receivable such as a Tax Deduction); or

(ii)	to the extent that any such loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to paragraph (d) of Clause 18.2 (Tax gross-up) or would have been so compensated but for the operation of paragraph (e), (f) or (g) of Clause 18.2 (Tax gross-up);

(B)	related to a FATCA deduction required to be made by a Party;

(C)	is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(D)	is compensated for by an increase payment pursuant to Clause 18.6 (Stamp Taxes) or Clause 18.7 (Value Added Tax) would have been so compensated but an exclusion in Clause 18.6 (Stamp Taxes) or Clause 18.7 (Value Added Tax);

(E)	is suffered or incurred with respect to the Bank Surcharge or any payment attributable to, or liability arising as a consequence of, the Bank Surcharge.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent will notify the Company and the affected Obligor.

(d)	A Protected Party shall, on receiving a payment from an Obligor under paragraph (a) above, notify the Agent.

18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that it has obtained and utilised a Tax Credit which is attributable to that Tax Payment (or an increased payment of which that Tax Payment forms part or to a Tax Deduction in consequence of which that Tax Payment was required), that Finance Party shall pay to the relevant Obligor such amount as that Finance Party determines will leave that Finance Party (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by that Obligor.

18.5	Lender Status Confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, the Assignment Agreement, the Increase Confirmation, Issuing Bank Accession Agreement or the Additional Facility Lender Accession Notice which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	in respect of a Luxembourg Obligor:

(A)	not a Luxembourg Qualifying Lender;

(B)	a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or

(C)	a Luxembourg Treaty Lender;

(ii)	in respect of a Mexican Obligor:

(A)	not a Mexican Qualifying Lender;

(B)	a Mexican Qualifying Lender (other than a Mexican Treaty Lender); or

(C)	a Mexican Treaty Lender; and

(iii)	in respect of a Spanish Obligor:

(A)	not a Spanish Qualifying Lender;

(B)	a Spanish Qualifying Lender (other than a Spanish Treaty Lender or an EU Lender);

(C)	an EU Lender; or

(D)	a Spanish Treaty Lender.

(b)	If an Original Lender, a New Lender, an Increase Lender, an additional Issuing Bank or an Additional Facility Lender fails to indicate its status in respect of any Borrower in accordance with this Clause 18.5 then such Original Lender, New Lender, Increase Lender, additional Issuing Bank or Additional Facility Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent or the Company in case of an Original Lender which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement, Increase Confirmation, Issuing Bank Accession Agreement or Additional Facility Lender Accession Notice shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

18.6	Stamp Taxes

The Company shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand by the Agent, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax payable in connection with any Finance Document, except for any such Tax payable in connection with:

(a)	any Assignment Agreement, Increase Confirmation or Transfer Certificate (as the case may be) or any other document (in each case) relating to the voluntary assignment, transfer or sub-participation by the relevant Finance Party of any of its rights and/or obligations under any Finance Document save for the avoidance of doubt that where the relevant document is entered into pursuant to Clause 11.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), Clause 21 (Mitigation by the Lenders) or Clause 41.7 (Replacement of Lender), such document shall not be treated for the purposes of this Clause 18.6 as relating to such voluntary assignment, transfer or sub-participation; or

(b)	a voluntary registration made by the relevant Finance Party to the extent that such registration is not necessary to maintain, enforce, compel or otherwise assist the rights of a Finance Party under the Finance Document.

18.7	Value Added Tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 18.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference a person who is treated as making the supply, or (as appropriate) receiving the supply, under the VAT group rules (as provided for in Article 11 of the Council Directive 2006/112/EC or as otherwise implemented by the any relevant member state of the European Union or any other similar legislation in any other jurisdiction) (including, for the avoidance of doubt, pursuant to section 43 of the United Kingdom Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

18.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

18.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

19.	INCREASED COSTS

19.1	Increased costs

(a)	Subject to Clause 19.3 (Exceptions), the Company shall pay (or procure there is paid), within three (3) Business Days of a demand by the Agent, for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date it became a party to this Agreement, or (ii) compliance with any law or regulation made after the date of this Agreement (or, if later, the date it became a Party to this Agreement) or (iii) the implementation of or application of, or compliance with Basel III or any law or regulation which implements or applies Basel III.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due, paid or payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or providing an Additional Facility Notice or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall promptly notify the Agent of the event giving rise to the claim and whether it intends to make a claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after receipt of a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and of the calculation of such Increased Costs) confirming the amount of its Increased Costs.

19.3	Exceptions

(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost:

(i)	is attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	is attributable to a FATCA Deduction required to be made by a Party (or any payment attributable to, or liability arising, as a consequence of a FATCA Deduction);

(iii)	is compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax indemnity) applied);

(iv)	is attributable to the breach by the relevant Finance Party or its Affiliates of any law, regulation or treaty or any term of any Finance Document;

(v)	is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(vi)	is compensated for by an increase payment pursuant to Clause 18.6 (Stamp Taxes) or Clause 18.7 (Value Added Tax) or would have been so compensated but for an exclusion in Clause 18.6 (Stamp Taxes) or Clause 18.7 (Value Added Tax);

(vii)	is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement or, if later, the date the relevant Finance Party became a Party to this Agreement (but excluding any amendment to Basel II arising out of Basel III (as defined in sub-paragraph (b)(ii) below) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) unless a Finance Party was or reasonably should have been aware of the Increased Cost on the date it became a Finance Party under this Agreement;

(viii)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;

(ix)	is suffered or incurred with respect to the Bank Surcharge or any payment attributable to or liability arising as a consequence of, this Bank Surcharge; or

(x)	is not promptly (and in any event within 30 days) notified to the Borrower in accordance with Clause 19.2.

(b)	In this Agreement:

(i)	reference to a “Tax Deduction” has the same meaning given to the term in Clause 18.1 (Tax Definitions); and

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010; and

(B)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

20.	OTHER INDEMNITIES

20.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against the Obligor,

then that Obligor shall as an independent obligation, within three (3) Business Days of receipt of a demand, indemnify the Arrangers and each other Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person (acting reasonably and in good faith) at the time of its receipt of that Sum provided that if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless a Declared Default has occurred and is continuing, refund any such excess amount to the relevant Obligor.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within three (3) Business Days of receipt of a demand (which shall be accompanied by reasonable calculations or details of the amount demanded), indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Lenders);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default, negligence or wilful misconduct by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of the default, negligence or wilful misconduct by that Finance Party alone); and

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)

The Company shall within ten (10) Business Days of demand indemnify and hold harmless each Finance Party, each Affiliate of a Finance Party and each director, officer, agent, advisers and employee (as applicable) of a Finance Party or its Affiliate (each an “Indemnified Party”), against any cost, expense, damages, claims, loss or liability (including, except as specified below without limitation, legal fees and limited, in the case of legal fees and expenses, to one counsel to such Indemnified Party taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Parties similarly situated, taken as a whole (and if reasonably necessary one local counsel in any relevant jurisdiction)) incurred by or awarded against that Indemnified Party in connection with or arising out of the

Transaction or the funding of the Transaction (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Transaction) unless such damages, claims, loss or liability resulted:

(i)	directly from fraud, the gross negligence or wilful misconduct of such Indemnified Party or results directly from such Indemnified Party breaching a term of, or any obligation under, any of the Finance Documents or any Confidentiality Undertaking given by that Indemnified Party; or

(ii)	from or relates to any dispute solely among Indemnified Parties (other than with any Agent Security Agent, Issuing Bank or Arranger acting in its capacity as such) and not arising out of any act (including any misrepresentation) or omission of the Company or other entity controlled by the Sponsors.

(c)	Each Indemnified Party may rely on this Clause 20.2 subject to Clause 1.5 (Third party rights) and the Third Parties Act.

(d)	If any event occurs in respect of which indemnification may be sought from the Company, the relevant Indemnified Party shall only be indemnified if (where legally permissible to do so and without being under any obligation to so notify to the extent that it is not lawfully permitted to do so) it:

(i)	notifies the Company in writing within a reasonable time after the relevant Indemnified Party becomes aware of such event and this provision provided that failure to notify the Company shall not relieve the Company from any liability that it may have under this Clause 20 except to the extent that the Company has been prejudiced through the forfeiture of its rights or defences by such failure;

(ii)	consults with the Company fully and promptly with respect to the conduct of the relevant claim, action or proceeding;

(iii)	conducts such claim, action or proceeding properly and diligently; and

(iv)	does not settle any such claim, action or proceeding without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

The Indemnified Party shall also be entitled to appoint their own legal counsel in each applicable jurisdiction in respect of any such claim, action or proceeding.

(e)	The Finance Parties shall not have any duty or obligation, whether as fiduciary for any Indemnified Party or otherwise, to recover any payment made or required to be made under this Clause 20.2.

(f)	No Indemnified Party shall be responsible or have any liability to any member of the Group or any Affiliate thereof or anyone else for consequential losses or damages.

20.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against:

(a)	any reasonable third party cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction from an Obligor, an Affiliate of an Obligor, an Initial Investor, an Affiliate of an Initial Investor or from the management of any member of the Group which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

21.	MITIGATION BY THE LENDERS

21.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Tax Gross-Up and Indemnities) or Clause 19 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor, Holdco Guarantor or Security Provider under the Finance Documents.

21.2	Limitation of liability

(a)	The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in a material respect.

22.	COSTS AND EXPENSES

22.1	Transaction expenses

The Company shall promptly on demand after receipt of the corresponding invoice pay (or procure payment) to the Agent, the Arrangers and the Issuing Bank the amount of all reasonable third party out-of-pocket costs and expenses (including legal fees subject to any agreed caps and notarial costs (if any)) properly incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other Finance Document executed on or prior to the date of this Agreement; and

(b)	any other Finance Documents (other than Transfer Certificates or Assignment Agreements) executed after the date of this Agreement,

subject, in each case, to the Closing Date having occurred (other than in respect of legal fees up to the cap agreed by the Company) and on a basis and up to an amount as agreed between the Arrangers and the Company from time to time.

22.2	Amendment costs

If:

(a)	an Obligor, Holdco Guarantor or Security Provider requests an amendment, waiver, consent or release in relation to any Finance Document or any release of any Transaction Security; or

(b)	an amendment is required pursuant to Clause 2.2 (Additional Facility) or Clause 35.10 (Change of currency),

the Company shall, within ten (10) Business Days of demand after receipt of the corresponding invoice, reimburse (or procure reimbursement of) the Agent for the amount of all reasonable third party out-of-pocket costs and expenses (including legal fees subject to any agreed caps and notarial costs (if any)) properly incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, within five (5) Business Days of demand, pay (or procure there is paid) to the Arrangers and each other Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

22.4	Transfer costs and expenses

Notwithstanding any other term of this Agreement or the other Finance Documents, if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents or enters into any sub-participation, no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to, or arising in connection with, that assignment, transfer or sub-participation, (including, without limitation, any Taxes and any amounts (including notarial fees), relating to the registration, perfection or amendment of the Transaction Security during or after the date of this Agreement) unless such assignment, transfer or sub-participation, is being made pursuant to the provisions of Clause 41.7 (Replacement of Lender).

22.5	Cost Details

(a)	Notwithstanding any other term of this Agreement or the other Finance Documents, no member of the Group shall be required to pay any fees, costs, expenses or other amounts (other than principal and interest) unless:

(i)	it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including, where applicable, details of hours worked, rates and individuals involved); and

(ii)	in the case of costs and expenses, it has received satisfactory evidence that such costs and expenses have been properly incurred (including that all security costs relate only to Transaction Security Documents entered into, or related actions taken, in accordance with the Agreed Security Principles or approved in advance by the Company).

(b)	Paragraph (a) above shall not apply to any costs or expenses described under Clause 22.3 (Enforcement and preservation costs).

23.	GUARANTEE AND INDEMNITY

23.1	Guarantee and Indemnity

(a)	Each Guarantor irrevocably and unconditionally jointly and severally and at all times subject to Clause 23.12 (Guarantee Limitations: General) to Clause 23.16 (Guarantee Limitation - Brazil) below and to any limitations set out in any Accession Deed by which a Guarantor becomes a Party:

(i)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

(b)	The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

Subject to Clause 23.12 (Guarantee Limitations: General) to Clause 23.16 (Guarantee Limitation - Brazil) below and to any limitations set out in any Accession Deed by which a Guarantor becomes a Party, the obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance

Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	except with respect to a Brazilian Guarantor any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings, except, with respect to a Brazilian Guarantor, if such Brazilian Guarantor becomes subject to any bankruptcy, insolvency or reorganisation proceeding.

23.5	Waiver of Mexican law

In addition, without limiting the generality of Clause 23.4 (Waiver of defences), each Guarantor incorporated under the laws of Mexico (a “Mexican Guarantor”) hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, all rights and benefits of orden, excusión, división, quita, novación, espera and/or modificación and any other rights specified in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2827, 2829, 2837, 2838, 2839, 2840, 2844, 2845, 2846, 2847, 2848 and 2849, and any other related or applicable Articles of the Código Civil Federal of Mexico and the Código Civil of each State of the Mexican Republic. With respect to paragraph (a)(iii) of Clause 23.1 (Guarantee and Indemnity), each Mexican Guarantor also irrevocably and unconditionally waives to the rights specified in Article 2842 of the Código Civil Federal of Mexico and the correlative article of the Código Civil of each State of the Mexican Republic.

23.6	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences), but subject to Clause 23.12 (Guarantee Limitations: General) to Clause 23.16 (Guarantee Limitation - Brazil) below and to any limitations and exceptions provided in this Clause 23 set out in any Accession Deed by which it became a Guarantor, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents (including pursuant to a Structural Change), including, for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.7	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts in respect of claims made under this Clause 23, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	in respect of any amounts received or recovered by any Finance Party after a claim pursuant to this Clause 23 in respect of any sum due and payable by any Obligor under this Agreement, place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Finance Documents.

23.9	Deferral of Guarantors’ rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	other than where the Finance Party has acted fraudulently or with wilful misconduct to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and Indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party,

unless the exercise of any such right is necessary or advisable to avoid any risk of personal or criminal liability for any current or former managing director of that Guarantor.

(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall, other than to the extent such Guarantor is permitted to retain such benefit, payment or distribution in accordance with the Intercreditor Agreement hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or if the concept of trust is not recognised in the jurisdiction of incorporation of that Guarantor, for the benefit of, the Finance Parties and shall promptly pay or transfer the same, but subject to the limitations and exceptions provided in this Clause 23 or in any Accession Deed by which it became a Guarantor, to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

23.10	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.11	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.12	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)	no Obligor’s obligations and liabilities under this Clause 23.12 and under any other guarantee or indemnity provision in a Finance Document (the “Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by an Obligor will secure any Guarantee Obligation,

to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company under the laws of its jurisdiction of incorporation.

(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Finance Documents will be deemed to have been split into two tranches; “Tranche 1” comprising those obligations which can be secured by the Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Finance Documents. The Tranche 2 obligations will be excluded from the Guarantee Obligations and will be allocated to the Facility (or Loans) to which those obligations relate, to the extent that that can be determined. To the extent that the relevant Facility cannot be determined, the Tranche 2 obligations will be allocated pro rata across the Facilities.

23.13	Additional Guarantee Limitations

Any Additional Guarantor’s obligations will be subject to any limitation on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is contained in the Accession Deed (if applicable) and on the terms consistent with the Agreed Security Principles by which that Additional Guarantor becomes a Guarantor.

23.14	Guarantee Limitation - Luxembourg

(a)	Notwithstanding any other provisions to the contrary in this Agreement (other than paragraph (d) below) or any other Finance Document, the guarantee granted by Holdco, the Parent and the Company (the “Luxembourg Guarantors”) under this Clause 23 (the “Luxembourg Guarantee”) for the obligations of any Luxembourg Obligor shall be limited at any time to an aggregate amount not exceeding the higher of:

(i)	95% of such Luxembourg Guarantor’s actif net determined as at the date on which a demand is made under the Luxembourg Guarantee, increased by the amount of any Intra-Group Liabilities; and

(ii)	95% of such Luxembourg Guarantor’s actif net determined as at the date of this Agreement or, determined on the date hereof, increased by the amount of any Intra-Group Liabilities.

(b)

For the purpose of determining the amount of the actif net referred to above, the assets of the Luxembourg Guarantor will be valued at their market value rather than their book value, as determined by a bank of good repute or a

Luxembourg independent auditor (réviseur d’entreprises agréé), to be appointed by the Agent in its absolute discretion at the cost of the Luxembourg Guarantor and instructed by the Agent to act independently. The Luxembourg Guarantor acknowledges that it is not entitled to challenge the appointment of and the valuation made by a bank of good repute or the Luxembourg independent auditor (réviseur d’entreprises agréé).

(c)	“Intra-Group Liabilities” as referred to above, shall for the purposes of this Clause 23.14 mean any amounts owed by the Luxembourg Guarantor to any other member of the group of companies to which it belongs (including, for the avoidance of doubt, any amounts owed that are represented by hybrid instruments such as preferred equity certificates) and that have not been financed (directly or indirectly) by a borrowing under the Finance Documents.

(d)	The above guarantee limitation shall not apply to (i) any amounts borrowed by the Luxembourg Guarantor or any of its direct or indirect subsidiaries under the Finance Documents and (ii) any amounts borrowed under the Finance Documents and on-lent, or otherwise made available, to the Luxembourg Guarantor or any of its direct or indirect subsidiaries (in any form whatsoever). For the avoidance of doubt, the above guarantee limitation only applies to the Guarantee granted by a Luxembourg Obligor for the obligations of any Luxembourg Obligor and shall not affect or prejudice in any way the Guarantee granted by the Luxembourg Guarantor for the obligations of any other Obligors.

23.15	Guarantee Limitation - Spain

(a)	Notwithstanding anything set out to the contrary in this Agreement or any other Finance Document, the guarantees, obligations and liabilities of any Spanish Obligor expressed to be assumed under any Clause of this Agreement or any other Finance Document (including any Transaction Security Document) to which it is a party shall be deemed not to have been assumed, given or undertaken in respect of, and shall not extend to, any guarantee, obligation or liability to the extent that the same would constitute financial assistance under articles 143, 149 or 150 of the Spanish Companies Law (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital) or under any other foreign law that is mandatorily applicable to a Spanish Obligor. Therefore, the guarantee granted by a Spanish Obligor shall exclude expressly any liabilities that would cause the Spanish Obligor to breach in any way whatsoever any financial assistance prohibitions. Such limitations of the liabilities and obligations of any Spanish Obligor may have the effect of reducing the amount of the obligations or liabilities assumed to zero.

(b)	Accordingly, the obligations and liabilities of any Spanish Obligor under this Agreement or any other Finance Document shall not include and shall not be extended to any repayment obligations in respect of financing used in or towards payment of or refinance of the purchase price or subscription for the shares or quotas in Spanish Obligors and/or the acquisition of or subscription for the shares or quotas in its controlling corporation directly or indirectly (or, where the company is a Spanish limited liability company (sociedad de responsabilidad limitada), of any company of its group).

(c)	The limitations set forth in paragraphs (a) and (b) above shall apply mutatis mutandis to any Transaction Security created by a Spanish Obligor under a Transaction Security Document and to any guarantee, indemnity and any similar obligation resulting in a payment obligation and payment, including but not limited to set-off, pursuant to the Finance Documents and made by any Spanish Obligor.

(d)	In addition, the guarantee granted by any Spanish Obligor is subject to any provisions that may limit, restrict, impede from time to time the granting of a guarantee by a Spanish company to secure the obligations of its parent company or any other companies within its group.

23.16	Guarantee Limitation - Brazil

(a)	Notwithstanding any provision of this Agreement, each Brazilian Guarantor unconditionally and irrevocably waives, to the fullest extent permitted under the laws of Brazil, any benefit it may be entitled to under Articles 366, 827, 829, 830, 834, 835, 838 and 839 of the Brazilian Civil Code and Article 794 of the Brazilian Civil Procedure Code.

(b)	Enforcement of the Guarantee against a Brazilian Guarantor may be limited to bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating or affecting the rights of creditors; in particular, if the obligation under the guarantee given by a Brazilian Guarantor is deemed to be a free of charge obligation (obrigação a título gratuito), no assurances can be given that such obligation will be enforceable against a Brazilian Guarantor under judicial reorganisation or bankruptcy proceedings filed by or brought against such Guarantor, pursuant to the Brazilian Bankruptcy Law.

24.	REPRESENTATIONS

24.1	General

(a)	Each Obligor (or, in the case of Clause 24.11 (No Misleading Information) and Clause 24.21 (Financial Statements), the Company (solely)) makes the representations and warranties set out in this Clause 24 to each Finance Party at the times specified in Clause 24.24 (Times when representations made) and, unless otherwise indicated, only with respect to itself and not with respect to any other Obligor or member of the Group.

(b)	Each Holdco Guarantor makes the representations and warranties set out in this Clauses 24.2 (Status) to 24.7 (Governing law and enforcement) and, in the case of the Parent only, Clause 24.17 (Legal and beneficial ownership) to each Finance Party at the times specified in Clause 24.24 (Times when representations made), only with respect to itself.

24.2	Status

(a)	It and each member of the Group is either a public limited liability company, limited partnership, a company with limited liability, a corporation, a general partnership or other entity duly incorporated (or, as the case may be, organised or established) and validly existing under the law of its jurisdiction of incorporation (or, as the case may be, organisation or establishment).

(b)	It and each member of the Group has the power to own its assets and carry on its business as it is being conducted save to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

24.3	Binding obligations

Subject to the Legal Reservations and Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective in all material respects.

24.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not (and will not) subject to the Legal Reservations and Perfection Requirements:

(a)	contravene any law or regulation applicable to it to an extent which has or is likely to have a Material Adverse Effect;

(b)	conflict with the constitutional documents of any Obligor or any member of the Group in any material respect; or

(c)	breach any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case, to the extent or in a manner that such conflict gives rise to a Material Adverse Effect.

24.5	Power and authority

(a)	It has (or will have on the relevant date(s)) the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

24.6	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	(subject to the Legal Reservation and Perfection Requirements) to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

24.7	Governing law and enforcement

Subject to the Legal Reservations and Perfection Requirements:

(a)	the choice of governing law expressed in the relevant Finance Documents to which it is a party, will be recognised and enforced in its Relevant Jurisdiction; and

(b)	any judgment obtained in relation to a Finance Document, to which it is a party, in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

24.8	No insolvency

None of the circumstances set out in paragraphs (d) and (e) of Section 1 of Schedule 16 (Events of Default) applicable to it or any member of the Group have, in each case, subject to the thresholds and exceptions set out in such Sections and the other provisions of such Sections have arisen or (to the best of its knowledge and belief) been threatened against it or any member of the Group, and, in each case, excluding such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

24.9	No default

(a)	No Event of Default (or, when this representation is made on the date of this Agreement and on the Closing Date only, no Default) has occurred and is continuing or is reasonably likely to result from the making of any Utilisation or the entry into or the performance of any Finance Document.

(b)	No other event or circumstance has occurred and is continuing which constitutes (or which would, with the expiry of a grace period or the giving of notice under the relevant document or any combination of any of the foregoing, constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it (or Holdco or the Parent) or to which its assets (or the assets of Holdco or the Parent) are subject, in each case, which has or could reasonably be expected to have a Material Adverse Effect.

24.10	Taxation

(a)	Neither it nor Holdco or the Parent is materially overdue in the filing of any Tax returns (taking into account any extension or grace period) and neither it nor Holdco or the Parent is overdue in the payment of any amount in respect of Tax (taking into account any extension or grace period) unless the failure to pay the Tax could not reasonably be expected to have a Material Adverse Effect.

(b)	No claims are being asserted against it (or Holdco or the Parent) with respect to Taxes which are likely to be determined adversely to it (or Holdco or the Parent) and which, if so adversely determined, would have or would reasonably be expected to have a Material Adverse Effect.

(c)	The Company is resident for Tax purposes solely in the Luxembourg.

24.11	No Misleading Information

Save as disclosed in writing to the Agent and the Arrangers prior to the date on which these representations are made in accordance with Clause 24.24 (Times when representations made), all material written factual information provided by it to a Finance Party in connection with this Agreement was true and accurate in all material respects (taken as a whole) as at the date it was provided and is not misleading in any material respect.

24.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, are reasonably likely to be adversely determined, and which if so adversely determined have or could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it, Holdco or the Parent or their assets.

24.13	No breach of laws

Neither it nor Holdco or the Parent has breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.

24.14	Security and Indebtedness

(a)	No Security exists over all of the assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Indebtedness outstanding other than as permitted by this Agreement.

24.15	Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.

24.16	Good title to assets

It has good title to, or valid leases or licences of, or otherwise is entitled to use, the assets necessary to carry on its business as it is presently being conducted, except, where the failure to do so does not or could not reasonably be expected to have a Material Adverse Effect.

24.17	Legal and beneficial ownership

It is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

24.18	Shares

(a)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any of its share or loan capital that is subject to the Transaction Security (including any option or right of pre-emption or conversion) other than as required under applicable law or as permitted by this Agreement.

(b)	The constitutional documents of each Obligor whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security (except as provided for by mandatory provisions of law).

24.19	Intellectual Property

It and each member of the Group:

(a)	is the sole legal and beneficial owner of or has licensed to it or are otherwise entitled to use all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted save where failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)	so far as it is aware, does not in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or could reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it save where such failure to do so could not reasonably be expected to have a Material Adverse Effect.

24.20	Centre of Main Interest and establishments

For the purposes of the Regulation, its Centre of Main Interest is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is defined in the Regulation) in any other jurisdiction.

24.21	Financial Statements

(a)	On the date of this Agreement, the Original Financial Statements and, at any other time, its most recent Financial Statements delivered pursuant to Clause 25 (Information Undertakings):

(i)	have been prepared in all material respects in accordance with IFRS consistently applied unless otherwise referred to in such Financial Statements (or the notes thereto) and to the extent appropriate in the context of Quarterly Financial Statements, save as disclosed to the Agent prior to the date of delivering of those Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited), in each case, in all material respects its consolidated financial condition and operations of the Group in respect of, and as at the end of, the period with respect to which those Financial Statements were drawn up subject, in the case of Quarterly Financial Statements, to year-end adjustments (but without prejudice to the ability of the Finance Parties to rely on the Quarterly Financial Statements for the purpose of determining compliance with Clause 26.2 (Financial Condition - Drawn Super Senior Leverage Ratio).

(b)	The forecasts supplied under this Agreement were arrived at after careful consideration and were based on recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied it being understood that such forecasts may be subject to significant uncertainties and contingencies which are beyond the Group’s control and that no assurance can be given that the forecasts will be realised.

24.22	Holding Companies

It has not traded, carried on any other business, acquired any assets or incurred any liabilities or commitments other than:

(a)	establishment and administration costs;

(b)	any Permitted Transaction;

(c)	Tax liabilities and other customary liabilities for a holding company;

(d)	the payment of any fees, costs and expenses, stamp, registration, land and other taxes incurred in connection with a Permitted Transaction;

(e)	in connection with any arrangements entered into (or proposed to be entered into) for the purpose of financing and/or refinancing amounts outstanding under the Finance Documents; and

(f)	ownership of shares in its Subsidiaries (if applicable) and other assets acquired pursuant to the Transaction Documents, intra-group debit and credit balances (or other intra-Group liabilities) or cash and cash equivalents or making loans to or borrowing loans from entities as shown in the Structure Memorandum.

24.23	Anti-corruption law/sanction

(a)	The Company and each member of the Group has conducted its businesses in compliance with applicable Anti-Corruption Laws and Sanctions and has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws and applicable Sanctions.

(b)	Neither it nor any member of the Group is a Sanctioned Person and none of its directors or officers, or to its knowledge, employees or any of its agents that will act in any capacity in connection with or who will benefit from the Facilities is a Sanctioned Person.

(c)	Neither it, nor any of their directors or officers, or to its knowledge, employees or any of its agents that will act in any capacity in connection with or who will benefit from the Facilities:

(i)	has engaged in any transaction or activity that could reasonably be expected to result in its being designated as a Sanctioned Person or violating applicable Anti-Corruption Laws; and/or

(ii)	has received written notice of any claim, action, suit, proceedings or investigation involving it with respect to applicable Sanctions.

(d)	No Loan, use of proceeds or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.

(e)	Neither it, nor to the Company’s knowledge, any of its directors, officers or Affiliates is the target of Sanctions or is located or organised within a Sanctioned Country, in each case, in breach of applicable Sanctions.

(f)	This Clause 24.23 shall not be interpreted or applied in relation to it, any Holding Company, any other Obligor, Topco, any member of the Group or any Finance Party to the extent that the obligations under this Clause 24.23 violate or expose such entity or any director, officer or employee thereof to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96).

24.24	Times when representations made

(a)	All the representations and warranties in this Clause 24 are made by each Obligor (and the applicable representations and warranties listed in paragraph (b) of Clause 24.1 (General) are made by each Holdco Guarantor) on the date of this Agreement and on the Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor and Holdco Guarantor on the date of each Utilisation Request and on the first day of each Interest Period (other than, in each case, in respect of a Rollover Utilisation).

(c)	The Repeating Representations (other than the representations and warranties set out in Clause 24.17 (Legal and beneficial ownership)) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	The Repeating Representations are deemed to be made by each Additional Obligor on the day on which it grants any Transaction Security.

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

25.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Information Undertakings

The Company shall comply with the information undertakings set out in Schedule 14 (Information Undertakings).

25.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements delivered in accordance with the provisions of Clause 25.1 (Information Undertakings) above.

(b)	Each Compliance Certificate shall be signed by one director or an authorised signatory of the Company and set out (in reasonable detail):

(i)	in respect of the Compliance Certificate delivered with each set of Quarterly Financial Statements only:

(A)	to the extent the financial covenant is tested in accordance with the provisions of Clause 26 (Financial Covenant), computations as to compliance with Clause 26 (Financial Covenant); and

(B)	computations as to the determination of the Margin.

(ii)	in respect of the Compliance Certificate delivered with the Annual Financial Statements only:

(A)

to the extent the financial covenant is tested in accordance with the provisions of Clause 26 (Financial Covenant), computations as to compliance with Clause 26 (Financial Covenant) and shall be reported on by the Company’s auditors as to the proper extraction of the numbers used in the financial covenant calculations by reference to the relevant Annual

Financial Statements provided that (x) such Auditors have not adopted a general policy that they will not provide such report and (y) if the Company’s Auditors as a matter of practice in respect of such report require the Finance Parties to sign an engagement, hold harmless, non-reliance or other similar letter with them, the Finance Parties have entered into any such letters with the Company’s Auditors; and

(B)	computations as to the determination of the Margin.

25.3	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor, Holdco Guarantor or Security Provider or the composition of the shareholders of an Obligor or Holdco Guarantor after the date on which it become a Finance Party under this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information required by it is not otherwise available to it, each Obligor and Holdco Guarantor shall (and the Company shall procure that each Security Provider shall) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender (provided it has entered into a Confidentiality Undertaking)) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than five (5) Business Days’ (or such shorter period as may be agreed with the Agent) prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender (provided it has entered into a Confidentiality Undertaking) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

26.	FINANCIAL COVENANT

26.1	Financial definitions

In this Agreement:

“Consolidated EBITDA” shall have the same meaning given to that term in Schedule 17 (New York Law Definitions) and when determining Consolidated EBITDA for any period, the Company shall be permitted to give pro forma effect to the adjustments which are referred to in the definition of Fixed Charge Coverage Ratio to the extent such adjustments relate to Consolidated EBITDA for the purposes of calculating the Fixed Charge Coverage Ratio (but without double-counting any adjustments permitted in accordance with Clause 26.3 (Financial Testing) below).

“Consolidated Pro Forma EBITDA” means, for any Relevant Period, Consolidated EBITDA as adjusted in accordance with Clause 26.3 (Financial Testing) below.

“Drawn Super Senior Facilities Debt” means, at any time, the aggregate Base Currency Amount of all outstanding Loans less the aggregate amount of cash and Cash Equivalents held by each member of the Group to the extent freely available for debt service.

“Drawn Super Senior Leverage Ratio” has the meaning given to that term in paragraph (a) of Clause 26.2 (Financial Condition - Drawn Super Senior Leverage Ratio).

“Relevant Period” means each period of twelve (12) months ending on or about the last day of each Test Date.

“Restructuring Costs” means one-off, exceptional or extraordinary costs or expenses relating to employee relocation, retraining, severance and termination, business interruption, reorganisation and other restructuring or cost-cutting measures, the rationalisation, re-branding, start-up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation, or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related capital expenditure).

“Test Condition” means, on any Test Date, the aggregate outstanding amount of all Loans (excluding any utilisations of a Facility by way of Letters of Credit (or bank guarantees) or Ancillary Facilities) on the last day of the Relevant Period exceeds thirty five (35) per cent. of the Total Commitments at such date, or if higher, the Total Commitments as at the date of this Agreement.

“Test Date” means each of 31 March, 30 June, 30 September and 31 December.

“Test Periods” means the period commencing on the day immediately following a Test Date and ending on the next occurring Test Date.

26.2	Financial Condition - Drawn Super Senior Leverage Ratio

(a)	If the Test Condition is met on a Test Date (beginning on the first Test Date to occur after two full Test Periods have elapsed after the Closing Date), the Company shall ensure that on such Test Date the ratio of Drawn Super Senior Facilities Debt as at the last day of the Relevant Period ending on such Test Date to Consolidated Pro Forma EBITDA (each as shown in the relevant Compliance Certificate) (the “Drawn Super Senior Leverage Ratio”) in respect of that Relevant Period will not exceed 0.35:1.

(b)	Notwithstanding any other provision of this Agreement or any other Finance Document, the Company shall not be required to provide any calculations or confirmations with respect to the Drawn Super Senior Leverage Ratio with respect to any Relevant Period in respect of which the Test Condition is not met.

(c)	For the avoidance of doubt, and notwithstanding any other provision of this Agreement or any other Finance Document, no Debt for Equity Swap (as such term is defined in clause 5.2 (Permitted Second Lien Payments) and clause 6.2 (Permitted Topco Payments) the Intercreditor Agreement) shall cure or prevent any drawstop under this Clause 26.2.

(d)	For the avoidance of doubt, failure to satisfy the financial covenant in paragraph (a) above shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default.

26.3	Financial Testing

(a)	If the Test Condition is met on a Test Date, the covenant contained in this Clause 26 will be tested by reference to the relevant Quarterly Financial Statements for the relevant Test Date unless in any such case the Annual Financial Statements required to be delivered to the Agent under this Agreement for the Relevant Period or any part thereof are available on the relevant date on which such covenant is tested, in which case such Annual Financial Statements shall be used instead.

(b)	The components of each definition in (or referred to in) Clause 26.1 (Financial definitions) will be calculated in accordance with the Finance Documents and as applicable with IFRS (with any impact from purchase price accounting being excluded).

(c)	For the purpose of this Clause 26 and to the extent the Drawn Super Senior Leverage Ratio or any financial definition contained in this Clause 26 is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis), no item shall be included or excluded more than once in any calculation.

(d)	For the purposes of this Clause 26 in respect of any Relevant Period and to the extent the Drawn Super Senior Leverage Ratio or any financial definition contained in this Clause 26 is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis), the exchange rates (including for the purposes of determining any interest rate) used for determination of Drawn Super Senior Facilities Debt for that Relevant Period shall be the interest rate and/or exchange rate calculated in accordance with paragraph (e) below.

(e)	Subject to paragraph (d) above, for the purposes of this Clause 26 in respect of any Relevant Period, the exchange rate (including for the purposes of determining any interest rate) used in the calculation of Consolidated EBITDA and Consolidated Pro Forma EBITDA shall be the weighted average exchange rates for the Relevant Period or otherwise consistent with the exchange rate methodology applied in the Financial Statements delivered under and pursuant to the terms of this Agreement or pursuant to Schedule 17 (New York Law Definitions), in each case, as selected and determined by the Company.

(f)	At the election of the Company, the financial covenant and definitions contained in this Clause 26 including the definition of Consolidated Pro Forma EBITDA tested at any time for all purposes in this Agreement shall be calculated to give pro forma effect to any acquisitions, disposals or restructuring, reorganisation or cost saving initiatives (such initiatives being “Group Initiatives”) for the financial covenant and definitions and for each applicable Relevant Period (including the portion thereof (or for the entire period) to the extent occurring prior to the relevant event) and taking into account throughout (without double counting any synergies and cost savings actually achieved) reasonably expected synergies and cost savings in the 12 month period immediately following the completion of such acquisitions or dispositions or Group Initiatives and to give pro forma effect to any related incurrence, assumption or repayments of Indebtedness, and for the purposes of any calculation of:

(i)

Consolidated Pro Forma EBITDA, the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on an unconsolidated bases (except to the extent that the entity or business acquired itself has Subsidiaries)

(“EBITDA”) of any entity, business, material fixed assets that is acquired during a Relevant Period shall be included for the full Relevant Period (as adjusted by any reasonably expected synergies and cost savings arising from such acquisitions or investments as well as any related Group Initiatives as set out above)) and shall exclude any non-recurring costs and other expenses related to such acquisitions or investments or Group Initiatives; and

(ii)	Consolidated Pro Forma EBITDA, the Consolidated EBITDA of any entity, business or material fixed assets that is sold during the Relevant Period ending on or at any time after the first testing date for the financial covenant shall be excluded for the full Relevant Period as adjusted by any reasonably expected synergies and cost savings arising from such sale, transfer or disposition as well as any related Group Initiatives as set out above and shall exclude any non-recurring costs and other expenses related to such sales, transfers, dispositions or Group Initiatives.

(g)	To the extent the Drawn Super Senior Leverage Ratio or any financial definition contained in this Clause 26 is used as the basis (in whole or part) for permitting any transaction, making any utilisation under a Facility or making any determination under this Agreement (including on a pro forma basis) at any time after a Test Date, Drawn Super Senior Facilities Debt shall be reduced to take into account any repayment of Drawn Super Senior Facilities Debt made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Drawn Super Senior Facilities Debt made on or before the relevant date.

(h)	Where any cost savings or synergies are included in any calculation for the purposes of this Clause 26, a confirmation of the aggregate amount of such cost savings and synergies will be provided by the chief executive officer or chief financial officer.

(i)	Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Agreement), when calculating any financial definition or ratio under the Finance Documents, the Company shall be permitted to exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from:

(i)	the impact from purchase price accounting; and/or

(ii)	the Group being a regulated business whose business activities are subject to licence, supervision and regulation by entities, agencies, governmental authorities or other persons that has regulatory authority over the business or operations of any member of the Group; and/or

(iii)	Restructuring Costs.

(j)	In relation to operational leases, to the extent such operational leases are required to be treated under IFRS as finance leases as opposed to operating leases as a result of a change in IFRS after the date hereof, such obligations shall be treated in accordance with IFRS as at the date of this Agreement.

26.4	Equity Cure

(a)	No drawstop or other non-compliance will occur under Clause 26.2 (Financial Condition - Drawn Super Senior Leverage Ratio) above if prior to, or within twenty (20) Business Days (the “Cure Period”) after, the date that the Quarterly Financial Statements (or Annual Financial Statements) for the Relevant Period in which such failure to comply was first evidenced (the “Applicable Period”) are due to be delivered in accordance with the provisions of this Agreement, the Group received the proceeds of New Shareholder Injections, in an amount at least sufficient to ensure that the financial covenant in Clause 26.2 (Financial Condition - Drawn Super Senior Leverage Ratio) would be complied with if tested again as at the last day of the same Relevant Period (the “Cure Amount”) on the basis that the full amount of any New Shareholder Injections so provided in accordance with this Clause shall be included for the Relevant Period as if provided immediately prior to the last date of such Relevant Period by giving effect to the following adjustments by increasing the amount of Consolidated EBITDA (an “Cure Right”) by the amount of the New Shareholder Injections (in an amount at least sufficient to ensure that the financial covenant in Clause 26.2 (Financial Condition - Drawn Super Senior Leverage Ratio) would be complied with if tested again as at the last day of the same Relevant Period) provided that, in relation to any such New Shareholder Injections so provided in accordance with this Clause:

(i)	the Company shall be entitled to exercise a Cure Right it may have to prevent or cure breaches of the financial covenant under this Clause 26.4, on no more than four (4) occasions after the Closing Date and on no more than two (2) occasions in any in four (4) consecutive Test Periods;

(ii)	any New Shareholder Injections so provided and any adjustments made to Consolidated Pro Forma EBITDA under this Clause 26.4 shall not apply when calculating the applicable Margin for the Applicable Period;

(iii)	any New Shareholder Injections so provided and any adjustments to Consolidated EBITDA under this Clause 26.4 will be taken into account for the Applicable Period and each of the next three (3) successive Relevant Periods;

(iv)	there shall be no requirement to apply any Cure Amount in prepayment of the Facilities;

(v)	other than for the purpose of calculating Consolidated EBITDA in accordance with, and for the purposes of, the provisions of this Clause 26.4, any New Shareholder Injections allocated or applied as a Cure Right shall not count towards any other permission or usage under or in respect of the Finance Documents;

(vi)	in relation to any New Shareholder Injections so provided prior to the date of delivery of the relevant Compliance Certificate for the Relevant Period:

(A)	the Compliance Certificate for that Relevant Period shall set out the revised financial covenant for the Relevant Period by giving effect to the Cure Right under this Clause 26.4 and confirming that such New Shareholder Injections have been provided; and

(B)	if such New Shareholder Injections are provided on or prior to the last date of that Relevant Period, the unspent amount of such New Shareholder Injections will not be double counted with the amount of such New Shareholder Injections deemed provided in accordance with sub-paragraph (A) above; and

(vii)	in relation to any such New Shareholder Injections so provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, immediately following the proceeds of those New Shareholder Injections being provided to it, the Company provides a revised Compliance Certificate to the Agent (signed by the chief executive officer or chief financial) setting out the revised financial covenant for the Relevant Period by giving effect to the adjustments to Consolidated EBITDA under this Clause 26.4.

(b)	Notwithstanding any other term of the Finance Documents, if the financial covenant in Clause 26.2 (Financial Condition - Drawn Super Senior Leverage Ratio) has been breached, but is complied with when tested, or the Test Condition is not met on the next subsequent, Test Date (the “Second Period”) or Utilisations under the Original Facilities have been prepaid within the Cure Period and following such prepayment the Test Condition is no longer met, then, the relevant failure to comply or prior breach of the financial covenant set out in Clause 26.2 (Financial Condition - Drawn Super Senior Leverage Ratio), drawstop or other non-compliance arising therefrom shall be treated as having been cured and shall not (or be deemed to) directly or indirectly constitute, or result in, a drawstop or breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default, unless a Declared Default has arisen before delivery of the Compliance Certificate in respect of the Second Period.

27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	General undertakings

Each Obligor shall comply with the covenants set out in Schedule 15 (General Undertakings).

27.2	Authorisations

Each Obligor and each Holdco Guarantor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents to which it is a party;

(b)	ensure (subject to the Legal Reservations and Perfection Requirements) the legality, validity and enforceability in all material respects and admissibility in evidence of any Finance Document to which it is a party; and

(c)	carry on its business where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

27.3	Compliance with laws

Each Obligor and each Holdco Guarantor shall comply in all respects with all laws to which it may be subject, if failure so to comply has a Material Adverse Effect.

27.4	Centre of Main Interest

Each Obligor and each Holdco Guarantor shall not take any positive action to deliberately change the location of its Centre of Main Interest, for the purposes of the Regulation where that change would be reasonably likely to be materially adverse to the interests of the Finance Parties.

27.5	Notes Purchases

(a)	Subject to paragraph (b) below, no Obligor shall (and the Company shall procure that no member of the Group shall) prepay, purchase, defease or redeem (or otherwise retire for value) any Notes (or offer to do so) (each a “Notes Purchase”) prior to their scheduled repayment date unless at the time the Company (or another member of the Group) legally commits to make the Notes Purchase:

(i)	the Agent has received a written confirmation from an authorised signatory of the Company confirming that either:

(A)	the aggregate principal face amount of all Notes that are the subject of Notes Purchases (including the current Notes Purchase) does not exceed fifty (50) per cent. of the original aggregate principal face amount of the Notes as at the Closing Date or (without double counting) when initially incurred at any time after the Closing Date (the “Notes Purchase Basket”); or

(B)

to the extent the aggregate principal face amount of all Notes that are the subject of Notes Purchases (including the current Notes Purchase) has (or would) exceed the Notes Purchase Basket, the Company shall ensure that an amount of the

Commitments are permanently cancelled and, if applicable, Utilisations are prepaid (as the Company may select in its sole discretion) in the same proportion by which the Notes in excess of the Notes Purchase Basket are prepaid, purchased, defeased or redeemed (or otherwise retired for value) until the Total Commitments have been reduced to USD 15,000,000 (or its equivalent in any other currency or currencies).

For the purposes of determining the “aggregate principal amount of all Notes Purchases”, the aggregate amount of (i) any fees, make whole payments, call premiums and other amounts not constituting principal with respect to such Notes Purchases and (ii) proceeds of Refinancing Indebtedness applied towards such Notes Purchases shall be excluded.

(b)	Notwithstanding the provisions of paragraph (a) above, neither the Company nor any other member of the Group shall be restricted from making any Notes Purchase:

(i)	with the proceeds of any New Shareholder Injections, from time to time, applied towards a Notes Purchase;

(ii)	with the proceeds of any Refinancing Indebtedness, from time to time, applied towards a Notes Purchase;

(iii)	with proceeds which could otherwise be paid out of the Group (whether by way of dividend, reduction of capital, loan, redemption, repayment or prepayment of any amount payable under the Subordinated Documents (as defined in the Intercreditor Agreement), payment of a fee or other payment) and such payment is not prohibited under Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) and the terms of the Intercreditor Agreement; or

(iv)	following a Change of Control provided that any such Notes Purchase after the occurrence of a Change of Control shall only be permitted to the extent the Company has fully complied with (or will comply with) its obligations under Clause 12.1 (Exit) in connection with any such Notes Purchase.

(c)	The Company shall (and shall procure that each member of the Group shall) cancel all Notes prepaid, purchased, defeased or redeemed following a Notes Purchase unless there is a material tax consequence of doing so.

27.6	Anti-Corruption law and Sanction

(a)	Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable Anti-Corruption Laws and applicable Sanctions; and

(ii)	maintain policies and procedures reasonably designed to promote and achieve compliance with such applicable Anti-Corruption Laws and applicable Sanctions.

(b)	Each Obligor shall (and the Company shall ensure that each other member of the Group will) procure that, so far as it is able, any director or officer acting on behalf of the foregoing, is not a Sanctioned Person and does not act on behalf of a Sanctioned Person in violation of any Sanctions.

(c)	Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i)	not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or in a Sanctioned Country in discharging any obligation due or owing to the Lenders to the extent that such activity or dealing is not permitted pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any European Union Member State, or any other registration, authorization, permit, license exemption, or license from any other applicable Governmental Authority; and

(ii)	to the extent permitted by law as soon as reasonably practicable after becoming aware of them supply to the Agent reasonable details of any claim, action, suit, proceedings or investigation that is formally commenced against it with respect to Sanctions by any applicable Sanctions Authority.

(d)	Each Obligor shall not (and the Company shall ensure that no member of the Group will):

(i)	permit or authorise any other person to, directly or, to the Obligors’ best knowledge, indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facilities or other transactions contemplated by this Agreement to fund any trade, business or other activities:

(A)	involving or for the benefit of any Sanctioned Person or in any Sanctioned Country in breach of Sanctions applicable to it or any Finance Party; or

(B)	any other manner that could reasonably be expected to result in it or any Finance Party being in breach of any applicable Sanctions or becoming a Sanctioned Person; or

(ii)	directly or, to the Obligors’ best knowledge, indirectly, use the proceeds of any Loan (or lend, contribute or otherwise make available such proceeds to any person) in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any applicable Anti-Corruption Laws.

(e)	Each Obligor shall (and the Company shall procure that each other member of the Group will):

(i)	use all reasonable endeavours to ensure compliance with Sanctions; and

(ii)	to the extent permitted by law and promptly upon becoming aware of them, supply to the Agent details of any claim, action, suit, proceedings or investigations against it or any other member of the Group with respect to Sanctions.

(f)	This Clause 27.6 shall not be interpreted or applied in relation to it, any Holding Company, any Obligor, any member of the Group or any Finance Party to the extent that the obligations under this Clause 27.6 would violate or expose such entity or any directors, officer or employee thereof to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96).

(g)	This Clause 27.6 shall not be interpreted or applied in relation to it, any Holding Company, any Obligor, any member of the Group or any Finance Party to the extent that the obligations under this Clause 27.6 would prevent the Obligor from engaging in business, transactions, activities or other conduct pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any European Union Member State, or any other registration, authorization, permit, license exemption, or license from any other applicable Governmental Authority.

27.7	Further assurance

(a)	Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor and the Parent shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii)	following the occurrence of a Declared Default, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall (and the Company shall procure that the Parent will) take all such action reasonably requested of it by the Security Agent (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Transaction Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of this Agreement which requires the Obligors (or, as applicable, the Parent) to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

27.8	Guarantees and Security

(a)	On the Closing Date, subject to the Agreed Security Principles, the Parent shall (i) grant Transaction Security over all of the issued share capital of the Company and (ii) deliver (or procure the delivery) to the Agent and/or the Security Agent (as applicable) of the deliverables required to be so delivered under the Transaction Security Document documenting such Transaction Security together with such legal opinions of the appropriate legal advisers equivalent to those set out in Part II of Schedule 2 (Conditions Precedent) that are reasonably required by the Agent in connection with the granting of such Transaction Security (in each case, in form and substance satisfactory to the Agent (acting reasonably)).

(b)	Subject to the Agreed Security Principles, the Company shall ensure that each member of the Group listed in Schedule 11 (Material Companies) or (in the case of the granting of Transaction Security over shares pursuant to sub-paragraph (ii) below) each direct Holding Company of such member of the Group will:

(i)	on the date falling no later than the earlier of (i) the date falling fifteen (15) Business Days after the Closing Date and (ii) the date on which such member of the Group becomes a guarantor under the Notes, accedes to this Agreement as an Additional Guarantor in accordance with Clause 31.4 (Additional Guarantors); and

(ii)	on the date falling no later than the date falling one hundred and twenty (120) days after the Closing Date, grants Transaction Security over the shares and bank accounts that were subject to Security under the Existing Security Documents and over the shares held in Atento Brasil S.A. and Atento Argentina S.A.

(c)

Subject to the Agreed Security Principles, for each Financial Year following the Closing Date (beginning with the Financial Year ended 31 December 2017), the Company shall ensure that each member of the Group that is not a Guarantor and which is or becomes a Material Company (by reference to the most recent Annual Financial Statements delivered to the Agent) or (in the case of the granting of Transaction Security over shares pursuant to sub-paragraph (ii) below) each direct Holding Company of such member of the Group will:

(i)	on the date no later than the date falling fifteen (15) Business Days of delivery of the Annual Financial Statements for that relevant Financial Year (which consolidates that member of the Group within those Annual Financial Statements and demonstrates that it is or has become a Material Company), accedes to this Agreement as an Additional Guarantor in accordance with Clause 31.4 (Additional Guarantors); and

(ii)	on the date no later than the date falling one hundred and twenty (120) days after the delivery of such Annual Financial Statements, grants Transaction Security in favour of the Security Agent to the extent required by the Agreed Security Principles.

(d)	Subject to the Agreed Security Principles, on or before the date falling fifteen (15) Business Days after that date that the Company incurs any Indebtedness under any structural intercompany loan made to it by a direct shareholder of the Company, (i) the creditor of such structural intercompany loan shall grant Transaction Security over such structural intercompany loan and (ii) that creditor shall accede to the Intercreditor Agreement as a Third Party Security Provider (as defined in the Intercreditor Agreement) and shall deliver (or procure the delivery) to the Agent, corporate authorisations and legal opinions of the appropriate legal advisers, in each case, equivalent to those set out in Part II of Schedule 2 (Conditions Precedent) (but as if references to a Group Security Provider were to a Holdco Security Provider) that are reasonably required by the Agent in connection with the granting of such Transaction Security (in each case, in form and substance satisfactory to the Agent (acting reasonably)).

(e)	The Company shall ensure that, at all times following the granting of Transaction Security over all of the issued share capital of the Company pursuant to paragraph (a) above, (i) the entire issued share capital of the Company shall be the subject of Transaction Security and (ii) to the extent that any person other than the Parent directly owns shares in the Company, that person shall accede to the Intercreditor Agreement as a Third Party Security Provider (as defined in the Intercreditor Agreement) and shall deliver (or procure the delivery) to the Agent, corporate authorisations and legal opinions of the appropriate legal advisers, in each case, equivalent to those set out in Part II of Schedule 2 (Conditions Precedent) (but as if references to a Group Security Provider were to a Holdco Security Provider) that are reasonably required by the Agent in connection with the granting of such Transaction Security (in each case, in form and substance satisfactory to the Agent (acting reasonably)).

(f)	Other than Transaction Security (as defined in the Intercreditor Agreement), the Parent (and the Company shall procure that each Holdco Security Provider) shall not permit any Security over any of its assets that are required by the terms of this Agreement to be subject to Transaction Security.

27.9	Conditions Subsequent

(a)	On the Closing Date, the Company shall deliver to the Agent, a copy of the Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) duly executed by the Wilmington Trust, Nation Association in its capacity as Senior Secured Notes Trustee (as defined in the Intercreditor Agreement) under which it agrees to be bound by the Intercreditor Agreement as a Senior Secured Notes Trustee as if it had been an original party to the Intercreditor Agreement in such capacity.

(b)	The Company shall deliver to the Agent:

(i)	on or prior to 22 August 2017, a certificate given by an authorised signatory of the Company confirming that all Indebtedness of the Group under the Brazilian Debentures has been discharged; and

(ii)	on or prior to 6 September 2017, evidence that (i) all documentation necessary to effect the release of Security granted over the shares representing the capital stock of Atento Brasil S.A. in respect of the Brazilian Debentures has been executed by all applicable parties and (ii) such documentation has been filed for registration with the applicable registries in Brazil.

28.	EVENTS OF DEFAULT

28.1	Events of Default

Each of the events or circumstances set out in this Clause 28 (other than in Clauses 28.6 (Acceleration) to Clause 28.8 (Excluded Matters) (inclusive)) and in Section 1 of Schedule 16 (Events of Default) is an Event of Default.

28.2	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor, a Holdco Guarantor or a Security Provider in the Finance Documents or in any other document delivered by or on behalf of an Obligor, a Holdco Guarantor or a Security Provider under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect, when made or deemed to be made, unless the underlying circumstances causing such misrepresentation (if capable of remedy) are remedied within sixty (60) days of the earlier of the date the applicable Obligor, Holdco Guarantor or a Security Provider became aware of the misrepresentation and the date of the Agent giving notice to the Company of such misrepresentation.

28.3	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor, a Holdco Guarantor or a Security Provider that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents to which it is a party or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective and this individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(b)	Any material obligation or obligations of any Obligor, any Holdco Guarantor or any Security Provider that is a party to the Intercreditor Agreement are not or cease to be (subject to the Legal Reservations and Perfection Requirements) legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	No Event of Default will occur under this Clause 28.3 unless the circumstances described in paragraphs (a) to (b) above:

(i)	materially and adversely affect the interests of the Lenders as a whole; or

(ii)	are capable remedy and are not remedied within sixty (60) days of the Agent giving notice to the Company.

28.4	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or the Notes Trustee) fails to comply with the material provisions of, or does not perform its material obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party (other than a Finance Party or the Notes Trustee) in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within sixty (60) days of the Agent giving notice to the Company of that party’s non-compliance or misrepresentation and that failure individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

28.5	Repudiation and rescission of agreements

An Obligor, a Holdco Guarantor or a Security Provider rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security.

28.6	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Company:

(a)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(h)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

28.7	Clean-Up Period

Notwithstanding any other term of this Agreement or any other Finance Document, during the period (the “Clean-Up Period”) commencing, in respect of any Permitted Acquisition made after the Closing Date, from the date of closing of that Permitted Acquisition to the date falling one hundred and twenty (120) days thereafter:

(a)	any intercompany debt between members of the Group and any person acquired as part of that Permitted Acquisition;

(b)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(c)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty in any material respect, a breach of covenant or an Event of Default (as the case may be) (and the intercompany debt described in paragraph (a) above shall be permitted without restriction) if (in each case):

(i)	it would have been (if it were not for this provision) a breach of representation or warranty in any material respect, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any person, undertaking or business which is the direct or indirect subject of the relevant Permitted Acquisition (or any obligation to procure or ensure in relation to such person, undertaking or business);

(ii)	(other than with respect to (a) above) it is capable of remedy and, if the Company is aware of the relevant circumstances at the time, reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Company or any member of the Group provided that, in either case, knowledge of the breach of representation or warranty, breach of covenant or Event of Default does not equate to procurement or approval by that person; and

(iv)	it could not reasonably be expected to have a Material Adverse Effect.

If the relevant circumstances are continuing after the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

28.8	Excluded Matters

(a)	Notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	none of the steps, transactions, reorganisations or events (however described, set out in, specified in, or contemplated in or by, the Structure Memorandum (or the actions or the intermediate steps necessary to implement any of those steps, actions or events)); nor

(ii)	a Withdrawal Event; nor

(iii)	prior to the Closing Date, no breach of any representation, warranty, undertaking or other term of (or default or event of default under) any document relating to any Existing Debt arising as a direct or indirect result of any member of the Group entering into and/or performing its obligations under any Finance Document (or carrying out the Transaction or any other transactions contemplated by the Transaction Documents), shall in any case, constitute, or result in (x), a breach of any representation or, warranty, in this Agreement or the other Finance Documents, (y) a breach of undertaking or other term in this Agreement or the other Finance Documents or (z) constitute a Default or an Event of Default and, in each case, each such event shall be expressly permitted by the terms of this Agreement and the other Finance Documents.

(b)	Prior to the Closing Date, to the extent that any term of any Finance Document entered into prior to the Closing Date would breach any representation, warranty, undertaking or other term of (or cause a default or event of default under) the Existing Debt, the obligations arising under such term shall take effect to the maximum extent possible without breaching any representation, warranty, undertaking or other term of (or causing a default or event of default under) the Existing Debt. Any limitation applied to a term pursuant to this paragraph shall cease to apply immediately upon the occurrence of the Closing Date.

29.	CHANGES TO THE LENDERS

29.1	Assignments and transfers by the Lenders

Subject to this Clause 29, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer (including by way of novation) any of its rights and obligations; or

(c)	sub-participate any of its rights or obligations,

under any Finance Document to:

(i)	another bank or financial institution or to a trust, fund or other entity, in each case, which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or

(ii)	any other person approved in writing by the Company,

(the “New Lender”).

29.2	Conditions of assignment, transfer or sub-participation

(a)	Up to (and including) the Closing Date, the prior written consent of the Company (in its sole discretion) is required for any assignment, transfer or sub-participation (but only if any Voting Rights under the Finance Documents pass or may pass as a result of such sub-participation) made by an Existing Lender unless such assignment, transfer or sub-participation is to its Affiliate or to another Lender or an Affiliate of a Lender.

(b)	After the Closing Date, the prior written consent of the Company (not to be unreasonably withheld or delayed and deemed to be given if the Company fails to reply within ten (10) Business Days of receipt of a written request) is required for any assignment, transfer or sub-participation (but only if any Voting Rights under the Finance Documents pass or may pass as a result of such sub-participation) made by an Existing Lender unless such assignment, transfer or sub-participation is:

(i)	to its Affiliate or to another Lender or an Affiliate of a Lender provided that, such person is an entity which is (other than in the case of an assignment, transfer or sub-participation to an Affiliate of a Lender) a deposit taking financial institution authorised by a financial services regulator or similar regulatory body and which (in all cases) has a long term credit rating (or, in the case of an Affiliate of a Lender only, such Affiliate’s obligations under this Agreement are unconditionally guaranteed by an Affiliate that holds a long term credit rating) of BBB- or higher by S&P or Fitch, or Baa3 or higher by Moody’s (an “Approved Lender”);

(ii)	to a person included on the Approved List provided that, such person is an Approved Lender; or

(iii)	made at a time when an Event of Default under paragraphs (a), (d) or (e) of Section 1 of Schedule 16 (Events of Default) has occurred and is continuing,

provided that:

(A)	in all cases (including under sub-paragraphs (b)(i), (b)(ii) and (b)(iii) above):

(1)	the existing Lender informs the Company in writing at least ten (10) Business Days prior to the relevant transfer, assignment or sub-participation (provided that) this sub-paragraph (1) shall not apply in the cases under sub-paragraph (b)(iii) above); and

(2)	no transfer, assignment or sub-participation shall be made to any of the following persons unless the prior written consent of the Company (in its sole discretion) is obtained:

(I)	an Industry Competitor;

(II)	any person that is (or would, upon becoming a Lender, be) a Defaulting Lender; or

(III)	a Loan to Own/Distressed Investor for so long as an Event of Default under paragraphs (a), (d) or (e) of Section 1 of Schedule 16 (Events of Default) has not occurred and is not continuing,

(B)	if the assignment, transfer or sub-participation is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with; and

(C)	if the Company fails to respond to a written request for consent to a transfer, assignment or sub-participation within ten (10) Business Days of such request, such consent shall be deemed as granted.

(c)

The Company and the Agent (acting on the instructions of the Majority Lenders) may, each acting reasonably, by agreement amend or revise the Approved List from time to time. In addition to the foregoing, the Company may unilaterally remove up to five (5) names from the Approved List in each Financial Year by notice to the Agent with immediate effect. Promptly upon receipt of such notice from the Company, the Agent shall notify the Lenders upon which the removal shall take immediate effect (but, for the avoidance of doubt, without prejudice to any Transfer Certificate or Assignment Agreement executed and delivered to the Agent prior to the Lenders’ receipt of such notice that otherwise complies with this Clause 29). The Lenders shall be entitled to propose replacement names (through the Agent) which the Company agrees to consider in good faith (but shall be under no obligation to procure that such names are added to the Approved List).

(d)	If the consent of the Company is required for any assignment, transfer or sub-participation, for all purposes under this Agreement and the other Finance Documents that assignment, transfer or sub-participation shall only become effective if the prior written consent of the Company has been granted or (if applicable) such consent is deemed to be given in accordance with the provisions of this Clause.

(e)	If any assignment, transfer or sub-participation is carried out in breach of this Clause 29, such assignment, transfer or sub-participation shall be void and deemed to have not occurred.

(f)	Unless the Company and the Agent otherwise agree and except as provided below, if an Existing Lender assigns, transfers or sub-participates all or any part of its participation in the Facility or its rights and obligations under this Agreement to a person (other than to one of its Affiliates or another Lender), such assignment, transfer or sub-participation must be in a minimum amount of USD 1,000,000 (or its equivalent in other currencies) and in integral multiples of USD 1,000,000 (or its equivalent in other currencies) or if it is an assignment, transfer or sub-participation of all of the Existing Lender’s existing participation in that Facility, in an amount equal to such existing participation.

(g)	Unless the Company and the Agent otherwise agree and except as provided above, if on the same date two or more Existing Lenders are transferring part of their participation in a Facility to the same transferee or assignee, the minimum amount so transferred by any Existing Lender to the transferee or assignee may be less than USD 1,000,000 (or its equivalent in other currencies) if the aggregate amount transferred or assigned to that transferee or assignee on that date is at least USD 1,000,000 (or its equivalent in other currencies) and provided that each of the Existing Lenders and the New Lender has, after the transfer, assignment or sub-participation, a participation in that Facility in a minimum amount of USD 1,000,000 (or its equivalent in other currencies) or, if it is a transfer, assignment or sub-participation of all of the Existing Lender’s existing participation in that Facility, in the case of the New Lender, in an amount equal to such existing participation and, in the case of the Existing Lender that is transferring, assigning or sub-participating all of its existing participation, zero.

(h)	In determining compliance with paragraphs (f) and (g) above, any amount transferred, assigned or sub-participated by or to an Affiliate shall be aggregated with any amounts transferred, assigned or sub-participated by or to an Affiliate, and any amount held by any New Lender or its Affiliate in different currencies shall be aggregated as at the time of the relevant transfer, assignment or sub-participation by reference to the Agent’s Spot Rate of Exchange for such currencies at the time of such transfer or assignment or sub-participation.

(i)	An assignment will only be effective:

(i)	on receipt by the Agent of a copy of the prior written consent of the Company to the assignment as required pursuant to paragraph (a) or (b) above or evidence satisfactory to the Agent and the Company that such consent is not required or (if applicable) such consent is deemed to be given in accordance with the provisions of this Clause;

(ii)	on receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent and the Company (each acting reasonably)) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(iii)	if the procedure in Clause 29.6 (Procedure for assignment) being complied with;

(iv)	unless the New Lender is already a party to the Intercreditor Agreement in its capacity as a Lender, the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(v)	following the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(j)	A transfer will only be effective:

(i)	on receipt by the Agent of a copy of the prior written consent of the Company to the transfer as required pursuant to paragraph (a) or (b) above or receipt by the Agent and the Company of written confirmation from the relevant Existing Lender that such consent is not required or (if applicable) such consent is deemed to be given in accordance with the provisions of this Clause;

(ii)	on receipt by the Agent (whether in the Transfer Certificate or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent and the Company (each acting reasonably)) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(iii)	if the procedure set out in Clause 29.5 (Procedure for Transfer) is complied with;

(iv)	unless the New Lender is already a party to the Intercreditor Agreement in its capacity as a Lender, the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(v)	following the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(k)	An Existing Lender may not assign or transfer any of its rights or obligations under this Agreement or the other Finance Documents or change its Facility Office if as a result of such assignment or transfer or change of Facility Office, an Obligor would be obliged to repay all or part of the Existing Lender’s participation in a Facility in accordance with Clause 11.1 (Illegality).

(l)	If:

(i)	a Lender assigns, transfers or sub-participates any of its rights or obligations under the Finance Documents or changes the office or offices through which it performs its obligations under this Agreement (“Lending Office”); and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change of Lending Office occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Lending Office under Clause 18 (Tax Gross-Up and Indemnities) or Clause 19 (Increased Costs),

then the New Lender or Lender acting through its new Lending Office is only entitled to receive payment under the relevant Clauses to the same extent as the Existing Lender or Lender acting through its previous Lending Office would have been if the sub-participation assignment, transfer or change had not occurred. This paragraph (l) applies in respect of any assignment, transfer, sub-participation or change of Lending Office made on or after the date of this Agreement.

(m)	A copy of a Confidentiality Undertaking required pursuant to any term of this Agreement (together with any amendments to the Confidentiality Undertaking) entered into by the Existing Lender and the proposed New Lender shall, unless otherwise agreed by the Company (or unless no information is disclosed to any person under or in reliance on that Confidentiality Undertaking), be provided to the Company at least five (5) Business Days prior to any information is disclosed under or in reliance on that Confidentiality Undertaking (and in any event before any agreement or documentation is entered into in relation to any assignment, transfer or sub-participation) and a copy of any amendment to the Confidentiality Undertaking will be provided to the Company promptly upon such amendment taking effect.

(n)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,500.

29.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor, Holdco Guarantor or Security Provider;

(iii)	the performance and observance by any Obligor, any other member of the Group, any Holdco Guarantor or any Security Provider of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and each Holdco Guarantor and each Security Provider and, in each case, its related entities in connection with its participation in this Agreement and the other Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and each Holdco Guarantor and each Security Provider and, in each case, its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Each New Lender confirms to the Company that it has all Authorisations required for lending to the Borrowers under the relevant Facility.

(d)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29.4; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

29.5	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment, transfer or sub-participation) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.12 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors, the Holdco Guarantors, the Security Providers and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor, Holdco Guarantor, Security Provider or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor, Holdco Guarantor, Security Provider and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders, each Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent, each Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

29.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment, transfer or sub-participation) an assignment may be effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.12 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 29.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Conditions of assignment, transfer or sub-participation).

29.7	Sub-Participations

(a)	Following the Closing Date, to the extent the Company’s consent would otherwise be required under Clause 29.2, a Lender may sub-participate or sub-contract any of its rights, obligations or Commitments or any participation in any outstanding Utilisation without the Company’s consent if:

(i)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement and the other Finance Documents, in relation to those obligations;

(ii)	an Obligor would not be obliged to repay all or part of a Lender’s participation in the Facility in accordance with Clause 11.1 (Illegality) as a result of such sub-participation;

(iii)	as a result of laws or regulations in force or known to be coming into force at the time of the sub-participation, an Obligor would be obliged to make payment to the Lender of any amount required to be paid by an Obligor under Clause 18 (Tax Gross-Up and Indemnities) or Clause 19 (Increased Costs) that Lender shall not be entitled to receive or claim any amount under those Clauses;

(iv)	save to the extent that an Event of Default under paragraphs (a), (d) or (e) of Section 1 of Schedule 16 (Events of Default) has occurred and is continuing, the Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:

(A)	the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 29; and

(B)	(subject to any confidentiality restrictions binding on the relevant Finance Party) prior to entering into the relevant agreement or arrangement the relevant Lender provides the Company with full details of that proposed sub-participation agreement and any voting, consultation or other rights (directly or indirectly) to be granted to the sub-participant;

(v)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor); and

(vi)	the proposed sub-participant will, under no circumstances, (A) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement, or (B) otherwise have any contractual relationship with, or rights against the Obligors under or in connection with this Agreement (in its capacity as sub-participate under that relevant arrangement), and any sub-participation or sub-contract which occurs in breach of these provisions shall be void and deemed not to have occurred.

(b)	The Company shall be entitled to require the Finance Parties to provide information in reasonable detail regarding the identities and participations of each of the Lenders and any sub-participants under a sub-participation and the relevant Finance Parties shall provide such information as soon as reasonably practical after receipt of such a request, provided that a Lender shall not be required to disclose the identity of a sub-participant under a sub-participation if that Lender retains exclusive control over all rights and obligations in relation to the Commitments (including all Voting Rights) that are the subject of the relevant sub-participation free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligation.

29.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor (but subject to paragraph (d) of Clause 29.2 (Conditions of assignment, transfer or sub-participation), at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including in respect of:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall at any time:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.9	Additional and replacement Issuing Banks

(a)	Any person may with the consent of the Company become an Issuing Bank.

(b)	An Issuing Bank may (with the consent of the Company) resign on giving thirty (30) days’ notice (or such shorter period as the Company may agree) to the Company and the Agent. Any such resignation will not extend to or affect Letters of Credit issued before the resignation.

(c)	A person will only become an Issuing Bank when:

(i)	it delivers an Issuing Bank Accession Agreement to the Agent; and

(ii)	the Agent executes the Issuing Bank Accession Agreement (provided that the Agent shall execute any Issuing Bank Accession Agreement which on its face appears duly completed promptly on receipt).

29.10	Assignments and transfers – Issuing Bank Consent

(a)	The consent of any Issuing Bank appointed in respect of a Facility is required for an assignment or transfer of an Existing Lender’s rights and/or obligations under that Facility (such consent not to be unreasonably withheld or delayed), other than any assignment or transfer to a person with a long term credit rating of at least BBB- or Baa3 (as applicable) according to at least two of Moody’s, S&P and Fitch.

(b)	The rights and obligations of the Existing Lender in respect of any Letter of Credit outstanding on the date of any relevant assignment or transfer will not be assigned or transferred unless that assignment or transfer is permitted pursuant to paragraph (a) above and (if so permitted), the rights and obligations of the Existing Lender and the New Lender pursuant to Clause 7.3 (Indemnities) with respect to any Letter of Credit outstanding on the date of any assignment or transfer and expressed to be the subject of the assignment or transfer in the Assignment Agreement or the Transfer Certificate (as the case may be) shall be adjusted to those which they would have been had such Existing Lender and such New Lender had the Commitments expressed to be the subject of the assignment or transfer in the Assignment Agreement or the Transfer Certificate (as the case may be) on the date that Letter of Credit was issued.

29.11	Maintenance of Register and provision of Assignment Agreements, Transfer Certificates, Additional Facility Notices, Additional Facility Lender Accession Notice, Increase Confirmations and Issuing Bank Accession Agreement

(a)	The Agent shall maintain a copy of each Assignment Agreement, Transfer Certificate, Additional Facility Notice, Additional Facility Lender Accession Notice, Increase Confirmation and Issuing Bank Accession Agreement delivered to it.

(b)	The Agent shall, as soon as reasonably practicable after it has received or executed an Assignment Agreement, Transfer Certificate, Additional Facility Notices, Additional Facility Lender Accession Notice, Increase Confirmation or Issuing Bank Accession Agreement send to the Company a copy of that Assignment Agreement, Transfer Certificate, Additional Facility Notices, Additional Facility Lender Accession Notice, Increase Confirmation or Issuing Bank Accession Agreement. The Agent shall provide, upon the request of the Company, in relation to any specified Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, Increase Confirmation or Issuing Bank Accession Agreement, a copy of such document to the Company within five (5) Business Days of receipt of such request.

(c)	The Agent shall maintain a register (the “Register”) on which it will record the name and addresses of the Lenders, the Commitments of, and the outstanding principal amount of the Utilisations (and stated interest) owing or attributable to each Lender pursuant to the terms of this Agreement from time to time.

(d)	The entries in the Register shall be conclusive and binding for all purposes absent manifest error, and the Obligors, the Holdco Guarantors, the Security Providers, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender hereunder for all purposes of this Agreement. Any failure to make or update the Register, or any error in the Register, will not affect any Obligor’s or Holdco Guarantor’s or Security Provider’s obligations in respect of the Utilisations.

(e)	The Agent will promptly update the Register on the relevant Transfer Date or Accession Date.

(f)	The Register shall be available for inspection by the Company, at any reasonable time and from time to time upon reasonable prior notice and the Agent will provide a copy of the Register to the Company on request within five (5) Business Days and in any event at six (6) monthly intervals from the date of this Agreement.

29.12	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.5 (Procedure for Transfer) or any assignment pursuant to Clause 29.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.12, have been payable to it on that date, but after deduction of the Accrued Amounts.

29.13	Accession of Additional Facility Lender

Any person which provides Additional Facility Commitments or an Additional Facility Loan shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time, become a Party to this Agreement as a Lender by executing an Additional Facility Lender Accession Notice.

29.14	Luxembourg Provisions

Each Party hereby expressly accepts and confirms, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under and made in accordance with the provisions of this Agreement, the Finance Documents to which such party is a party, any Security and the guarantee given under this Agreement or any Finance Documents shall be preserved for the benefit of any assignee. The relevant Party shall to the extent necessary, as soon as reasonably practicable after it has executed an Assignment Agreement, send to the relevant Luxembourg Obligor a copy of that Assignment Agreement. Each Obligor specifically recognises hereby that the sending of a copy to the Company of such Assignment Agreement pursuant to paragraph (b) of Clause 29.11 (Maintenance of Register and provision of Assignment Agreements, Transfer Certificates, Additional Facility Notices, Additional Facility Lender Accession Notice, Increase Confirmations and Issuing Bank Accession Agreement) above shall be deemed in relation to the Finance Documents sufficient to fulfil the notification requirement of Article 1690 of the Luxembourg Civil Code (to the extent applicable).¶

30.	RESTRICTIONS ON DEBT PURCHASE TRANSACTIONS

30.1	Debt Purchase Transactions

(a)	Neither an Investor Affiliate nor a member of the Group may (and the Company shall ensure that no member of the Group will):

(i)	enter into any Debt Purchase Transaction; or

(ii)	beneficially own all or any part of the share capital of a company that is, a Lender or a party to a Debt Purchase Transaction.

If any Debt Purchase Transaction is carried out in breach of this Clause 30, such Debt Purchase Transaction shall be void and deemed to have not occurred.

(b)	Nothing in this Clause 30 shall apply to an Independent Debt Fund.

30.2	Disenfranchisement of members of the Group, Unrestricted Subsidiaries or an Investor Affiliates

Each member of the Group, Unrestricted Subsidiary or Investor Affiliate that becomes a Lender pursuant to Clauses 2.2 (Additional Facility) or 2.3 (Increase) and each such person that provides a Facility or has a Commitment transferred to it or a Commitment is assumed by it in accordance with this Agreement (including, without limitation, any Additional Facility) irrevocably acknowledges and agrees that (for so long as it remains an Investor Affiliate, Unrestricted Subsidiary or a member of the Group):

(a)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same;

(b)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders;

(c)	in ascertaining the Majority Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents such Commitment owned by such member of the Group, Unrestricted Subsidiary or Investor Affiliate (as applicable) shall be deemed to be zero; and

(d)	subject to paragraph (a) above, for the purposes of Clause 41.2 (All Lender Matters), such member of the Group, Unrestricted Subsidiary or Investor Affiliate (as applicable) shall be deemed not to be a Lender,

(e)	provided that, in each case, such consent, waiver, amendment or other vote:

(f)	does not result or is not intended to result in any Commitment of that member of the Group, Unrestricted Subsidiary or Investor Affiliate under a particular Facility being treated in any manner which is inconsistent with the treatment proposed to be applied to any other Commitment under such Facility; or

(g)

is not materially detrimental (in comparison to the other Finance Parties) to the rights and/or interests of that member of the Group, Unrestricted Subsidiary or Investor Affiliate solely in its capacity as a Finance Party (and, for the avoidance of doubt, excluding its interests as a holder of equity in the Company (whether directly or indirectly)), and each member of the Group, Unrestricted Subsidiary or Investor Affiliate (as applicable) upon becoming a

Party expressly agrees and acknowledges that the operation of this paragraph shall not of itself be so detrimental to it in comparison to the other Finance Parties or otherwise.

31.	CHANGES TO THE OBLIGORS

31.1	Assignment and transfers by Obligors

Notwithstanding any provision of this Agreement, no Obligor or Holdco Guarantor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents (other than in accordance with Clause 31.2 (Additional Borrowers) to Clause 31.4 (Additional Guarantors) or pursuant to a Permitted Reorganisation or as otherwise expressly permitted by the terms of this Agreement).

31.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.3 (“Know your customer” checks), the Company may request that any member of the Group (or any person which will, on or prior to becoming a Borrower, be a member of the Group) becomes a Borrower under an Original Facility or an Additional Facility. That member of the Group shall become a Borrower under the relevant Original Facility or an Additional Facility if:

(i)	it is:

(A)	incorporated in the same jurisdiction as another approved or existing Borrower;

(B)	identified in the Structure Memorandum as being the jurisdiction of incorporation of a Borrower;

(C)	incorporated in an Approved Jurisdiction;

(D)	in the case of a member of the Group which will borrow under an Ancillary Facility only, approved by the relevant Ancillary Lender (acting reasonably); or

(E)	otherwise approved by all of the Lenders (acting reasonably) participating in the relevant Facility;

(ii)	the Company, or the acceding Borrower, delivers to the Agent a duly completed and executed Accession Deed;

(iii)	the Company confirms that no Event of Default has occurred and is continuing or would occur as a result of that member of the Group becoming an Additional Borrower;

(iv)	it is already a Guarantor or, if required by the Agent (acting on instruction of Majority Lenders and in accordance with the Agreed Security Principles) it becomes a Guarantor in accordance with Clause 31.4 (Additional Guarantors) prior to or at the same time as becoming a Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and only on the instructions of the Majority Lenders participating in the relevant Facility to which it will be a Borrower under each also acting reasonably).

(b)	The Agent shall in connection with any accession of a Borrower under this Clause 31.2:

(i)	use reasonable endeavours to agree and/or confirm satisfaction of the documents and evidence to be received by it pursuant to Part II of Schedule 2 (Conditions Precedent) within any time period reasonably requested by the Company (or in the absence of such request, promptly); and

(ii)	notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

31.3	Resignation of an Obligor

(a)	The Company may request that an Obligor ceases to be a Borrower by delivering a Resignation Letter to the Agent.

(b)	The Company may request that an Obligor ceases to be a Guarantor by delivering a Resignation Letter to the Agent if:

(i)	that Obligor or any member of the Group which is its Holding Company is the subject of a transaction not prohibited by this Agreement pursuant to which it will cease to be a member of the Group;

(ii)	that Obligor is the subject of a Permitted Reorganisation pursuant to which it is to be liquidated, wound up or dissolved (or pursuant to which it will otherwise cease to exist or will no longer be a Material Company);

(iii)	that Obligor is designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement or any event occurs after which the Obligor is no longer a Restricted Subsidiary;

(iv)	that Obligor is permitted to resign as a guarantor and obligor under the Indenture (as applicable) as in effect on the Closing Date; or

(v)	the Super Majority Lenders have consented to the resignation of that Obligor.

(c)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	in the case of the resignation of a Borrower:

(A)	the Company has confirmed that no Event of Default has occurred and is continuing or would result from the acceptance of the Resignation Letter;

(B)	no amounts utilised by it as a Borrower remain outstanding under this Agreement (or will be outstanding at the time of resignation); and

(C)	it is under no actual or contingent obligations as a Borrower under this Agreement (for the avoidance of doubt, excluding any general obligation to comply with the terms of this Agreement); or

(ii)	in the case of the resignation of a Guarantor:

(A)	the Company has confirmed that no Event of Default has occurred and is continuing or would result from the acceptance of the Resignation Letter;

(B)	that Guarantor is not a Borrower (unless it will also cease to be a Borrower at or prior to the time at which its resignation as a Guarantor becomes effective); and

(C)	no payment is due and payable from that Guarantor under Clause 23.1 (Guarantee and Indemnity); or

(iii)	where the relevant Obligor is resigning as both a Borrower and a Guarantor, each of the conditions set out in this paragraph (c) are satisfied.

(d)	Subject to paragraph (e) below, upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower or a Guarantor, that entity shall cease to be a Borrower or a Guarantor (as applicable) and shall have no further rights or obligations (whether actual or contingent) under the Finance Documents as a Borrower or a Guarantor (as applicable).

(e)	The resignation of a Borrower shall not be effective until the date of or until the confirmation of the Company referred to in paragraph (c)(i)(A) above is received, at which time that entity shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(f)	At the request of the Company, the Lenders shall execute as many documents as are necessary to document the resignation and release of the relevant Borrower or Guarantor, as applicable, from any liability whatsoever arising from this Agreement and the rest of the Finance Documents, including in the case of a Spanish Borrower or Spanish Obligor, any Spanish public document that is required for these purposes.

31.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.3 (“Know your customer” checks), the Company may request that any of its Subsidiaries become a Guarantor.

(b)	A member of the Group shall become a Guarantor if, subject to the Agreed Security Principles:

(i)	the Company, or the acceding Guarantor, delivers to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and only on the instructions of the Majority Lenders each also acting reasonably) other than all such documentation and evidence that relates to the granting of Transaction Security provided that such documentation and evidence shall be required to be delivered at the time such Transaction Security is granted in accordance with 27.8 .(Guarantees and Security) instead of at the time that such member of the Group becomes a Guarantor.

(c)	The Agent shall in connection with any accession of a Guarantor under this Clause 31.4:

(i)	use reasonable endeavours to agree and/or confirm satisfaction of the documents and evidence to be received by it pursuant to Part II of Schedule 2 (Conditions Precedent) within any time period reasonably requested by the Company (or in the absence of such request, promptly); and

(ii)	notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(d)	The Agent may agree with the Company that the requirements under paragraph (b)(ii) above are to be delivered and/or satisfied at a date later than the date on which the relevant entity becomes an Additional Guarantor.

32.	ROLE OF THE AGENT, THE ARRANGERS, THE ISSUING BANK AND OTHERS

32.1	Appointment of the Agent

(a)	Each of the Arrangers, the Lenders and the Issuing Bank(s) appoints the Agent to act as its agent and attorney-in-fact under and in connection with the Finance Documents.

(b)	Each of the Arrangers, the Lenders and the Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities, confirmation, determinations, approvals, satisfactions, opinions and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions expressly including appearing before notaries to grant or execute any public or private deed related to this mandate (including without limitation, any Spanish public document) and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, documents of amendment or ratification of this Agreement).

(c)	A Finance Party that cannot authorise or empower, or has not authorised or empowered, the Agent to act on its behalf, irrevocably undertakes to appear and execute with the Agent to enable the Agent to exercise any right, power, authority or discretion vested in it as Agent pursuant to this Agreement and to execute any document or instrument (including, without limitation, any Spanish public document).

(d)	In addition, for Mexican law purposes, each Arranger, Lender and Issuing Bank hereby grants to the Agent a comisión mercantil con representación in accordance with Articles 273, 274, and other applicable Articles of the Commerce Code (Código de Comercio) of Mexico to act on its behalf as its agent in connection with the Finance Documents, in the terms and for the purposes set forth in this Clause 32.

32.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lender if the relevant Finance Document stipulates the matter is a Super Majority Lender decision;

(C)	the applicable Lenders forming part of an affected class if the relevant Finance Documents stipulates the matter is a decision for that affected class of Lenders; and

(D)	in all other cases, the Majority Lenders;

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion (acting reasonably and in good faith) require for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

32.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 29.11 (Maintenance of Register and provision of Assignment Agreements, Transfer Certificates, Additional Facility Notices, Additional Facility Lender Accession Notice, Increase Confirmations and Issuing Bank Accession Agreement) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender), paragraph (b) above shall not apply to any Assignment Agreement, Transfer Certificate, Additional Facility Notice, Additional Facility Lender Accession Notice, Increase Confirmation or any Issuing Bank Accession Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(h)	The Agent shall provide to the Company within five (5) Business Days of a request by the Company (acting reasonably), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(i)	Upon the Agent becoming an Impaired Agent each Lender shall be given a copy of the list of Lenders by the Borrower.

(j)	In connection with the ratification and incorporation of any Finance Document into a Spanish public document, the Agent shall act as the agent of each Finance Party and is hereby authorised on behalf of each Finance Party to enter into, enforce the rights of each Finance Party under and generally represent each Finance Party in respect of the granting of a Spanish public document.

32.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Arrangers and/or any Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arrangers, any Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group

The Agent, the Security Agent, the Arrangers, each Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Company and any member of the Group.

32.7	Rights and discretions

(a)	The Agent, the Security Agent and each Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from or on behalf of the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in such capacity) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under paragraph 1 of Section 1 of Schedule 16 (Events of Default));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Company or all the Obligors, the Holdco Guarantors or the Security Providers.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be required.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent may:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of an Increased Costs Lender, a Non-Consenting Lender, a Non-Acceptable L/C Lender, a Defaulting Lender and/or a Non-Funding Lender to the Company and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or any Issuing Bank are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any applicable law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender for the purpose of paragraph (a)(ii) of Clause 16.2 (Market disruption).

32.8	Responsibility for documentation

None of the Agent and the Security Agent, the Arrangers, any Issuing Bank or any Ancillary Lender is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Issuing Bank, an Ancillary Lender, the Company, an Obligor or any other person given in or in connection with any Finance Document, Structure Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or any Ancillary Lender), none of the Agent, any Issuing Bank, or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct or breach of the Finance Documents;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, an Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or an Ancillary Lender, in respect of any claim it might have against the Agent, an Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, an Issuing Bank or any Ancillary Lender may rely on this Clause 32.10 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

32.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d)) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 18.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(i)	the information supplied by the Agent pursuant to Clause 18.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(ii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor

Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.14	Resignation of the Issuing Bank

(a)	An Issuing Bank may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively an Issuing Bank may resign by giving thirty (30) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Issuing Bank (acting through an office in the United Kingdom). The Issuing Bank’s resignation notice shall take effect immediately upon the expiry of such thirty (30) day notice period unless a successor Issuing Bank has not been appointed in which case such notice shall be ineffective until a successor Issuing Bank has been appointed.

(c)	If the Majority Lenders have not appointed a successor Issuing Bank in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Issuing Bank (after consultation with the Company) may (but shall have no obligation to) appoint a successor Issuing Bank (acting through an office in the United Kingdom).

(d)	The retiring Issuing Bank shall, at its own cost, make available to any successor Issuing Bank such documents and records and provide such assistance as the successor Issuing Bank may reasonably request for the purposes of performing its functions as Issuing Bank under the Finance Documents.

(e)	The Issuing Banks resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the resignation of the Issuing Bank having become effective in accordance with paragraph (b) above, the retiring Issuing Bank shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 32.

(g)	Any successor Issuing Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Issuing Bank had been an original Party.

(h)	The Company may, by notice to the Issuing Bank, require it to resign in accordance with paragraph (b) above. In this event, the Issuing Bank shall resign in accordance with paragraph (b).

32.15	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

32.16	Relationship with the Lenders

(a)	Subject to Clause 29.12 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

Unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(iii) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.17	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, each Issuing Bank and Ancillary Lender confirms to the Agent, the Arrangers, each Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group, each Holdco Guarantor and each Security Provider;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Transaction Security;

(d)	the adequacy, accuracy and/or completeness of the Structure Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters, certificates or reports already accepted by the Arrangers or Agent) the terms of any reliance letter, hold harmless letter or engagement or similar letters relating to the Structure Memorandum or any reports, certificates or letters provided by accountants, auditors, legal counsels or other persons in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of the Structure Memorandum or reports, certificates or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.20	Role of the Security Agent

(a)	The Security Agent shall, at all times, act in accordance with the terms set forth in the Intercreditor Agreement.

(b)	The declaration of trust pursuant to which the Security Agent declares itself trustee of the Transaction Security (to the extent permitted by the applicable law), which it will hold on trust for the Secured Parties, is contained in the Intercreditor Agreement.

(c)	In acting or otherwise exercising its rights or performing its duties under any of the Finance Documents, the Security Agent shall act in accordance with the provisions of this Agreement and the Intercreditor Agreement and shall seek any necessary instruction or direction from the Agent. In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in this Agreement and the Intercreditor Agreement.

(d)	In the event there is an inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the “Security Agent Provisions”) as contained in this Agreement and/or the Intercreditor Agreement, on the one hand, and in any of the other Finance Documents, on the other hand, the Security Agent Provisions contained in this Agreement and/or the Intercreditor Agreement shall prevail and apply.

(e)	The Security Agent is hereby authorised by the Secured Parties to sign or countersign any Assignment Agreement, Transfer Certificate, Additional Facility Notice, Additional Facility Lender Accession Notice, Increased Confirmation or Issuing Bank Accession Agreement or similar document in connection therewith without investigation or inquiry, if, on its face, it appears to conform to the form contemplated in this Agreement.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; or

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim unless expressly specified in the other provisions of this Agreement; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	SHARING AMONG THE LENDERS

34.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers (including by way of set-off) any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor unless and to the extent such treatment would otherwise be prohibited by any limitation set out in Clause 23 (Guarantee and Indemnity).

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor, unless and to the extent such treatment would otherwise be prohibited by any limitation set out in Clause 23 (Guarantee and Indemnity).

34.5	Exceptions

(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.6	Ancillary Lenders

This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 28.6 (Acceleration). Following service of notice under Clause 28.6 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

35.	PAYMENT MECHANICS

35.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies by not less than five (5) Business Days’ notice.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

35.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 35.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 35.2 (Distributions by the Agent).

35.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arrangers, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

(d)	Notwithstanding paragraphs (a) to (c) above or any other term of the Finance Documents, amounts received from any Guarantor shall not be applied to any obligation that is an Excluded Swap Obligation of such Guarantor.

35.7	Set-off by Obligors

(a)	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made, save to the extent contemplated in Clause 10.1 (Repayment of Loans) and Clause 18.4 (Tax Credit), without (and free and clear of any deduction for) set-off or counterclaim (provided that nothing in the Finance Documents shall prevent, or shall be construed so as to prevent, any member of the Group (a) setting-off any amount or payment due from a Defaulting Lender against any amount or payment owed by a member of the Group and provided further that in the event of any such set-off by a member of the Group, for the purposes of the Finance Documents, the Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only payments due to the relevant Defaulting Lender and/or (b) exercising any right of counterclaim against a Defaulting Lender or any amount or payment due from a Defaulting Lender).

(b)	The Agent shall not be liable in any way for any action taken by it pursuant to paragraph (a) above and, for the avoidance of doubt, the provisions of Clause 32.10 (Exclusion of Liability) shall apply in relation thereto.

35.8	Business Days

(a)	Any payment which is due to be made under the Finance Documents on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred (unless otherwise agreed with the Party to which such payment is to be made).

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.10	Change of currency

(a)	Unless otherwise prohibited by law, if a single currency or currency unit becomes the lawful currency of two or more countries or if a single currency or currency unit ceases to be the lawful currency of one or more country or if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country (or, as the case may be, the relevant single currency) shall be translated into, or paid in, the currency or currency units of that country designated by the Agent (after consultation with the affected Lenders and the Company and in each case acting reasonably); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank or as otherwise imposed by law for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably), or at such other rate as may be agreed by the Company and the Agent (each acting reasonably, in good faith and in accordance with the provisions of sub-paragraph (i) above).

(b)	Without prejudice to paragraph (a) above, if a change in any currency of any relevant country occurs (or if a single currency or currency unit ceases to be the lawful currency of one or more country) after the date of this Agreement, the Finance Documents will be amended to the extent to which the Agent, acting reasonably and in good faith and after consultation with the Company, determines to be necessary to satisfy the requirements of, and reflect the matters contemplated by, paragraph (a) above, to reflect the change in currency or any generally accepted financial conventions and market practice in the Relevant Interbank Market relating to dealing in any new currency and, in each case, so far as is reasonably practicable, to put the Obligors in no worse a position than that which they would have been had such change or event not taken place. Any such changes agreed upon in writing by the Agent and the Company shall be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments And Waivers).

35.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion (acting reasonably and in good faith), it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments And Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36.	SET-OFF

(a)	Provided that an Event of Default has occurred and is continuing, a Finance Party may set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off (observing in relation to a Brazilian Guarantor, the applicable Brazilian foreign exchange and regulatory rules).

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

37.	NOTICES

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

37.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified in its signature page to this Agreement;

(b)	in the case of each Lender, each Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified in its signature page to this Agreement,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

37.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent. The Company may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 37.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective in accordance with paragraphs (a) to (d) above after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

37.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 37.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications shall be made and notices given to or by all the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender or an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means if the Agent, the Security Agent, the relevant Lender and the relevant Obligor (as applicable):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed given by each person which is a Party at the date of this Agreement);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or, as the case may be, the Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective in accordance with paragraphs (a) and (b) above after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.

(d)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 37.6.

37.7	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication (and each Lender shall be deemed to accept this method of communication unless it has expressly notified the Agent to the contrary) by posting (either directly or by way of another Finance Party posting) this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, if requested by the Agent, the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company (or the Finance Party operating the Designated Website) shall promptly upon becoming aware of its occurrence notify the Agent (unless the Agent is operating the Designated Website) if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten (10) Business Days of receiving written details from the Agent.

37.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents (other than the constitutional documents of any Obligor) provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent (acting reasonably), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	CALCULATIONS AND CERTIFICATES

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

(a)	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b)	Where any person gives a certificate on behalf of any parties to the Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

39.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

41.	AMENDMENTS AND WAIVERS

41.1	Required consents

(a)	This Clause 41 is subject to the terms of the Intercreditor Agreement.

(b)	Subject to the other provisions of this Clause 41 (including Clause 41.2 (All Lender Matters) to Clause 41.5 (Other Exceptions) and Clause 41.9 (Implementation of Additional Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees)) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(c)

The Agent (or, if applicable, the Security Agent) may effect, on behalf of any Finance Party, any amendment, waiver, consent or release permitted by this Clause 41 and any amendment waiver, consent or release made or effected in accordance with the provisions of this Clause 41, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent the authority referred to in this Agreement it shall be obliged to appear with the Agent, upon the request of the Agent, to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the

Agent, including to participate in the negotiation and execution of the documents, either in public or private that may be required for the execution and effectiveness of the provisions contained in this Agreement.

(d)	Each Finance Party irrevocably and unconditionally authorises and instructs the Agent without any further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received in accordance with this Clause 41 (or on such later date as may be agreed by the Agent and Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 41 (or on such later date as may be agreed by the Agent and Company).

(e)	The Company may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 41 and each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (e), require the consent of all of the Guarantors.

41.2	All Lender Matters

Subject to Clause 41.4 (Structural Change), Clause 41.5 (Other Exceptions), Clause 41.9 (Implementation of Additional Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees) and other than as expressly permitted by the provisions of this Agreement (including this Clause 41) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Change of Control”, “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(b)	any provision which expressly requires the consent of all the Lenders;

(c)	Clause 2.4 (Finance Parties’ rights and obligations);

(d)	any obligation on an Obligor to make a prepayment pursuant to Clause 12.1 (Exit) and Clause 12.2 (Note Purchase Condition) subject to the rights of Lenders to waive any requirement to be prepaid in accordance with paragraph (c) of Clause 41.5 (Other Exceptions) below;

(e)	Clause 29 (Changes to the Lenders) to the extent further restricting or limiting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents or imposing additional conditions on such rights;

(f)	Clause 34 (Sharing among the Lenders);

(g)	this Clause 41; and

(h)	any amendment (other than any Permitted Structural Adjustment) to the order of priority or subordination under the Intercreditor Agreement to the extent such amendment or waiver (or any consent or release to be agreed thereunder or in relation thereto) would adversely affect the interests of the Lenders under this Agreement (in their capacity as such) and any Permitted Structural Adjustment shall not be deemed to adversely affect the interests of the Lenders, shall not be made without the prior consent of all the Lenders unless, in each case, any amendment, waiver, consent or release is required to implement or reflect any Permitted Structural Adjustment.

41.3	Super Majority Lender Matters

Subject to Clause 41.4 (Structural Change), Clause 41.5 (Other Exceptions), Clause 41.9 (Implementation of Additional Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees) and other than as expressly permitted by the provisions of this Agreement (including this Clause 41) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 23 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(b)	the release of all or substantially all of:

(i)	any guarantee and indemnity granted under Clause 23 (Guarantee and Indemnity); or

(ii)	any Transaction Security,

shall not be made without the prior consent of the Super Majority Lenders, in each case, unless:

(A)	that release is conditional upon or is to become effective on or following the prepayment and cancellation in full of all amounts due and owing under the Finance Documents;

(B)

the Company certifies that such release is required to effect or, implement a disposal, the incurrence of any Indebtedness (and grant of any Security in connection therewith), or a Permitted Reorganisation or Permitted Transaction permitted under and in accordance with the terms of this Agreement (including, in the case of such a disposal of shares in an Obligor, the release of not only any Transaction Security over those shares but also any guarantee or Transaction Security granted by that Obligor or any of its Subsidiaries), provided that if that disposal, financing, Permitted Reorganisation or Permitted Transaction is not immediately consummated, a new guarantee and new Transaction Security on the same terms as those released is immediately granted over the assets which were released from such Transaction Security;

(C)	such release is pursuant to a resignation of an Obligor which resigns as a Guarantor in accordance with the provisions of Clause 31.3 (Resignation of an Obligor);

(D)	that release is required to effect or implement a Permitted Structural Adjustment (or otherwise expressly permitted by or not prohibited (or otherwise approved) by this Agreement) provided that, where applicable, any such release shall be without prejudice to any obligation under this Agreement to provide replacement Transaction Security);

(E)	such action is otherwise expressly permitted by or not prohibited (or otherwise approved) under the provisions of clauses 14 (Non-Distressed Disposals, Distressed Disposals and Disposal Proceeds) and 17 (New Debt Financings) of the Intercreditor Agreement; or

(F)	that release is otherwise contemplated under (and made in accordance with) the Intercreditor Agreement or this Agreement and/or made or permitted pursuant to (and implemented in accordance with) another provision of the Finance Documents, and, in each case, the Company confirms that (x) such release is permitted under the terms of the Notes and (y) has been or is or will be simultaneously given and as a result no consent, sanction, authority or further confirmation from any Secured Party for that release shall be required and the Security Agent is irrevocably authorised and instructed to take such action provided for in this Clause 41.3 and pursuant to and in accordance with the provisions of the Intercreditor Agreement.

41.4	Structural Change

(a)	For the purposes of this Agreement:

“Existing Tranche” means any Commitment in respect of, and any Loan made under, an existing Facility;

“New Tranche” means any additional tranche, loan, facility or commitment; and

“Structural Change” means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:

(i)	the introduction of a New Tranche in any currency or currencies (including by way of subdivision of an existing tranche or Facility) under this Agreement which ranks pari passu with, or junior to, the Original Facilities;

(ii)	any increase in, or addition to or extension of any Commitment or Total Commitment of any Lender other than in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase);

(iii)	any extension of the Availability Period in respect of any Commitment of any Lender;

(iv)	any redenomination into another currency of any Commitment of any Lender (other than with respect to a Withdrawal Event);

(v)	a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees or commission or other amount owing or payable to a Lender under the Finance Documents;

(vi)	any extension to the date of payment of any amount owing or payable to a Lender under the Finance Documents;

(vii)	any amendment to, or change in, the currency of any payment of principal, interest, fees, commission or other amount owing or payable to a Lender under the Finance Documents (other than with respect to a Withdrawal Event); or

(viii)	any change (including changes to, the taking of or the release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements), consequential on, incidental to or required to implement or effect or reflect any of the adjustments referred to in paragraphs (i) to (vii) above (inclusive).

(b)	If any amendment, waiver or consent is a Structural Change, that amendment, waiver or consent shall only require the prior consent of the Company and each Lender that is participating in that Structural Change and shall not require the consent of any other Lender.

(c)	A proposed Structural Change which would have the effect of amending or altering the agreed priority or subordination provisions in clauses 2.1 (Creditor Liabilities) and 2.2 (Transaction Security) of the Intercreditor Agreement as between different classes of debt may not be made other than in accordance with the provisions of Clause 26 (Consents, Amendments and Override) of the Intercreditor Agreement.

41.5	Other Exceptions

(a)	Notwithstanding anything to the contrary, no consent from any Lenders shall be required in connection with the implementation of (and any related amendment as part of the implementation of) any Permitted Structural Adjustment and any amendment, waiver, consent or release of a Finance Document made in connection with such Permitted Structural Adjustment shall be binding on all Parties without further consent, sanction, authority or other confirmation of any Party.

(b)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall only require the consent of the Majority Lenders, Super Majority Lenders, all Lenders or all Lenders forming part of that affected class (as applicable) as if references in this paragraph to “Majority Lenders”, “Super Majority Lenders” or “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (a) above.

(c)	Each individual Lender may waive its right to a prepayment (including, without any limitation, by way of amendment or waiver to any of the provisions) under Clause 12.1 (Exit) and Clause 12.2 (Note Purchase Condition) or any other amounts which have become due and payable to it under this Agreement or any other Finance Documents.

(d)	A Declared Default, an Event of Default or Default may be revoked or waived (as applicable) with the consent of the Majority Lenders provided that a non-payment Event of Default under paragraph (a) of Section 1 of Schedule 16 (Events of Default) may not be waived without consent of each Lender to which the relevant overdue payment is owing. Any notice, demand, declaration or other step or action taken under or pursuant to Clause 28.6 (Acceleration) may be revoked with the consent of the Majority Lenders.

(e)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

(f)	No amendment or waiver of a term of any Fee Letter or other side letter shall require the consent of any Finance Party other than the parties to such Fee Letter or side letter.

(g)	Subject to compliance with Clause 9.3 (Terms of Ancillary Facilities), no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender.

(h)	Notwithstanding anything to the contrary, no amendment or waiver of this Agreement or any other Finance Document made or effected in accordance with the provisions of, Clause 2.2 (Additional Facility) or Clause 2.3 (Increase) shall require the consent, sanction, authority or further confirmation of any Finance Party (unless expressly required under the provisions of such Clauses) and shall be binding on all Parties.

(i)	Any term of the Finance Documents (other than any Fee Letter or any Ancillary Document) may be amended or waived by the Company and the Agent (or, if applicable, the Security Agent) without the consent, sanction, authority or further confirmation of any other Party if that amendment or waiver is :

(i)	to cure defects or omissions, resolve ambiguities or inconsistencies (including any manifest error) or reflect changes of a minor, technical or administrative nature;

(ii)	to make any amendments to any term or definition of Schedule 14 (Information Undertakings) to Schedule 17 (New York Law Definitions) to provide for any change to conform the provisions of these schedules to the terms of the Indenture as of the Closing Date;

(iii)	consequential on, incidental to, or required to implement an approved amendment, waiver, consent or release provided that such waiver or amendment does not adversely affect the interests of the other Lenders whose consent is not required for the applicable amendment; or

(iv)	otherwise for the benefit of all of the Lenders.

(j)	An amendment or waiver which relates adversely to the specific rights or obligations of the Agent, the Arrangers, any Issuing Bank, the Security Agent or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers, any Issuing Bank, such Security Agent or the relevant Ancillary Lender provided that nothing in this provision shall entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under Clause 41.9 (Implementation of Additional Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees) and clause 17 (New Debt Financings) of the Intercreditor Agreement or another provision of the Finance Documents.

(k)	Any amendment or waiver which relates only to the provisions governing transfers, assignments or sub-participations by Lenders and which makes such provisions more restrictive for any of the Lenders shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

(l)	If the Company or the Agent (at the request of the Company) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Lenders under the terms of this Agreement, then in the case of:

(i)	any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent;

(ii)	any Excluded Lender, on and from the Exclusion Date; and

(iii)	any other Non-Consenting Lender and its applicable participation, (without prejudice to paragraph (ii) above), on and from the date such Lender is replaced in accordance with the provisions of Clause 41.7 (Replacement of Lender), a consent or agreement to such request shall be treated and deemed as having been made by such Finance Party and Non-Consenting Lender and received by the Agent, and (unless otherwise agreed by the Company or stipulated by the relevant Lender), subject to paragraph (m) below, such consent or agreement shall from such time be irrevocable and binding on such Finance Party, Excluded Lender and Non-Consenting Lender (as applicable) and any permitted assignee, transferee or counterparty to a sub-participation.

(m)	Any Finance Party (not being an Excluded Lender) or its permitted assignee or transferee that has expressly not consented or not agreed to a request for an amendment, waiver, consent or release shall always have the right to change or revoke their decision and subsequently deliver to the Agent a consent or agreement to such request at any time during the period for which the vote and request process is open for consents and acceptances as notified by the Agent to such Lender (and subject to any extension of such period as agreed between the Company and the Agent).

41.6	Non-Responding Lender (“Snooze you lose”)

If:

(a)	any Lender fails to accept or reject a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within ten (10) Business Days (unless the Company and the Agent agree to a longer time period in relation to any request including where such longer time period may be agreed following the submission of such request) of that request being made (such Lender being a “Non-Responding Lender” and the last day of such period, being the “Exclusion Date”); or

(b)	any Lender fails to assist with any step required to implement the Company’s right to prepay or to replace that Lender pursuant to and as contemplated by Clause 41.7 (Replacement of Lender) within two (2) Business Days of a specific request to do so by the Company, then, in each case, that Lender (an “Excluded Lender”) shall be automatically excluded from participating in that vote, and its Commitment and/or participation shall not be included (or, as applicable, required) for the purpose of calculating the Total Commitments or participations under a Facility, and the Excluded Lender will not be treated as a Lender when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments, participations and/or the number of Lenders or agreement of any specified group of Lenders has been obtained to approve that request.

41.7	Replacement of Lender

(a)	If at any time any Finance Party becomes:

(i)	a Non-Consenting Lender;

(ii)	a Non-Funding Lender;

(iii)	an Increased Costs Lender; or

(iv)	Non-Acceptable L/C Lender,

then the Company may, on not less than five (5) Business Days prior written notice (a “Replacement Notice”) to the Agent and such Finance Party (a “Replaced Finance Party”):

(A)	replace such Replaced Finance Party by requiring such Replaced Finance Party to (and such Replaced Finance Party shall) transfer pursuant to Clause 29 (Changes to the Lenders) on such dates as specified in the Replacement Notice all (and not part only) of its rights and obligations under this Agreement to one or more Lenders or other persons (each a “Replacement Lender”) selected by the Company and, in the case of any transfer or assignment of a Commitment or participation in a Utilisation which is in accordance with the provisions of paragraph (a) of Clause 29.10 (Assignments and transfers – Issuing Bank Consent), which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Finance Party (including the assumption of the Replaced Finance Party’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Finance Party) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Finance Party’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such transferred participation (the “Replacement Amount”);

(B)	prepay (or procure that another member of the Group prepays) on such date(s) specified in the Replacement Notice all or any part of that Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)	cancel all or part of any undrawn Commitments or Ancillary Commitments of that Replaced Finance Party on such date(s) specified in the Replacement Notice,

provided that, in each case, the Company or any other member of the Group shall not be required to pay any prepayment fees or penalties (however described) payable under this Agreement or any other Finance Document to that Non-Consenting Lender, Non-Funding Lender, Increased Costs Lender or Non-Acceptable L/C Lender (as applicable).

(b)	Any notice delivered under paragraph (a) above (or any subsequent notice for this purposes) exercising any rights under paragraph (A) above shall be accompanied by a Transfer Certificate or Assignment Agreement (as the case may be) complying with Clause 29.5 (Procedure for Transfer) or Clause 29.6 (Procedure for assignment) as the case may be and any other related documentation to effect such transfer or assignment, which Transfer Certificate or Assignment Agreement (as the case may be) and any other related documentation to effect such transfer or assignment shall be promptly (and by no later than two (2) Business Days from receiving such Transfer Certificate or Assignment Agreement and any other related documentation to effect such transfer or assignment) executed by the relevant Replaced Finance Party and returned to the Company.

(c)	Notwithstanding the requirements of Clause 29 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Finance Party does not execute and/or return a Transfer Certificate or Assignment Agreement (as the case may be) and any other related documentation to effect such transfer or assignment as required by paragraph (b) within two (2) Business Days of delivery by the Company, the relevant transfer or transfers or assignment or assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the Replacement Amount to the Agent (for the account of the relevant Replaced Finance Party) and the Agent may (and is authorised by each Finance Party to) execute, without requiring any further consent, sanction, authority or further confirmation from any other Party, a Transfer Certificate or Assignment Agreement and any other related documentation to effect such transfer or assignment on behalf of any relevant Replaced Finance Party which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 29.2 (Conditions of assignment, transfer or sub-participation) and Clause 29.5 (Procedure for Transfer) or Clause 29.6 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (c) or paragraph (b) above and, for the avoidance of doubt, the provisions of Clause 32.10 (Exclusion of Liability) shall apply in relation thereto.

(d)	Unless otherwise agreed by the Majority Lenders or provided pursuant to another provision of this Agreement the replacement or prepayment of, a Lender pursuant to this Clause 41.7 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or a Security Agent (in each case in such capacity) pursuant to paragraph (a) above;

(ii)	the Company may only exercise its replacement or prepayment rights pursuant to paragraph (a) above in respect of any relevant Replaced Finance Party within ninety (90) days of becoming entitled to do so (or, if later, on or prior to the date ninety (90) days after the date on which the Company receives notice in writing that such Lender has become a Non-Consenting Lender, a Non-Funding Lender, an Increased Costs Lender or a Non-Acceptable L/C Lender (as the case may be) on each occasion such Lender is a Non-Consenting Lender, a Non-Funding Lender, an Increased Costs Lender or a Non-Acceptable L/C Lender;

(iii)	that prepayment or purchase shall be funded directly or indirectly with New Shareholder Injections and/or the proceeds from any Permitted Debt;

(iv)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender for the purposes of paragraph (a) above; and

(v)	in no event shall a Lender being replaced pursuant to paragraph (a) above be required to pay or surrender to the relevant Replacement Lender (or any other person) any of the fees received by it pursuant to the Finance Documents.

41.8	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment unless otherwise agreed by the Company, in ascertaining the Majority Lenders, the Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Total Commitments, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents:

(i)	that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments; and

(ii)	that Defaulting Lender will not be treated as a Lender for the purposes of Clause 41.2 (All Lender Matters) to Clause 41.5 (Other Exceptions) if it has no participation in any outstanding Utilisations.

(b)	For the purposes of this Clause 41.8, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

41.9	Implementation of Additional Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees

(a)	The Agent and/or the Security Agent, as the case may be, shall, on behalf of the Finance Parties (unless a Finance Party is required under applicable law to do so in its own name, in which case the relevant Finance Party shall) and is hereby authorised to enter into such agreement or agreements with the Obligors and/or the holders of the Liabilities pursuant to any Additional Facility or other Permitted Financing and/or their agents and trustees to enter into any confirmation, amendment, replacement of or supplement to the Finance Documents (including without limitation, any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document, provided that any such release is coupled with a substantially simultaneous re-granting on substantially the same terms or as otherwise contemplated or permitted by this Clause) and/or take any other action (subject to the Agreed Security Principles) as is necessary or appropriate in order to:

(i)	give effect to the terms of any Additional Facility or other Permitted Financing; or

(ii)	facilitate the establishment of any Additional Facility or other Permitted Financing or Permitted Structural Adjustment entered into in compliance with this Agreement,

in each case subject to the provisions of this Clause 41 and provided that such Additional Facility or other Permitted Financing or Permitted Structural Adjustment is permitted by and entered into in compliance with this Agreement and the Intercreditor Agreement (and the Company confirms that is the case).

(b)	The Agent and the Security Agent are irrevocably authorised and instructed by each other Finance Party (without the requirement for any further authorisation or consent from any other Finance Party) to enter into such documentation and take any such action contemplated or permitted by this Clause and shall do so promptly on request and at the expense of the Company. Except where otherwise required by applicable law, any such amendment shall not require the consent of any Finance Party and shall be effective and binding on all Parties upon the execution thereof by the Obligors, each Agent and the Security Agent.

(c)	Each Obligor confirms:

(i)	the authority of the Company to:

(A)	give effect to the terms of any Additional Facility or other Permitted Financing; and

(B)	agree, implement and establish any Additional Facility or other Permitted Financing or Permitted Structural Adjustment in accordance with this Agreement; and

(ii)	that its guarantee and indemnity set out in this Agreement (or any applicable Accession Deed or other Finance Document), any equivalent provision of any other Permitted Financing, and all Security granted by it will (to the extent provided pursuant to the terms of the relevant Additional Facility or other Permitted Financing or Permitted Structural Adjustment) entitle the Lenders under any Additional Facility and the persons providing the Permitted Financing or Permitted Structural Adjustment to benefit from such guarantee and indemnity and such Security (subject only to any applicable limitations on such guarantee and indemnity set out in in Clause 23 (Guarantee and Indemnity) or any Accession Deed or other document pursuant to which it became an Obligor) and extend to include all obligations arising under or in respect of any Additional Facility or other Permitted Financing or Permitted Structural Adjustment as applicable.

(d)	Notwithstanding the foregoing, nothing in this Clause shall oblige the Security Agent, the Agent or any other Finance Party to execute any document if it would impose personal liabilities or obligations on, or adversely affect the rights, duties or immunities of the Security Agent, the Agent or such Finance Party (provided that the incurrence of such Additional Facility or other Permitted Financing or Permitted Structural Adjustment shall not be deemed to adversely affect the rights of any Finance Party) and nothing in this Clause shall be construed as a commitment to advance or arrange any Additional Facility or other Permitted Financing or Permitted Structural Adjustment. The Agent and the Security Agent are authorised and instructed by the Finance Parties to execute any document or take any other action set out in this Clause 41 on behalf of the Finance Parties.

(e)

Subject to the Intercreditor Agreement, if an Obligor disposes of any asset (or any member of the Group disposes of shares in an Obligor or any Holding Company of an Obligor) in a manner not prohibited by the terms of this Agreement (including pursuant to a Permitted Reorganisation, a Permitted Transaction and the implementation of other actions permitted under the Finance Documents whether or not requiring a consent thereunder) or with the prior consent of the Agent (pursuant to the terms of this Agreement) and such asset (or shares) is subject to Transaction Security, the Security Agent and/or the relevant Finance Party(ies) (as applicable) shall, at the cost and request of the Company, release Transaction Security over that asset (or shares) which are the subject of such transaction and, in the case of any such disposal of shares in an Obligor or a Holding Company of an Obligor to a person who is not a member of the Group, over the respective assets of such Obligor and its

Subsidiaries (and the shares in any such Obligor and/or Subsidiary), issue any certificate of non-crystallisation of any floating charge (and carry out any other related action (including related notification and filings for cancelling any registration as may be required in connection with such release of security) that may reasonably be required or considered necessary or desirable in connection with that disposal and release, provided that, in the case of any Permitted Reorganisation, the requirements of the definition of Permitted Reorganisation are complied with.

(f)	The Security Agent is permitted, authorised and (if requested by the Company) shall enter into amendment agreements in relation to the relevant Transaction Security Documents to facilitate (if permitted by law) the automatic release of Transaction Security over assets which are disposed of in connection with a Qualified Securitization Factoring or any other Receivables Facility.

(g)	Provided that such arrangement:

(i)	is legally possible; and

(ii)	the operation of the following provisions are not reasonably likely to have a material adverse effect on: the borrowing, incurring, underwriting, placing, distribution or any other similar action; obtaining any consent, approval, release or waiver or agreement to any amendment in connection therewith (in the good faith judgment of the board of directors of the Company (for which it can conclusively rely on advice and market feedback of the arrangers of the Additional Facility or other Permitted Financing) for any Additional Facility or other Permitted Financing (sub-paragraphs (i) and (ii) together the “Security Condition”), for any Additional Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment to rank in accordance with the Intercreditor Class, then, if and to the extent any Additional Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with such a Permitted Structural Adjustment (which (in each case) are intended to be (and which are permitted to be) secured on the Transaction Security) cannot be secured by the then existing Transaction Security Documents (the “Initial Security Documents”)) without the Security under such Initial Security Documents first being released), the Parties agree that any such Liabilities arising from any Additional Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with such a Permitted Structural Adjustment may (to the extent permitted by applicable law, the Security Condition and the Agreed Security Principles) be secured pursuant to the execution of additional security documents (the “Additional Security Documents”)) on a second or lesser ranking basis but will nonetheless be deemed and treated for the purpose of this Agreement and the Intercreditor Agreement (including clause 15 (Application of Proceeds) of the Intercreditor Agreement)) as secured by the Initial Security Documents and the Additional Security Documents pari passu with other Liabilities which would otherwise have the same ranking as contemplated by such Additional Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment.

(h)	In addition, notwithstanding any other term, condition or restriction in any other Finance Document, but subject to the other provisions of this Clause the Parties agree that in order to:

(i)	give effect to the terms of any Additional Facility or other Permitted Financing; or

(ii)	facilitate the establishment of any Additional Facility or other Permitted Financing or Permitted Structural Adjustment entered into in compliance with this Agreement and which is intended to be (and which is permitted to be) secured on the Transaction Security, each Obligor is and the Security Agent is authorised to enter into any new Transaction Security Document and/or amend or waive any terms of an existing Transaction Security Document and/or release any asset from Transaction Security subject to such release being coupled with a simultaneous re-granting and (in each case) subject to the following conditions:

(A)	any new Transaction Security which:

(1)	gives effect to the terms of any Additional Facility or other Permitted Financing; or

(2)	facilitates the establishment of any Additional Facility or other Permitted Financing or Permitted Structural Adjustment entered into in compliance with this Agreement and which is intended to be (and which is permitted to be ) secured on the Transaction Security, shall be (x) subject to the Agreed Security Principles and applicable law, granted in favour of the Security Agent for and on behalf of the relevant Lenders (as applicable) and other creditors (as the case may be) and the then existing Finance Parties; (y) (if applicable) on terms substantially the same (except that it shall also secure the relevant Liabilities arising from any such Additional Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment) as the terms of the existing Transaction Security over equivalent asset(s); and (z) for the purposes of this Agreement, treated as securing amounts not in priority to the then existing Transaction Security; and

(B)	(if the Security Condition is not satisfied) any amendment or waiver of a Transaction Security Document or release or release and re-grant of Transaction Security shall only be undertaken:

(1)	if required as a result of any Additional Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment or to the extent necessary under applicable law to ensure that any Additional Facility or other Permitted Financing and any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment ranks in accordance with the Intercreditor Class; and

(2)	if any asset is to be released from Transaction Security, promptly upon giving effect to that release, subject to the Agreed Security Principles and applicable law, replacement Transaction Security is granted in favour of the Security Agent for and on behalf of the relevant Lenders and other creditors (as the case may be) and the existing Finance Parties on substantially the same terms of the Transaction Security released (except that it shall also secure the relevant Liabilities arising from any such Additional Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment).

(i)	The Transaction Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor and the Security Agent acting in accordance with the Intercreditor Agreement and this Clause 41.9.

(j)	Nothing shall restrict the Finance Parties benefiting from any existing Transaction Security Document from enforcing and/or releasing the existing Transaction Security Documents in accordance with, and to the extent permitted by, this Agreement and the Intercreditor Agreement and subject to the terms of such existing Transaction Security Document.

(k)	Each of the Finance Parties agrees not to take any action to challenge the validity or enforceability of any additional Transaction Security Documents by reason of it being expressed to be second ranking (or any other lower ranking).

(l)	Any decision to enforce any Transaction Security Document shall be taken in accordance with the provisions of the Intercreditor Agreement regardless of the ranking of the relevant Transaction Security.

(m)	No Finance Party benefiting from any existing Transaction Security Document shall incur any liability to the beneficiaries of the additional Transaction Security Documents for the manner of exercise or any non-exercise of their rights, remedies, powers, authority or discretions under such already existing Transaction Security or for any waivers, consents or releases.

(n)	As regards any Transaction Security Documents and Guarantees executed in Spain or Peru, if required to do so, the Finance Parties shall grant a specific power of attorney in favour of the Security Agent, duly notarised and apostilled, in order to authorize the Agent and the Security Agent to execute any amendment of that Transaction Security and guarantees according with the terms of this Clause 41.9.

42.	CONFIDENTIALITY

42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, reinsurers and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Representatives and professional advisers provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to transfer or assign or sub-participate a Commitment to such person, that the Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to transfer, assign or sub-participate a Commitment to such person, that Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to transfer, assign or sub-participate a Commitment to such person, that Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(v)	to whom information is required by law or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.8 (Security over Lenders’ rights);

(vii)	to whom information is required by law to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party;

(ix)	(in the case of the Security Agent) who is a Receiver (as defined in the Intercreditor Agreement); and

(x)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall (acting in good faith) consider appropriate provided that if:

(A)	in relation to paragraphs (b)(i)), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has first entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has first entered into a

Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably and in good faith), it is not practicable so to do in the circumstances, and a copy of any such Confidentiality Undertaking and any amendment thereto shall be provided to the Company within ten (10) Business Days of request by the Company;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers amended to the extent necessary to ensure that it is addressed to, or capable of being relied upon by, the Company without requiring its signature by virtue of reliance on the Third Parties Act and is not capable of being materially amended without the prior written consent of the Company or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party, and a copy of any such Confidentiality Undertaking and any amendment thereto shall be provided to the Company within ten (10) Business Days of request by the Company; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

42.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the governing law of this Agreement;

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	nature of the Facilities;

(x)	currencies of the Facilities;

(xi)	ranking of the Facilities;

(xii)	Termination Date for the Facilities;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, any Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, any Facility and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

This Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42.

42.7	Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document and a counterpart of a Finance Document by email attachment or telecopy shall be an effective mode of delivery.

44.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, except for Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings), Schedule 16 (Events of Default) and Schedule 17 (New York Law Definitions) of this Agreement and any non-contractual obligations arising out of or in connection with those schedules, which shall be interpreted in accordance with the law of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

45.	ENFORCEMENT

45.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”) including in relation to Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings), Schedule 16 (Events of Default) and Schedule 17 (New York Law Definitions) of this Agreement and any non-contractual obligations arising out of or in connection with those schedules.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Subject to paragraph (d) below, this Clause 45.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in a number of jurisdictions.

(d)	Notwithstanding anything to the contrary in this Clause 45.1, with respect to any Dispute involving any Mexican Obligor, each of the parties hereto:

(i)	expressly, irrevocably and unconditionally agrees to submit for itself and its property, to the exclusive jurisdiction of the English courts; and

(ii)	waives any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise.

45.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF (Fax: +44(0) 207 469 2001 Attn: Neel Sachdev/Ben Myers/Marimba Odundo-Méndez) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith).

(c)	An Obligor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document, subject to notifying the Agent accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Agent of such new appointment, the existing process agent may resign.

46.	EXECUTIVE PROCEEDINGS

46.1	Notarial document

(a)	This Agreement, the Intercreditor Agreement, each Spanish Transaction Security and each Accession Deed in respect of any Spanish Obligor as well as any amendments hereto or thereto, will be formalised in a Spanish Public Document to be granted on the date on which the Spanish Transaction Security is formalized and at the cost of the Company.

(b)	Consequently, as from such date, this Agreement will acquire the status of a notarial document for all purposes contemplated in Article 517 of the Spanish Civil Procedural Law (Law 1/2000 of 7th January) (Ley de Enjuiciamiento Civil) (the “Civil Procedure Law”).

46.2	Determination of Debt

For the purpose of the provisions of Article 572 et seq. of the Spanish Civil Procedural Law, it is expressly agreed by the Parties that the determination of the due amounts to be claimed through executive proceedings shall be calculated by the Agent (or the relevant Lender, as the case may be) following its accounting provisions and that any amounts so calculated shall be deemed true, net, due and payable.

46.3	Authority to obtain notarised copies

Each Party hereby expressly authorises the Agent (and any other Finance Party, as appropriate) to request and obtain from the Spanish notary public before whom this Agreement is formalised, any further notarised copy, and the cost of the first copy (primera copia o copia autorizada) of such notarisation shall be borne by the Spanish Obligors. The cost of any further copies (segundas y ulteriores copias) shall be borne by the Finance Parties.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURE PAGES TO THE

SUPER SENIOR REVOLVING CREDIT AGREEMENT

THE COMPANY

/s/ Vishal Jugdeb
ATENTO LUXCO 1 S.A.
as the Company

Name: Vishal Jugdeb

Title: Authorised signatory

Notice Details:

Address:	4 rue Lou Hemmer, L-1748 Luxembourg-Findel

Email:	VJugdeb@baincapital.lu

Attention:	Mr. Vishal Jugdeb

THE ORIGINAL BORROWERS

/s/ Vishal Jugdeb
ATENTO LUXCO 1 S.A. as Original Borrower

Name: Vishal Jugdeb

Title: Authorised signatory

Notice Details:

Address:	4 rue Lou Hemmer, L-1748 Luxembourg-Findel

Email:	VJugdeb@baincapital.lu

Attention:	Mr. Vishal Jugdeb

/s/ José María Pérez-Melber
ATENTO TELESERVICIOS ESPAÑA, S.A.U. as Original Borrower

Name: José María Pérez-Melber

Title: Managing Director and Attorney

Notice Details:

Address:	C/ Santiago de Compostela 94, 6ª planta

Email:	JoseMaria.PerezMelber@atento.com / carmen.ingelmo@atento.com

Attention:	José María Pérez-Melber

/s/ Rodrigo Llaguno Carranco
ATENTO MEXICO HOLDCO, S. DE R.L. DE C.V.
as Original Borrower

Name: Rodrigo Llaguno Carranco

Title: Legal Representative

Notice Details:

Address:	Eje 2 Poniente Monterrey, No. 100, Colonia Roma, Ciudad de México

Email:	rfavela@atento.com

Attention:	Rodrigo Favela Bárcenas

THE ORIGINAL GUARANTORS

/s/ Vishal Jugdeb
ATENTO LUXCO 1 S.A. as Original Guarantor

Name: Vishal Jugdeb

Title: Authorised signatory

Notice Details:

Address:	4 rue Lou Hemmer, L-1748 Luxembourg-Findel

Email:	VJugdeb@baincapital.lu

Attention:	Mr. Vishal Jugdeb

/s/ Vishal Jugdeb
ATALAYA LUXCO MIDCO S.À R.L. as Original Guarantor

Name: Vishal Jugdeb

Title: Authorised signatory

Notice Details:

Address:	4 rue Lou Hemmer, L-1748 Luxembourg-Findel

Email:	VJugdeb@baincapital.lu

Attention:	Mr. Vishal Jugdeb

/s/ Vishal Jugdeb
ATENTO S.A. as Original Guarantor

Name: Vishal Jugdeb

Title: Authorised signatory

Notice Details:

Address:	4 rue Lou Hemmer, L-1748 Luxembourg-Findel

Email:	VJugdeb@baincapital.lu

Attention:	Mr. Vishal Jugdeb

/s/ José María Pérez-Melber
ATENTO TELESERVICIOS ESPAÑA, S.A.U. as Original Guarantor

Name: José María Pérez-Melber

Title: Managing Director and Attorney

Notice Details:

Address:	C/ Santiago de Compostela 94, 6ª planta

Email:	JoseMaria.PerezMelber@atento.com / carmen.ingelmo@atento.com

Attention:	José María Pérez-Melber

/s/ Rodrigo Llaguno Carranco
ATENTO MEXICO HOLDCO, S. DE R.L. DE C.V.
as Original Guarantor

Name: Rodrigo Llaguno Carranco

Title: Legal Representative

Notice Details:

Address:	Eje 2 Poniente Monterrey, No. 100, Colonia Roma, Ciudad de México

Email:	rfavela@atento.com

Attention:	Rodrigo Favela Bárcenas

ATENTO BRASIL S.A. as Original Guarantor

/s/ Mário Mota Câmara	/s/ Alessandro Piero Porro
Name: Mr. Mário Mota Câmara	Title: Mr. Alessandro Piero Porro
Title: Diretor Regional Brasil	Title: Diretor Executivo de Finanças

Notice Details:

Address:	Rua Professor Manoelito de Ornellas, 303, 8o andar, Chácara Santo Antônio, CEP 04719-040

Email:	Alessandro.Porro@atento.com

Attention:	Mr. Alessandro Piero Porro

THE ARRANGERS

/s/ Ricardo Francisco Fernandez de Mazarambroz Arespacochaga	/s/ Angel Gimenez Palazon
BBVA BANCOMER S.A.,	BBVA BANCOMER S.A.,
INSTITUCION DE BANCA MULTIPLE,	INSTITUCION DE BANCA MULTIPLE,
GRUPO FINANCIERO BBVA BANCOMER	GRUPO FINANCIERO BBVA BANCOMER
as Arranger	as Arranger

Name: Ricardo Francisco Fernandez de Mazarambroz Arespacochaga	Name: Angel Gimenez Palazon

Title: Authorized Sigantory	Title: Authorized Sigantory

Notice Details:

Address:	Torre Bancomer Paseo de la Reforma 510, Piso 16, Colonia Juarez, Delegacion Cuauhtemoc 06600, CMDX (Mexico)

Email:	corporate_lending_mex.group@bbva.com; institutional_clients_mex.group@bbva.com

Attention:	Angel Gimenez Palazon

/s/ Charles D. Johnston
GOLDMAN SACHS BANK USA
as Arranger

Name: Charles D. Johnston

Title: Authorized Signatory

Notice Details:

Address:	Peterborough Court, 133 Fleet Street London EC4A 2BB

Email:	LoanDocumentation@LN.email.gs.com; ficc-bankloan-servicing-ldn@gs.com

Attention:	Saymona Sohl, Yajnesh Shetty

/s/ Michael King

MORGAN STANLEY SENIOR FUNDING, INC. as Arranger

Name: Michael King

Title: Vice President

Notice Details:

Address:	Morgan Stanley Loan Servicing 1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231

Email:	msloanservicing@morganstanley.com

Attention:	Morgan Stanley Loan Servicing

THE ORIGINAL LENDERS

/s/ Ricardo Francisco Fernandez de Mazarambroz Arespacochaga	/s/ Angel Gimenez Palazon
BBVA BANCOMER S.A.,	BBVA BANCOMER S.A.,
INSTITUCION DE BANCA MULTIPLE,	INSTITUCION DE BANCA MULTIPLE,
GRUPO FINANCIERO BBVA BANCOMER	GRUPO FINANCIERO BBVA BANCOMER
as Original Lender	as Original Lender

Name: Ricardo Francisco Fernandez de Mazarambroz Arespacochaga	Name: Angel Gimenez Palazon

Title: Authorized Signatory	Title: Authorized Signatory

Notice Details:

Address:	Torre Bancomer Paseo de la Reforma 510, Piso 16, Colonia Juarez, Delegacion Cuauhtemoc 06600, CMDX (Mexico)

Email:	corporate_lending_mex.group@bbva.com; institutional_clients_mex.group@bbva.com

Attention:	Angel Gimenez Palazon

/s/ Charles D. Johnston
GOLDMAN SACHS BANK USA as Original Lender

Name: Charles D. Johnston

Title: Authorized Signatory

Notice Details:

Address:	Peterborough Court, 133 Fleet Street London EC4A 2BB

Email:	LoanDocumentation@LN.email.gs.com; ficc-bankloan-servicing-ldn@gs.com

Attention:	Saymona Sohl, Yajnesh Shetty

/s/ Michael King
MORGAN STANLEY SENIOR FUNDING, INC. as Original Lender

Name: Michael King

Title: Vice President

Notice Details:

Address:	Morgan Stanley Loan Servicing 1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231

Email:	msloanservicing@morganstanley.com

Attention:	Morgan Stanley Loan Servicing

THE ORIGINAL ISSUING BANK

/s/ Ricardo Francisco Fernandez de Mazarambroz Arespacochaga	/s/ Angel Gimenez Palazon
BBVA BANCOMER S.A.,	BBVA BANCOMER S.A.,
INSTITUCION DE BANCA MULTIPLE,	INSTITUCION DE BANCA MULTIPLE,
GRUPO FINANCIERO BBVA BANCOMER	GRUPO FINANCIERO BBVA BANCOMER
as Original Issuing Bank	as Original Issuing Bank

Name: Ricardo Francisco Fernandez	Name: Angel Gimenez Palazon
de Mazarambroz Arespacochaga

Title: Authorized Signatory	Title: Authorized Signatory

Notice Details:

Address:	Torre Bancomer Paseo de la Reforma 510, Piso 16, Colonia Juarez, Delegacion Cuauhtemoc 06600, CMDX (Mexico)

Email:	corporate_lending_mex.group@bbva.com;
institutional_clients_mex.group@bbva.com

Attention:	Angel Gimenez Palazon

THE AGENT

/s/ Ignacio Rodríguez Cobos	/s/ Ma Dolores González González
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.	BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
as Agent	as Agent

Name: Ignacio Rodríguez Cobos	Name: Ma Dolores González González

Title:	Title:

Administration Notice Details:

Address:	BBVA - Agencias - Operaciones Préstamos Sindicados Ciudad BBVA - C/ Azul 4, Edificio Asia Planta 1, 28050 Madrid

Email:	agencias.sindicados@bbva.com graciela.cebrian@bbva.com ignacio.jara.@bbva.com

Attention:	Graciela Cebrián Díaz-Heredero / Ignacio Jara Ortega

Contacts for documentation delivery and monitoring:

Contact details for documentation delivery and monitoring (covenants, transaction security, waivers, amendments, etc.)

Address:	BBVA - Portfolio Monitoring Corporate Loans EMEA & USA Ciudad BBVA, Sauceda Street, 28, Oceania Building, 2nd floor, 28050 Madrid

E-mail:	corporate.monitoring@bbva.com

Attention:	Esther Parramon Jimemez

Telephone Number	+34 91 537 93 64 +34 673488719

THE SECURITY AGENT

/s/ Keith Reader
WILMINGTON TRUST (LONDON) LIMITED as Security Agent

Name: Keith Reader

Title: Authorised Signatory

Notice Details:

Address:	Third Floor, 1King’s Arms Yard, London. EC2R 7AF

Email:	kreader@wilmingtontrust.com / phargreaves@wilmingtontrust.com

Attention:	Keith Reader / Philip Hargreaves